As filed with the Securities and Exchange Commission on October 26, 2006.
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLOMON TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Delaware	3621	52-1812208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689
(727) 934-8778
(Address and telephone number of principal executive offices)

Peter W. DeVecchis, Jr., President
Solomon Technologies, Inc.
1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689
Telephone: (727) 934-8778
(Name, address and telephone number of agent for service)

With copies to:
Ralph W. Norton, Esq.
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Telephone: (212) 468-4800

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share	10,509,618(1)	$1.60(2)	$16,815,388.80	$1,799.25
Total				$1,799.25

(1)	All of these shares are being offered by selling stockholders.

(2)
Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for these shares was are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on October 25, 2006, as reported on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

10,509,618 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

The persons listed under “Selling Stockholders” may, from time to time, offer and sell up to an aggregate of 10,509,618 shares of our common stock.

The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the common stock being offered by this prospectus.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SOLM.” On October 20, 2006, the last reported sale price of our common stock was $1.48 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October ___, 2006

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
SUMMARY	1
Our Business	1
Company Information	2
The Offering	3
RISK FACTORS	4
Risks Concerning Our Business	4
Risks Concerning Investing In Our Common Stock	11
USE OF PROCEEDS	15
DIVIDEND POLICY	15
MARKET FOR OUR COMMON STOCK	15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16
BUSINESS	26
DIRECTORS AND EXECUTIVE OFFICERS	38
EXECUTIVE COMPENSATION	40
OWNERSHIP OF OUR SECURITIES	43
CERTAIN TRANSACTIONS	45
SELLING STOCKHOLDERS	48
PLAN OF DISTRIBUTION	52
DESCRIPTION OF CAPITAL STOCK	53
EXPERTS	56
LEGAL MATTERS	56
WHERE YOU CAN FIND ADDITIONAL INFORMATION	56
INDEX TO FINANCIAL STATEMENTS	F-1

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding:

•	expectations as to market acceptance of our products,

•	expectations as to revenue growth and earnings,

•	the time by which certain objectives will be achieved,

•	proposed new products,

•	our ability to protect our proprietary and intellectual property rights,

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

•	statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	industry competition, conditions, performance and consolidation,

•	legislative and/or regulatory developments,

•	the effects of adverse general economic conditions, both within the United States and globally,

•	any adverse economic or operational repercussions from recent terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts, and

•	other factors described under “Risk Factors” below.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

iii

SUMMARY

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors.” Unless otherwise indicated, all references to “Solomon”, “us”, “our”, “our company” and “we” refer to Solomon Technologies, Inc. and its subsidiary, Town Creek Industries, Inc.

Our Business

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric WheelTM and Electric TransaxleTM   for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets as well as the military and industrial sectors. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, engineering resources, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On August 17, 2006, we acquired Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors. As a result of this acquisition, our operations now comprise two divisions: a Motive Power Division, which encompasses our electric power drive technologies, and a Power Electronics Division, which encompasses the business of Technipower. With this new structure, we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. While our operating assets are divisionalized, we expect and encourage a formal exchange of engineering and sales talent across the business units.

Our Power Electronics Division focuses its efforts on engineered power systems while also providing both technical and sales augmentation to our Motive Power Division. The Power Electronics Division specializes in the design, development and production of custom power systems, chassis and power supply products for defense related markets. The Division also provides advanced legacy support and specialized defense-related build-to-print capabilities.

Our revenues for the 12 months ended December 31, 2005 were $68,717 and for the 6 months ended June 30, 2006 were $12,912. We incurred net losses of $6,632,960 for the 12 months ended December 31, 2005 and $7,957,183 for the 6 months ended June 30, 2006.

Company Information

Our principal executive offices are located at 1400 L&R Industrial Blvd., Tarpon Springs, Florida 34689. Our telephone number is (727) 934-8778.

We were originally incorporated in Maryland on February 25, 1993. On July 2, 2003, we reincorporated from Maryland to Delaware by merging into a newly-formed Delaware corporation. As part of the merger, our stockholders received one share of the Delaware corporation’s common stock for each two shares of the Maryland corporation’s common stock owned, effectively resulting in a 1-for-2 reverse split of our common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this 1-for-2 reverse split.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this recapitalization and warrant exchange.

We own the rights to the trademarks Electric WheelTM and Solomon Technologies®. Other trademarks appearing in this prospectus are the property of their respective owners.

You may find us on the Web at www.solomontechnologies.com. We do not intend to incorporate by reference any information contained on our website into this prospectus, and you should not consider information contained on our website as part of this prospectus.

The Offering

Securities Offered	Up to 10,509,618 shares of common stock that consist of:

• 5,894,233 shares of common stock that are currently outstanding; and • 4,615,385 shares of common stock issuable upon conversion of 4,615,385 shares of our Series C preferred stock.
Common Stock

Outstanding as of the date of this prospectus	33,755,987 shares
After conversion of the Series C preferred stock	38,371,372 shares

Use of Proceeds
The selling stockholders will receive the net proceeds from the sale of the shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of warrants will be used for working capital.

Risk Factors	An investment in the shares involves a high degree of risk. See “Risk Factors” commencing on the next page.

Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:

•
no exercise of options granted under our 2003 Stock Option Plan, under which there are an aggregate of 2,000,000 shares of common stock reserved for issuance, and options to purchase 762,835 shares of common stock outstanding at exercise prices ranging from $0.55 per share to $2.09 per share;

•	no exercise of warrants to purchase 253,174 shares of common stock granted outside our 2003 Stock Option Plan, at exercise prices ranging from $2.00 per share to $4.00 per share; and

•
that each of the outstanding shares of Series C preferred stock is convertible into one share of common stock. The actual number of shares of common stock into which each share of Series C preferred stock is convertible will be equal to the greater of (i) the result of dividing the stated value of the Series C preferred stock by the conversion price of the Series C preferred stock and (ii) the result of dividing the liquidation preference of the Series C preferred stock by the average of the daily closing prices of the common stock for each trading day during the period commencing 30 trading days before such date and ending on the date one day prior to such date. The “conversion price” is initially equal to the stated value, which is $0.65.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase shares of our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks Concerning Our Business

We have never been profitable, and if we continue to lose money and do not achieve profitability soon, we may be unable to continue our business. Our ability to continue as a going concern is uncertain.

We have incurred losses since our inception. We incurred net losses of approximately $6,633,000 for the year ended December 31, 2005 and $6,358,000 for the year ended December 31, 2004. We incurred net losses of approximately $7,957,000 for the six months ended June 30, 2006. As of June 30, 2006, we had an accumulated deficit of approximately $30,315,000. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. Our expenses include product development and marketing expenses relating to products that will not be introduced and will not generate revenue until later periods, if at all. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition.  We recently acquired Technipower LLC, which forms the basis of our Power Electronics Division. Although Technipower has been profitable in recent years, it is unclear if and when the combined company will be profitable.

Due to our history of losses and our current financial condition, the report of UHY LLP, our independent auditors, which is part of this prospectus at page F-2, includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern. Please see Note 11 to our financial statements for the year ended December 31, 2005 on page F-13.

We have accrued and unpaid payroll taxes that may impact our operations.

As of June 30, 2006, we had accrued payroll and unpaid payroll taxes of approximately $79,000 and accrued interest and penalties of $185,000 with respect to such taxes. On July 28, 2006, we paid $62,758 for unpaid payroll taxes. This action is expected to resolve the trust portion of the IRS liability. The penalty and interest portion of this obligation remains outstanding and continues to subject us to delinquency proceedings from the U.S. Internal Revenue Service. Payment of these obligations will reduce the funds we have available to fund our ongoing operations. Further, if we receive a notice of delinquency from the U.S. Internal Revenue Service regarding the unpaid payroll taxes and accrued interest and penalties, it could severely impact our operations or cause us to cease operations.

We may need additional financing in the future.

We will not receive any of the proceeds of this offering. Our capital requirements in connection with product development and marketing activities are significant and we are not yet generating enough revenues from operations to support these capital requirements. We have been dependent on the proceeds of sales of our securities to investors to support our development and marketing activities. As of June 30, 2006, we had a working capital deficiency of $2,709,231 and a deficiency in assets of $2,039,009. We borrowed $1,807,000 in short-term debt financing from some of our stockholders in 2005 and in 2006 through the date of this prospectus and we expect to seek additional capital through the sale of debt and/or equity securities in the fourth quarter of 2006. We cannot assure you that additional capital will be available on terms acceptable to us, or at all.

We may be unable to obtain additional financing to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure the transaction or abandon a particular business combination.

We intend to grow our business in part through the acquisition of businesses that fit our strategy. In order to finance acquisitions of other businesses, we will need to seek additional capital through the sale of equity or debt securities. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable, we would be compelled to restructure the acquisition or abandon it. In addition, if we consummate any acquisitions, we may require additional financing to fund the operations or growth of these businesses. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the business acquired.

Our Series C preferred stock has redemption rights that we might not be able to pay.

Our Series C preferred stock is redeemable initially for an amount equal to the stated value of the Series C preferred stock plus accrued dividends. Because we did not redeem the Series C preferred stock by October 15, 2006, we are required to pay the holders of the Series C preferred stock an aggregate of $250,000 in cash. If the Series C Preferred Stock is not redeemed and such $250,000 payment is not made by December 15, 2006, the redemption price increases to 175% of the stated value, plus accrued interest. In order to make these redemption payments, we may require additional financing. There is no assurance that we will be able to obtain additional financing on acceptable terms, or at all.

We may be unable to integrate successfully the operations of Technipower and other businesses that we may acquire in the future, which could disrupt our business and create additional expenses.

As part of our new business strategy, we intend to grow our business in part through the acquisition of businesses that fit our strategy. Any acquisitions that we effect, including our acquisition of Technipower, will involve the integration of companies that previously operated independently.  We may not be able to integrate and manage the combined operations effectively or maintain or improve the historical financial performances of the constituent companies. The difficulties of combining different companies’ operations include:

•	preserving important supplier and distribution relationships;

•	integrating personnel with diverse business backgrounds;

•	integrating the technology and products of the acquired companies into our business;

•	combining different corporate cultures;

•	retaining key employees;

•	retaining existing customers of each company;

•	creating uniform standards, controls, procedures, policies and information systems;

•	management distraction from the business of the combined company; and

•	integrating sales and business development operations.

If we do not successfully integrate Technipower or other businesses that we may acquire in the future, our business will suffer.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The integration of Technipower’s business, now operated by our Power Electronics Division, with our Motive Power Division will require the experience and expertise of certain existing employees of both of the divisions. We may not be successful in retaining these employees for the time period necessary to complete the integration of the operations of Technipower with those of our Motive Power Division successfully. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two divisions’ operations could have a material adverse effect on our overall business and results of operations.

We may be unable to realize the expected revenue enhancements and other synergies from the acquisitions.

We can give you no assurance that the integration of our new operating divisions will result in the realization of the increased revenue and other benefits that we expect to result or that these benefits will be achieved within the time frame that we expect. Any synergies may be offset by integration costs, operating losses, regulatory issues or problems with our business or that of the acquired companies unrelated to the acquisition transactions.

We depend substantially on our relationships with a small number of original equipment manufacturers, or OEMs, and our failure to maintain or expand these relationships could reduce our revenue and gross profit or otherwise harm our business.

We derive a substantial portion of our revenue from sales of our Motive Power Division’s products to a small number of OEMs in the commercial marine industry and from sales of our Power Electronics Division’s products to a small number of OEMs in the defense industry. The loss of any of these customers, or a material decrease in revenue from these customers, could reduce our gross profit or otherwise harm our business.

Furthermore, if our competitors offer our OEM customers more favorable terms than we do or if our competitors are able to take advantage of their existing relationships with these OEMs, then these OEMs may not include our products as components in their products.

As a result of our dependency on a small number of OEMs, any problems those customers experience, or their failure to promote products that contain our products, could harm our operating results. Some of the factors that affect the business of our OEM customers, all of which are beyond our control, include:

•	the competition these customers face and the market acceptance of their products,

•	the engineering, marketing and management capabilities of these customers and the technical challenges that they face in developing their products;

•	the financial and other resources of these customers, and

•	new governmental regulations or changes in taxes or tariffs applicable to these customers.

The inability of our OEM customers to address any of these risks successfully could harm our business.

Competition in the electric power drive industry and the power supply industry is intense and is likely to continue to increase, which could result in price reductions, decreased customer orders, reduced product margins and loss of market share, any of which could harm our business.

The electric power drive industry is competitive, and we expect competition to intensify in the future. We have a number of competitors located in the United States and Europe in this industry. Additional competitors are likely to enter this industry in the future. We also face competition from the internal research and development departments of boat manufacturers, including some of our past or current customers, and we may face competition from some of our suppliers, including Homewood. Our customers may have the capability to integrate their operations vertically by developing their own alternative power drive systems or by acquiring our competitors or the rights to develop competitive products or technologies, which may allow these customers to reduce their purchases or cease purchasing from us completely.

Our Power Electronics Division also faces substantial competition, particularly as it enters new product markets. The power supply industry is very fragmented with hundreds of smaller companies providing different products. Many of our current competitors and potential competitors have longer operating histories and significantly greater financial, technical, sales and marketing resources or greater name recognition than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are in a better position to acquire other companies in order to gain new technologies or products that may displace our products. Any of these potential acquisitions could give our competitors a strategic advantage. In addition, some of our current competitors and potential competitors have greater brand name recognition, a more extensive customer base, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer base and product offerings, or adopt aggressive pricing policies, to gain market share. Increased competition in the market may result in price reductions, decreased customer orders, reduced profit margins and loss of market share, any of which could harm our business.

We rely on patents, trademarks, trade secrets and confidentiality agreements to protect our proprietary rights, which afford only limited protection.

Our success depends upon our ability to protect our proprietary rights. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements with our employees, customers, suppliers and others to establish and protect our proprietary rights. The protection of patentable inventions is important to our future opportunities. It is possible that:

•	our pending patent applications may not result in the issuance of patents,

•	we may not apply for or obtain effective patent protection in every country in which we do business,

•	our patents may not be broad enough to protect our proprietary rights,

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from using the inventions claimed in those patents, and

•	current and future competitors may independently develop similar technology, duplicate our products or design new products in a way that circumvents our patents.

In particular, our patent rights cover only our Electric Wheel technology, and do not provide any protection for the technology in our electric motors themselves. We may not be able to obtain patent protection for our electric motors.

Existing trademark and trade secret laws and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our products is difficult. Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue.

Infringement claims and lawsuits would likely be expensive to resolve and would require management’s time and resources and, therefore, could harm our business.

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota. On January 10, 2006, we filed a complaint with the United States International Trade Commission (“ITC”) in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006. We cannot assure you that these actions will be successful.

Risks Relating to our Motive Power Division

Our Motive Power Division has a limited operating history and the rapidly evolving nature of our industry makes it difficult to forecast our future results.

Prior to 2002, our operations consisted primarily of product development efforts. As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. In addition, any evaluation of the Motive Power Division’s business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. The market for electric power drive systems is rapidly evolving, and it is difficult to forecast the future growth rate, if any, or size of the market for our products. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm our operating results.

The market for the Motive Power Division’s electric power drive system is new and constantly changing. If we do not respond to changes in a timely manner, our Motive Power Division likely will no longer be competitive.

The market for the Motive Power Division’s electric power drive products is characterized by rapid technological change, new and improved product introductions, changes in customer requirements and evolving industry standards. Our future success will depend to a substantial extent on our ability to develop, introduce and support cost-effective new products and technologies on a timely basis. If we fail to develop and deploy new cost-effective products and technologies or enhancements of existing products on a timely basis, or if we experience delays in the development, introduction or enhancement of our electric power drive products and technologies, our products will no longer be competitive and our business will suffer.

If we do not successfully establish strong brand identity, we may be unable to achieve widespread acceptance of the Motive Power Division’s electric power drive products.

We believe that establishing and strengthening our ST Electric Power Drive System brand is critical to achieving widespread acceptance of our electric power drive products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

We are dependent on our suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components of our electric power drive system would significantly harm our business.

We assemble the components of the Motive Power Division’s electric power drive system at our Tarpon Springs, Florida facility. These components are manufactured by third-party manufacturers. To date we have purchased all of our electric motors from one manufacturer, Homewood Products Corporation. The motors Homewood has built for us have been designed to our specifications. We do not have any long-term agreement with Homewood or any other supplier at the present time.

We believe that while other suppliers of the component parts of our ST-EPDS are available to us, should any of our current suppliers of these component parts be unable or unwilling to sell us such parts the alternative suppliers could charge higher prices, which would reduce our gross profit.

Risks Relating to our Power Electronics Division

We are subject to strict governmental regulations relating to the environment.

Our Power Electronics Division is required to comply with extensive and frequently changing environmental regulations at the federal, state and local level. Among other things, these regulations impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. These regulations impose significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and train employees in the use of such substances. The operations of our Power Electronics Division require the use of a limited amount of chemicals and other materials that are classified under applicable laws as hazardous chemicals and substances. If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

We are dependent on our suppliers to produce the components for our power supply products, which may affect our control over delivery, quantity, quality and cost of products.

We obtain the components to make our power supply products from third parties. We rely heavily on sole-source suppliers (one supplier providing us with one or more components) to develop and/or manufacture critical components for our products. A discontinuance, disruption or other similar occurrence affecting the availability of these components could materially diminish our ability to operate efficiently.

In addition, by relying on our suppliers, we have limited control over many component items, including:
  delivering components on schedule;
  manufacturing a high volume of components;
  maintaining the highest possible product quality when manufacturing; and
  managing manufacturing costs.
A large portion of our Power Electronics Division’s business is based in legacy products.

The majority of our revenue from the Power Electronics Divisions is derived from legacy products. We support the defense industry with spares and replacements of linear and switching power supplies. Our customers may decide without notice that they no longer have a need for our products or we may be unable to obtain the components to manufacture the products our customers need. Unless we are able to acquire other businesses that manufacture different legacy products, the need for our products will diminish with time. We are starting to manufacture new products. If we do not successfully manage the introduction of our new products and estimate customer demand for such products, our business may suffer. If the demand for our new products does not match our projections for such products, it could adversely affect our financial performance. In addition, if some of our customers cancel their current orders for our old products in anticipation of our new products, we may have additional excess and obsolete inventories and be forced to incur additional charges.

Our Power Electronics Division depends on government contracts for most of its revenues.

Our Power Electronics Division is a supplier, either directly or as a subcontractor, to the U.S. government and its agencies and depends on government contracts for most of its business. If we are suspended or debarred from contracting with the U.S. government, if our reputation or relationship with individual federal agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results would be materially and adversely affected.

Our Power Electronics Division faces risks relating to government contracts.

There are inherent risks in contracting with the U.S. government, including risks that are peculiar to the defense industry, which could have a material adverse effect on our business, prospects, financial condition and operating results. All contracts with the U.S. government contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:
  terminate contracts for convenience in whole or in part at any time;
  reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;
  cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;
  adjust contract costs and fees on the basis of audits completed by its agencies;
  claim rights in products and systems produced by us;
  suspend or debar us from doing business with U.S. government; and
  control or prohibit the export of our products.
If the U.S. government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.

Our Power Electronics Division faces risks associated with competing in the bidding process for U.S. government contracts.

Our Power Electronics Division obtains many of its U.S. government contracts through a competitive bidding process. In the bid process, we face the following risks:
  We must bid on programs in advance of their completion, which may result in unforeseen technological difficulties or cost overruns;
  We must devote substantial time and effort to prepare bids and proposals for competitively awarded contracts that may not be awarded to us; and

  Awarded contracts may not generate sales sufficient to result in profitability.

Risks Concerning Investing In Our Common Stock

Our Series C preferred stockholders have the ability to veto certain corporate actions.

Without the approval of the holders of 75% of the outstanding shares of Series C preferred stock, we cannot:

•	amend, alter or repeal any provision of our certificate of incorporation or by-laws in a manner that would adversely affect the rights and preferences attributable to Series C preferred stock;

•
reclassify any shares of any class of stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C preferred stock;

•
authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C preferred stock or that may adversely alter the governance of Solomon or the relative voting rights of the holders of Series C preferred stock;

•	issue any additional shares of Series C preferred stock;

•
merge or consolidate with any person or entity (other than mergers of wholly owned subsidiaries, or sell, lease or otherwise dispose of our assets other than in the ordinary course of business or liquidate, dissolve, wind-up, recapitalize or reorganize or any other transaction that would likely result in a change of control;

•	pay dividends or make any other distribution on, or redeem, any shares of any class or series of equity securities other than the Series C preferred stock;

•
incur any indebtedness for borrowed money in excess of $250,000 or guarantee or become contingently liable for any such indebtedness except for trade payables or purchase money obligations incurred in the ordinary course of business and indebtedness incurred in connection with a redemption of all of the outstanding shares of Series C preferred stock; or

•	purchase assets in bulk of any other company or purchase any capital stock (or equivalent equity interests) of any other company.

We do not expect to pay dividends to our common stockholders.

We do not anticipate paying cash dividends in the foreseeable future. We presently intend to reinvest our cash back into the company rather than pay dividends to our common stockholders.

We are subject to the SEC’s penny stock rules. The application of the “penny stock” rules will likely make selling your shares more difficult than if our shares were traded on the NASDAQ Stock Market or a national stock exchange.

Our common stock will be a “penny stock,” under Rule 3a51-1 under the Securities and Exchange Act, unless and until:

•	the market price of our common stock reaches at least $5.00 per share,

•	we meet the financial size and volume levels for our common stock not to be considered a penny stock, or

•	we register the shares on a national securities exchange or they are quoted on the Nasdaq Stock Market.

A “penny stock” is subject to rules that require securities broker-dealers, before carrying out transactions in any “penny stock”, to:

•	deliver a disclosure document to the customer describing the risks of penny stocks, and get a written receipt for that document, before selling penny stocks to that customer,

•	disclose price information about the stock,

•	disclose the compensation received by the broker-dealer or any associated person of the broker-dealer in transactions involving the penny stock, and

•	send monthly statements to customers with market and price information about the penny stock.

Our common stock is also subject to a rule that requires the broker-dealer, in some circumstances, to:

  approve the penny stock purchaser’s account under standards specified in the rule, and deliver written statements to the customer with information specified in the rule.
These additional requirements could prevent or discourage broker-dealers from carrying out transactions in our common stock and limit your ability to sell your shares.

We expect our stock price to continue to be volatile.

The price at which our common stock trades is likely to continue to be highly volatile and to fluctuate substantially due to many factors, some of which are:

  actual or anticipated fluctuations in our results of operations, developments with respect to intellectual property rights, announcements of technological innovations or significant contracts by us or our competitors, introduction of new products by us or our competitors,
  commencement of, or our involvement in, litigation,
  our sale of common stock or other securities in the future, conditions and trends in the marine vessel industries,
  the trading volume of our common stock,
  changes in the estimation of the future size and growth rate of our markets, and general economic conditions.
In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies. In the past, these market fluctuations were often unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a significant decline in the market price of our common stock.

The market for our shares may be illiquid.

From time to time, there may be only a limited trading market for our common stock. Our common stock is traded on the Over-the-Counter Bulletin Board. Shares that are “thinly” traded on the Bulletin Board often trade only infrequently and experience a significant spread between the market maker’s bid and asked prices. As a result, our common stock may at times be illiquid.

We have implemented anti-takeover provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.

Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change of control or changes in management that a stockholder might consider favorable. Our certificate of incorporation and bylaws, among other things, allow our board to designate “blank check” preferred stock and limit who may call special meetings of stockholders. These provisions may delay or impede a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in management could cause the market price of our common stock to decline.

Future sales of common stock or senior securities could adversely affect our common stock price and dilute your interest.

We may issue additional capital stock in future financings. Sales of substantial amounts of common stock or the availability of substantial amounts of common stock for sale could adversely affect prevailing market prices for our common stock.

In addition, we could issue other series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could reduce or eliminate the amounts that would otherwise have been available to pay dividends on the common stock.

Because our executive officers’ and directors’ liabilities are limited, your rights against them in a civil lawsuit may be limited.

We will indemnify any executive officer, director or former executive officer or director, and may indemnify any other officer or employee, to the full extent permitted by Delaware law. This could include indemnification for liabilities under securities laws enacted for stockholder protection, though the SEC thinks this indemnification is against public policy and may be unenforceable.

The issuance of additional shares of common stock, including shares issuable upon conversion of convertible securities or the exercise of outstanding options and warrants, will dilute the interests of our stockholders.

As of October 23, 2006, there were 33,755,987 shares of our common stock outstanding and 5,831,394 shares of common stock reserved for future issuance upon exercise of outstanding options and warrants and conversion of our Series C preferred stock. Our board has the ability, without further stockholder approval, to issue up to approximately 60 million additional shares of common stock. Any issuance of additional common stock will reduce the proportionate ownership and voting power of the then existing stockholders and may result in a reduction of the book value or market price of our outstanding common stock. Further, if all our outstanding options and warrants are exercised and all of the outstanding shares of our Series C preferred stock are converted, we will have approximately 40 million shares outstanding. Thus, the percentage of shares owned by all existing stockholders will be reduced proportionately as options and warrants are exercised.

Our board of directors, without seeking stockholder approval, may designate and issue up to 12,150,000 shares of preferred stock, and the sale of such shares may adversely impact the market price of our outstanding common stock.

Our certificate of incorporation allows our board of directors to issue at any time without further stockholder approval up to 12,150,000 shares of preferred stock. Such shares may be issued and sold upon such terms and conditions as our board of directors may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, designations, preferences and other rights, qualifications, limitations and restrictions as our board of directors may determine.

We have designated 4.7 million shares of Series C preferred stock, the rights, privileges and preferences of which are described under “Description of Securities - Preferred Stock - Series C Preferred Stock.” There are currently issued and outstanding 4,615,385 shares of Series C preferred stock. No other shares of our preferred stock are designated or are outstanding as of the date of this prospectus.

Sales of a substantial number of shares of preferred stock, or the fact that our board of directors may determine the rights, privileges and preferences of one or more classes or series of preferred stock, may discourage a future acquisition of our company, including an acquisition in which you might otherwise receive a premium for your shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders listed under “Selling Stockholders.” We will not receive any proceeds from sales of common stock by the selling stockholders. We will apply any proceeds we receive from the exercise of warrants to working capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol “SOLM.” Our common stock began trading on February 24, 2004. Prior to February 24, 2004, there was no public market for our common stock.

The following table sets forth the high and low sales prices of our common stock for the periods indicated, as reported by the Bulletin Board:

Period	High	Low
February 24, 2004 through March 31, 2004	$5.50	$2.75
Quarter ended June 30, 2004	$5.30	$1.32
Quarter ended September 30, 2004	$1.47	$0.51
Quarter ended December 31, 2004	$3.30	$0.41
Quarter ended March 31, 2005	$2.65	$1.00
Quarter ended June 30, 2005	$1.20	$0.57
Quarter ended September 30, 2005	$0.85	$0.31
Quarter ended December 31, 2005	$0.46	$0.23
Quarter ended March 31, 2006	$1.55	$0.36
Quarter ended June 30, 2006	$0.88	$0.45
Quarter ended September 30, 2006	$3.16	$0.47
October 1, 2006 through October 20, 2006	$2.60	$1.23

On October 20, 2006, the closing price of our common stock was $1.48 and there were 572 record owners of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the periods indicated should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

Overview

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We have historically generated limited operating revenues. In order for us to market our existing products successfully on a national and international level, we will likely be required to complete public or private offerings of our equity securities successfully. If we are unable to obtain necessary financing, we will expand our operations only as cash flow allows.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On August 17, 2006, we, entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors, and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for 4,615,385 shares of Series C convertible redeemable preferred stock, 4,461,538 shares of common stock and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the common stock was deposited in escrow to support the sellers’ indemnity obligations under the purchase agreement. The escrowed shares will also fund any required working capital adjustment in our favor. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We must issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At our option, we may instead pay the adjustment in cash. We agreed to include the shares of common stock we issued to the sellers, and the shares of common stock issuable upon conversion of the Series C preferred stock we issued to the sellers, in the registration statement of which this prospectus forms a part.

Under the Certificate of Designations for our Series C preferred stock, the holders of the Series C preferred stock are entitled to dividends at the rate of 10% of the stated value of the Series C preferred stock and a liquidation preference equal to the stated value of the Series C preferred stock plus accrued dividends. The “stated value” per share of Series C Preferred Stock is currently $0.65. The holders of Series C preferred stock also have redemption rights. We were obligated to make a payment of $250,000 in cash to the holders of the Series C preferred stock if we did redeem their shares by October 15, 2006. We have not yet redeemed the Series C preferred stock or made this payment. If the Series C preferred stock is not redeemed and such $250,000 payment is not made by December 15, 2006, the redemption price increases to 175% of the stated value of the Series C preferred stock, plus accrued interest.

As a result of the acquisition of Technipower, our operations now comprise two divisions: a Motive Power Division, which encompasses our electric power drive technologies, and a Power Electronics Division, which encompasses the business of Technipower. With this new structure, we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. While our operating assets are divisionalized, we expect and encourage a formal exchange of engineering and sales talent across the business units.

Our Power Electronics Division focuses its efforts in engineered power systems while also providing both technical and sales augmentation to our Motive Power Division. Our Power Electronics Division specializes in the design, development and production of custom power ready systems, chassis and power supply products for defense related markets. The Division also provides advanced legacy support and specialized defense-related build-to-print capabilities.

On May 8, 2006, we entered into a letter of intent to acquire Power Solutions, Inc., a Long Island, New York based manufacturer of high volume direct current power supplies and power supply systems and components for the medical, telecommunications and commercial sectors. The letter of intent has expired and we cannot assure you whether or when the acquisition will close. Moreover, we cannot assure you that Power Solutions will not be acquired by another company or taken off the market completely.

In order to fund the future acquisitions we may effect one or more private sales of equity or debt securities. We have not yet determined the terms or amount of the securities to be sold. However, any such securities will be offered and sold without registration under the Securities Act of 1933, as amended, and may not be reoffered or resold by the purchasers in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Our goal is to increase revenue significantly, generate enough cash to finance our operations and growth and, eventually, become profitable. We currently do not generate enough cash from operations to continue operations indefinitely. Our ability to continue is dependent on either raising significant capital or increasing revenue, or both. If we are unable to raise such capital and unable to increase revenue significantly, we will likely not be able to generate enough cash to continue operations. In that event, we would have to seek alternative opportunities, such as selling our assets or seeking a merger partner or other business combination; otherwise we may default on our debt obligations and lose our assets to our creditors.

In February 2004, we issued 35,000 shares of preferred stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. On April 15, 2004, the five investors from the February 2004 private placement unanimously consented to an amendment to the existing Series A convertible preferred stock designation and, in return, exchanged their investment in the February 2004 private placement for an aggregate of 140,000 shares of redeemable Series A preferred stock and 280,000 warrants. In May 2004, we completed a private placement of our redeemable Series A preferred stock, a mandatorily redeemable, convertible preferred stock, and warrants to purchase common stock, raising gross proceeds from the offering of $1,745,000, before deducting placement agent fees and costs. On November 5, 2004, we sold an aggregate of 390,000 shares of redeemable Series A preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock to five investors for $1.00 per unit in the initial closing of a second private placement of our redeemable Series A preferred stock and warrants. We sold an aggregate of an additional 225,000 shares of redeemable Series A preferred stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a second closing of the private placement on December 23, 2004.

We borrowed $1,682,000 in short-term debt financing from certain of our principal stockholders and other investors from March 2005 through October 2006. These notes are secured by a lien on all of our tangible and intangible assets. We have been authorized by the board to obtain an additional $128,000 of short-term debt financing. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the noteholders. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to certain of the noteholders as an inducement to each noteholder agreeing to extend the maturity date of the notes from March 15, 2006 to April 30, 2006. On May 3, 2006, we issued and sold an additional aggregate of 124,700 shares of common stock to certain of the noteholders as an inducement to such noteholders agreeing to extend the maturity date of their notes from April 30, 2006 to June 30, 2006. On June 5, 2006, we issued and sold an aggregate of 63,750 shares of common stock to the holders of certain of the promissory notes. These shares were issued as an inducement to each noteholder agreeing to purchase the notes. On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of our noteholders pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we issued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder.

On July 28, 2006 we borrowed $125,000 from Jezebel Management Corporation and issued a promissory note in the principal amount of $125,000 to Jezebel. The note bears interest at a rate of 15% per annum and matured on August 28, 2006. As an incentive to purchase the note we issued 25,000 shares of common stock to Jezebel. This note is now in default and carries a default interest rate of 18% per annum.

In August 2005, we issued 1,754 shares of our common stock and an aggregate of 518,016 shares of our Series B Preferred Stock in settlement of certain obligations.

We expect to seek additional capital through the sale of debt and/or equity securities in the fourth quarter of 2006 in order to fund our operating capital needs.

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates.

On January 10, 2006, we filed a complaint with the United States International Trade Commission (ITC) in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On or about February 8, 2006, the ITC instituted an investigation based on our complaint. The ITC acts as an administrative investigative body to determine, among other things, whether or not goods imported into the United States infringe U.S. patents. If we are successful in our ITC action, Toyota could be prohibited from importing into the United States infringing combination motor and transmission systems and those products containing such systems, including the Toyota Prius and Highlander models. On September 19, 2006, we expanded this claim to include the Toyota Camry and Lexus hybrid models. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006.

The patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed until the ITC case is completed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Liquidity and Capital Resources” below.

On September 14, 2005, we issued an aggregate of 26,000 shares of our common stock to three employees of our company and one consultant in consideration for their services. On March 28, 2006, we issued 10,000 shares to one consultant in consideration of his services to our company.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock, and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock. The recapitalization and warrant exchange were effected on the basis of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Prior to the recapitalization, Woodlaken LLC, a Connecticut limited liability company, served as the representative of the holders of the Series A preferred stock. Woodlaken had held an irrevocable proxy from each holder of Series A preferred stock to vote such holder’s shares of Series A preferred stock for directors and on other matters on which the Series A preferred stock was entitled to vote. Woodlaken was able to elect a majority of our board of directors and exercise significant influence over all matters requiring stockholder approval, including the approval of significant corporate transactions. As a result of the recapitalization, the proxies held by Woodlaken terminated.

Results of Operations

The following discussion should be read in conjunction with our financial statements and the related notes thereto included elsewhere herein.

Motive Power Division

Six Months Ended June 30, 2006 Compared With Six Months Ended June 30, 2005

For the six months ended June 30, 2006 we incurred a non-cash loss of $5,652,404 on the extinguishment of redeemable preferred stock and other debt. The loss was measured by the excess of the market value of our common stock issued over the carrying value of the obligations including accrued accretion and interest. Last year we incurred a loss of $39,924 on a similar transaction.

For the six months ended June 30, 2006 we generated revenues of $12,912 as compared to $63,073 for the six months ended June 30, 2005, a decrease of $50,161. The decrease in revenues was due to a decrease in shipments from prior year shipments. Cost of products sold for the six months ended June 30, 2006 was $5,682 generating a gross margin of $7,230. Cost of products sold for the six months ended June 30, 2005 was $80,171 generating a loss of $17,098. The increase in our margin was due to a decrease in warranty replacement costs from prior year shipments. We believe we will improve our margins and, with an increase in sales, and achieve economies of scale.

Salaries and benefits for the six months ended June 30, 2006 were $316,740 compared to $252,101 for the six months ended June 30, 2005, an increase of $64,639, or 25.6%. This increase was due primarily to stock compensation above base pay to certain corporate officers in the second quarter of 2006.

Noncash compensation for the six months ended June 30, 2006 was $368,876 compared to $573,061 for the six months ended June 30, 2005. Noncash compensation for 2006 consisted of the market value of the common stock issued to directors, certain note holders, and an officer for services rendered and fees. We expect to issue stock in lieu of cash compensation in future quarters if necessary to preserve operating capital.

Professional fees for the six months ended June 30, 2006 were $505,960 as compared to $389,839 for the six months ended June 30, 2005, an increase of $116,121, or 29.8%. Professional fees include $129,949 of non-cash charges funded on our behalf by Oliver Street Finance LLC and related to our patent litigation referred to in Note 8 to the Financial Statements contained in this Report. This increase is due primarily to costs associated with reporting to the SEC and necessary activities related to patent infringement litigation against Toyota Motor Company.

Advertising expense for the six months ended June 30, 2006 was $0 as compared to $13,581 for the six months ended June 30, 2005. The decrease in advertising expense was due to the termination of our marketing personnel, as well as the termination of trade show attendance, publication advertisements and direct advertising activity.

Travel and entertainment costs for the six months ended June 30, 2006 were $29,935 as compared to $77,970 for the six months ended June 30, 2005, a decrease of $48,035 or 61.6%. The decrease in travel and entertainment costs was due primarily to the termination of our presence at trade shows and the elimination of all travel and associated entertainment related to reduced sales and corresponding installations.

Rent for the six months ended June 30, 2006 was $15,016 as compared to $16,353 for the six months ended June 30, 2005, a decrease of $1,337, or 8.2%.

Other general and administrative costs for the six months ended June 30, 2006 were $306,159 as compared to $498,252 for the six months ended June 30, 2005, a decrease of $192,093, or 38.6%. Other costs primarily consisted of depreciation, amortization of intangibles, insurance, office supplies and equipment, and printing.

We incurred interest expense of $769,323 for the six months ended June 30, 2006. Interest expense incurred for the six months ended June 30, 2005 was $1,455,585. The decrease of $686,262 in interest expense was due primarily to a decrease in interest accretion of $792,403 reflecting the recapitalization of series A preferred stock on February 15, 2006.

We reported a net loss for the six months ended June 30, 2006 of $7,957,183. Our net loss for the six months ended June 30, 2005 was $3,333,764.

Comparison of the Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005 we generated revenues of $68,717 as compared to $370,195 for the year ended December 31, 2004. The decrease in revenues was due to a decline in sales. Cost of products sold for the year ended December 31, 2005 was $81,429 generating a gross profit loss of $12,712 or 18.5% of revenues. Cost of products sold for the year ended December 31, 2004 was $360,467 generating a gross profit of $9,728, or 2.6% of revenues. The decrease in our margin was due to a decrease in revenues and continued warranty replacement cost from prior year shipments. We believe we will improve our margins and, with an increase in sales, achieve economies of scale.

Salaries and benefits for the year ended December 31, 2005 were $379,648 compared to $658,562 for the year ended December 31, 2004, a decrease of $278,914, or 42.4%. We paid a portion of our employees’ wages in stock and stock options in 2004 to conserve cash. The decrease in salaries and benefits was due primarily to a reduction in staff.

Non-cash compensation for the year ended December 31, 2005 was $982,189 as compared to $1,199,552 for the year ended December 31, 2004, a decrease of $217,363 or 18.1%. Non-cash compensation consisted of common stock issued to consultants and employees for services rendered. The decrease in non-cash compensation paid in 2005 was due primarily to a reduction in staff and other non-employee related service activity.

Professional fees for the year ended December 31, 2005 were $888,243 as compared to $479,080 for the year ended December 31, 2004, an increase of $409,163 or 85.4%. This increase was due to an increase in legal activities required to address wage claim settlements from prior years and the support of our intellectual property litigation.

Advertising expense for the year ended December 31, 2005 was $16,070 as compared to $107,944 for the year ended December 31, 2004, a decrease of $91,874, or 85.1%. The decrease in advertising expense was due to a reduction in direct advertising activity.

Travel and entertainment costs for the year ended December 31, 2005 were $96,234 as compared to $127,135 for the year ended December 31, 2004, a decrease of $30,901, or 24.3%. The decrease in travel and entertainment costs is attributable to a reduction in travel to our foreign based customers.

Rent for the year ended December 31, 2005 was $36,625 as compared to $43,536 for the year ended December 31, 2004, a decrease of $6,911, or 15.9%. The decrease resulted from the closing of our Benedict, Maryland sales office in February 2004. We issued warrants to purchase 10,000 shares of our common stock at a price of $4.00 per share to Charles County EDC in connection with the termination of the lease.

Other general and administrative costs for the year ended December 31, 2005 were $524,461. Other general and administrative costs for the year ended December 31, 2004 were $745,641, a decrease of $221,180 or 29.7%. The decrease was due principally to a reduction in staffing. These costs primarily consist of depreciation, amortization of intangibles, insurance, office supplies and equipment, and printing.

We incurred interest expense of $3,656,854 for the year ended December 31, 2005 relating to our various financings. Interest expense incurred for the year ended December 31, 2004 was $3,034,350. We recognized an extinguishment loss of $39,924 during the year ended December 31, 2005, compared to $27,600 extinguishment gain during the year ended December 31, 2004. The increase of $622,504 in interest expense was primarily due to the recognition of additional interest related to the issuance of our Redeemable Series A Preferred Stock during the year ended December 31, 2004.

Our net loss for the year ended December 31, 2005 was $6,632,960. We reported a net loss for the year ended December 31, 2004 of $6,358,472.

Our overall per-share loss for the year ended December 31, 2005 was $1.00. Our overall per-share loss for the year ended December 31, 2004 was $1.31 per share.

Power Electronics Division

Six Months Ended June 30, 2006 Compared with Six Months Ended June 30, 2005

For the six months ended June 30, 2006 Technipower generated revenues of $2,511,174 as compared to $2,460,042 for the comparable period ended in 2005. Cost of products sold for the six months ended June 30, 2006 was $1,282,081 generating a gross profit of $1,229,093, or 48.9% of revenues. Cost of products sold for the six months ended June 30, 2005 was $1,325,265 generating a gross profit of $1,134,777, or 46.1% of revenues. The slight improvement in margin was due to a more profitable mix of legacy products ordered for customer delivery in 2006 over the same period in 2005.

Research and development expenses for the six months ended June 30, 2006 were $478,604 compared to $419,021 for the six months ended June 30, 2005, an increase of $59,583 or 14.5%. This increase was due primarily to an increase in additional engineering staff during the last quarter of 2005 and the first quarter of 2006.

Selling, general and administrative expenses for the six months ended June 30, 2006 were $467,793 as compared to $455,892 for the six months ended June 30, 2005, an increase of $11,901 or 2.6%.

Noncash compensation for the six months ended June 30, 2006 was $109,346 compared to $0 for the six months ended June 30, 2005. Noncash compensation for 2006 consisted of the market value of Technipower’s capital appreciation membership units issued to officers and employees for services rendered.

Technipower incurred interest expense of $63,740 for the six months ended June 30, 2006. Interest expense for the six months ended June 30, 2005 was $31,372. The increase in interest expense was due primarily to a $26,250 late fee paid to Monadnock Funding LLC when that revolving loan facility was repaid on May 4, 2006 as well as the periodic amortization of the $33,166 in debt issuance costs incurred to secure a replacement lender.

Other expenses (income) for the six months ended June 30, 2006 were $61,946 as compared to ($2,091) for the six months ended June 30, 2005, an increase of $64,037. Other expenses primarily consisted of legal and other professional fees incurred by Technipower’s board of managers in anticipation of the acquisition by Solomon Technologies.

Loss from discontinued operations for the six months ended June 30, 2006 was $0 as compared to $547,444 for the six months ended June 30, 2005. For the six months ended June 30, 2005 the consolidated financial statements include the accounts of Technipower LLC and its subsidiary, CBL Systems LLC. On August 1, 2005, Technipower distributed its membership interest in CBL Systems LLC to its members and certain other related parties.

Technipower reported a net profit for the six months ended June 30, 2006 of $47,664. The net loss for the six months ended June 30, 2005 was $316,861.

Comparison of Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005 Technipower generated revenues of $4,961,778 as compared to $4,185,903 for the comparable period ended in 2004. Cost of products sold for the year ended December 31, 2005 was $2,673,166 generating a gross profit of $2,288,612 or 46.1% of revenues. Cost of products sold for the year ended December 31, 2004 was $2,247,173 generating a gross profit of $1,938,730, or 46.3% of revenues. The increase in revenues was due to approximately $500,000 of new low power product sales, as well as a $260,000 increase in legacy product sales.

Research and development expenses for the year ended December 31, 2005 were $860,366 compared to $473,390 for the year ended December 31, 2004, an increase of $386,976 or 81.7%. This increase was due primarily to the retention of a senior engineering executive in the fourth quarter of 2004 and a significant investment in new high voltage power product designs.

Selling, general and administrative expenses for the year ended December 31, 2005 were $1,115,347 as compared to $791,239 for the year ended December 31, 2004, an increase of $324,108 or 41.0%. This increase was due primarily to the retention of a senior business development executive in the first quarter of 2005 and an increase in sales and administrative resources targeted with developing, marketing, and supporting a new line of high voltage power supplies.

Noncash compensation for the year ended December 31, 2005 was $79,178 compared to $0 for the year ended December 31, 2004. Noncash compensation for 2005 consisted of the market value of Technipower’s capital appreciation membership units issued to officers and employees for services rendered.

Technipower incurred interest expense of $62,250 for the year ended December 31, 2005. Interest expense for the year ended December 31, 2004 was $48,425. The increase in interest expense was due primarily to increased average borrowings on Technipower’s revolving loan facility that were utilized to fund cash distributions to our members.

Other expenses for the year ended December 31, 2005 were $28,518 as compared to $2,388 for the year ended December 31, 2004, an increase of $26,130. Other expenses primarily consisted of legal and other professional fees incurred by Technipower’s board of managers in anticipation of the acquisition by Solomon Technologies.

Loss from discontinued operations for the year ended December 31, 2005 was $616,326 as compared to $527,836 for the year ended December 31, 2004. For the years ended December 31, 2005 and 2004 the consolidated financial statements include the accounts of Technipower LLC and its subsidiary, CBL Systems LLC. On August 1, 2005, Technipower distributed its membership interest in CBL Systems LLC to its members and certain other related parties.

Technipower reported a net loss for the year ended December 31, 2005 of $394,195. Our net income for the year ended December 31, 2004 was $95,452.

Liquidity and Capital Resources

The combined entities of our Motive Power Division and our Power Electronics Division had a pro-forma available cash balance at June 30, 2006 of $214,881 and $149,964 at October 15, 2006. The combined entities used net cash of $590,820 for operations for the six months ended June 30, 2006. Highlighted below are details for each division.

Motive Power Division

Our available cash balance was $8,372 at June 30, 2006 and $10,455 at October 15, 2006. We borrowed $1,682,000 in short-term debt financing from certain of our principal stockholders and other investors from March 2005 through October 2006. These notes are secured by a lien on all of our tangible and intangible assets. We have been authorized by our board of directors to obtain an additional $318,000 of short-term debt financing. We expect to seek additional capital through the sale of debt and/or equity securities in the fourth quarter of 2006 in order to fund our operating capital needs, although we cannot assure you that we will be able to obtain any of such additional capital.

During the six months ended June 30, 2006, we used net cash of $555,359 for operations. This consisted of a net loss of $7,957,183 offset by net noncash charges of $7,057,809. Additionally, we had net cash flows from financing activities of $562,000 consisting primarily of proceeds from notes payable to related parties.

On November 22, 2005, we entered into an agreement with Oliver Street Finance LLC in which Oliver Street agreed to provide funding to us to prosecute our litigation against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Oliver Street agreed to pay all legal fees and out-of pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a vice president and director of our company, is also affiliated with Oliver Street.

We presently do not have any plans to purchase a new facility or significant new equipment.

We have incurred significant operating losses and used cash in our operating activities for several consecutive years. As of June 30, 2006 we have deficiencies in both working capital and net assets. These conditions raise substantial doubt about our ability to continue as a going concern. In the past we have been able to obtain financing to fund our losses. Our ability to continue is dependent on obtaining additional long-term financing and ultimately achieving profitable operating results. To date we have not been able to establish acceptable sales levels. We are currently seeking additional financing to fund operations to achieve acceptable sales levels.

Power Electronics Division

Technipower’s available cash balance at June 30, 2006 was approximately $206,509, and was approximately $139,509 at October 15, 2006. From January 1, 2005 through December 31, 2005 Technipower generated approximately $381,576 from operations. In January 2005 Technipower’s subsidiary, CBL Systems LLC, repaid a short term advance in the amount of $722,000. During 2005 Technipower used net cash of $923,039 for investing in financing activities. This consisted of $42,235 in equipment purchases, $455,000 in repayment of short term debt financing to Monadnock Funding LLC, $13,981 in repayment of capital lease obligations, and $411,823 in cash distributions to Technipower’s members.

During the six months ended June 30, 2006 Technipower used net cash of $35,461 for operations. This consisted of a net profit of $47,664 offset by a net increase in Technipower’s operating assets of $432,007, depreciation, amortization and other non-cash expenses of $132,087, and an increase in Technipower’s accounts payable and accrued expenses of $216,795. Technipower used $8,623 for equipment purchases.

Additionally Technipower had net cash flows from financing activities of $39,529 consisting primarily of $700,000 in new loan proceeds from a commercial bank. This note is secured by Technipower’s accounts receivable and certain classes of inventory. These proceeds were offset by $525,000 in repayments to Technipower’s prior revolving lender, $33,166 in debt issuance costs related to the new bank loan, $7,270 in repayment of capital lease obligations, and $95,035 in cash distributions to our members.

Technipower’s ability to dividend cash to Solomon Technologies is limited by the terms of Technipower’s commercial credit facility, which prohibits Technipower from making distributions without a waiver from the lender.

Technipower presently does not have any plans to purchase a new facility or significant new equipment, except in the ordinary course of the development of its high voltage product offerings. Technipower’s ability to grow its revenue is dependent on obtaining additional long-term financing to support its development plans. Technipower is currently seeking additional financing to fund incremental engineering and marketing efforts.

Critical Accounting Policies

A summary of significant accounting policies pertaining to the Motive Power Division is included in Note 2 to the audited financial statements of Solomon Technologies, Inc. included in this prospectus. A summary of significant accounting policies pertaining to the Power Electronics Division is included in Note 2 to the audited financial statements of Technipower LLC included in this prospectus. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition

Our Motive Power Division recognizes revenue when product has been shipped from our facility or drop shipped from one of our supplier/manufacturing locations, except when we are responsible for installation, in which case we recognize revenue upon installation. Revenues from installation or service sales are recognized when the services have been completed.

Our Power Electronics Division recognizes revenue from product sales when it is realized or realizable and earned. We consider revenue realized and realizable when there is persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition; collateral is not required. We provide an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience.

Inventory valuation

Our inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. Significantly all inventory on hand for our Motive Power Division was finished goods, which consists of motors and generators. Smaller parts and supplies are charged to expense when purchased. Our Power Electronics Division’s inventory consists of raw materials, completed sub-assemblies and electronic components.

Patents and trademarks

Our patents and trademarks are stated at cost. The recoverability of patents and trademarks is re-evaluated each year based upon management’s expectations relating to the life of the technology and current competitive market conditions. We are amortizing these costs over the life of respective patent or trademark.

Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” using the modified-prospective method. Under this method, compensation cost is recognized for all share-based payments granted, modified, or settled after January 1, 2006, as well as for any unvested awards that were granted prior thereto. Compensation cost for unvested awards granted prior to January 1, 2006 is recognized using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation.” Compensation costs for awards granted after January 1, 2006 is based on the estimated fair value of the awards on their grant date and is generally recognized over the required service period.

No stock options were granted in the first two quarters of 2006 and, all stock options outstanding at December 31, 2005 were fully vested. As such, the adoption of SFAS No. 123(R) had no impact on our financial statements.

Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options was measured as the excess, if any, of the estimated fair market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Overview

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle  for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, engineering resources, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On August 17, 2006, we entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors, and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for 4,615,385 shares of Series C convertible redeemable preferred stock, 4,461,538 shares of common stock and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the common stock was deposited in escrow to support the sellers’ indemnity obligations under the purchase agreement. The escrowed shares will also fund any required working capital adjustment in our favor. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We must issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At our option, we may instead pay the adjustment in cash. We agreed to include the shares of common stock we issued to the sellers, and the shares of common stock issuable upon conversion of the Series C preferred stock we issued to the sellers, in the registration statement of which this prospectus forms a part.

As a result of our acquisition of Technipower, our operations now comprise two divisions: a Motive Power Division, which encompasses our electric power drive technologies, and a Power Electronics Division, which encompasses the business of Technipower. With this new structure, we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. While our operating assets are divisionalized, we expect and encourage a formal exchange of engineering and sales talent across the business units.

The diagram below outlines our new organizational structure:

We are working to combine our Motive Power Division’s unique patented technologies with the deep engineering and manufacturing capabilities of our Power Electronics Division. These synergies should allow the Motive Power Division to expand its application-specific technology development. We expect that the sales channels in the Power Electronics Division will ultimately encompass customers in the government, defense and commercial sectors.

We believe there are other synergies between our two divisions, including:

•	The addition of the Power Electronics Division should enhance our ability to license our patented technology to a broader array of customers.

•	Technipower’s extensive military contacts should provide a natural outlet for the Motive Power Division’s proprietary electro/mechanical technologies.

•	The two divisions should achieve substantial operational and overhead cost savings by consolidating all finance and administrative functions in one location.

Our technology assets primarily include patents in the following areas:

•	Dual-Input Infinite-Speed Integral Motor and Transmission Device (the Electric Wheel)

•	Method and Apparatus for Propelling a Marine Vessel, and

•	System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device (the Electric Transaxle).

We also have filed three provisional patent applications on related technologies that are explained in more detail under “Our Intellectual Property” below.

The preservation of our intellectual property rights is a critical component of our long term strategy. We are therefore aggressively pursuing alleged infringements of our intellectual property and have brought an action against Toyota Motor Company and certain of its affiliates in the United States District Court for the Middle District of Florida, Tampa Division, for infringement of our Electric Wheel patent for their use of the technology in hybrid vehicles including the Prius and Highlander. We have also initiated a complaint before the ITC in Washington, DC seeking to enjoin Toyota from importing any product incorporating the infringing technology into the United States. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006. The patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed until the ITC case is completed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Management’s Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources” above.

Motive Power Division

Our Electric Power Drive Systems

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. This business forms the basis of our Motive Power Division. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

The Electric Wheel consists of two electric motors connected to a planetary gear set in a sealed housing. The device is highly efficient, can overcome dead loads and produce soft starts and can regenerate energy through unused torque. The Electric Wheel can be incorporated into a wheel hub assembly or coupled to a drive shaft for vehicular applications. The Electric Transaxle consists of one and one half Electric Wheels comprising motor/generators and an infinitely variable transmission and differential combined into a device that can easily be used in conventional rear drive axle vehicles. It has all the features of the Electric Wheel but with two independently operated output shafts. We believe that this makes it ideal for terrestrial vehicle applications where turning, and even steering, require one wheel to drive while the other slips.

Products

The Solomon Technologies Electric Power Drive System

Our complete line of electric motors incorporated in our fully integrated electric power drive systems are referred to as our “ST Electric Power Drive Systems” or ST-EPDS. Our systems consist of the motor and controller, the safety power management distribution unit, the battery bank and battery charger, as well as one or more e-meter, ammeter, keyswitch, DC breakers and a throttle control. We also offer optional configurations to include generators for hybrid charging configurations, inverters for AC applications and a DC to DC charger for maintaining 12v DC house power. Our ST-EPDS provides the foundation for efficient power management.

The Motors. We have developed motors using our Electric Wheel technology that we refer to as our “ST Electric Wheel” series or STEW. We have also developed motors using a variation of the Electric Wheel technology that employ one or more direct current motors only and operate without a planetary gear-set that we refer to as our “ST Electric Motor” series or STEM. All of our motors have regenerative abilities. This means that our motors generate electricity while under sail, braking, coasting or at any other time that the external forces on the output shaft are greater than the internal forces.

To date most of the motors we have sold have been STEM series models.

The Safety Power Management Distribution Device. The Safety Power Management Distribution Device, or SPMD, is a panel designed to act as an interface for all of the devices making up our full series of ST Electric Power Drive Systems. The SPMD is an enclosed unit that is required for each system. Multiple motor systems utilize a main distribution box that works in conjunction with the SPMD as a central interface for system components.

Our ST Electric Power Drive Systems in marine use today are fueled through battery bank-stored power. Extended motoring range can be provided by installing an optional generator housed in a sound-proof enclosure, creating a hybrid diesel electric system. In a hybrid configuration the generator cycles on and off based on battery usage. Generators work with the battery bank, extending battery life by recharging when the battery voltage reaches a set level of discharge. In addition, solar panels and wind generators can be used to augment house power for both pure electric and hybrid configurations.

Strategy

Through our Motive Power Division, we focus on:

•
Licensing our patented and proprietary technologies into general commercial, military, agricultural, aerospace and electric and electric-hybrid vehicular applications as well as into various marine markets,

•	Filing new patents on regenerative power systems for marine and automotive applications and automation processes for electric propulsion and power generation systems,

•	Coordinating engineering efforts with Power Electronics Division engineers with a view to re-engineering our technology to enhance manufacturing processes and licensing prospects, and

•	Prosecuting our litigation against Toyota and identifying other infringers of our protected technology.

Industry

Our product application in the marine industry

Boats are designed with displacement hulls, semi-displacement hulls and planning hulls. A displacement hull boat rides in the water, pushing water out of the way (displacing water) as it moves forward. A planning hull boat, as it builds sufficient speed, rides on top of the water where there is less resistance. Displacement hulls are chosen when long range, economy of operation, and seaworthiness are vital to boating performance. By a displacement hull’s very nature, speed is limited. Size and shape dictate a maximum speed, referred to as “hull speed.” When moved by a large propeller turning at low rpms, displacement hulls become very efficient, requiring small amounts of power compared to hulls designed for high speed. Low rpm operation is not compatible with most fossil fuel engines that reach optimum performance with small props turning at high rpm. However, with a large, slower turning prop, and the proper gear ratio, a small fossil fueled engine consumes much less fuel than its higher speed counterparts. Even a 20-ton trawler with twin diesels is more fuel-efficient than most recreational boats with semi or full planning hulls designed for higher speeds.

Our ST Electric Power Drive Systems are designed to produce maximum efficiency with large, slow turning props delivering higher torque at low rpm. These characteristics make our STEW and STEM series motors highly compatible for displacement hull applications. Many categories of boats use displacement hulls, including sailboats, trawlers, classic launches, luxury houseboats, offshore commercial fishing boats, tugboats and large ships. In addition, many custom and production specialty hull designs are compatible with the present ST-EPDS designs.

Our product application in the automotive industry

Our products have applications in the automotive industry in both the consumer and commercial vehicle sectors and in both electric and hybrid electric vehicles. Its compact size and integral transmission allows a vehicle’s central transmission to be eliminated. The Electric Transaxle incorporates electric drive motors, an infinitely variable transmission and differential and can provide direct replacement for both front and rear wheel drive units. The Electric Transaxle can also be configured to accept propulsion inputs from other sources besides electric motors or a combination of electric motors and other input sources.

The heavy weight of commercial vehicles requires powerful low-speed torque. Standard diesel engines waste fuel during startup acceleration. In a commercial vehicle using the Electric Wheel, a battery surge would provide the startup acceleration and fuel waste would be avoided. The large size of most commercial vehicles also simplifies system installation. In addition, the Electric Wheel could provide a high-torque motor drive combining transmission, differential, and clutch functions on each wheel.

Markets

Markets for our systems have included the recreational marine industry for OEM and retrofit applications and the commercial marine industry, including lifeboats, motor launches and small military water craft projects. We expect to license or enter into strategic relationships with respect to the many non-marine applications for our electric power drive systems. We believe our proprietary technology may be adapted for use in a variety of ground-based applications such as automobiles, industrial transmissions, trucks, forklifts, airport tugs and conveyor belts.

Marketing and Sales

As the manufacturer of the Electric Wheel and a technology licensor, we focus on markets and applications that require innovative technology. New markets are carefully evaluated to discern the probability of success and time to revenue. Management is responsible for these initiatives but from time to time retains industry consultants to evaluate niche opportunities.

We have multiple expressions of interest for the Electric Wheel technology in applications such as automobiles, industrial transmissions, trucks, agricultural vehicles, forklifts, airport tugs and conveyor belts. We expect that the Motive Power Division will utilize the engineering resources of our PED to characterize potential manufacturing and market/licensing opportunities including the development of applications specific system characteristics and various control algorithms.

Manufacturing

We assemble and test our ST Electric Power Drive Systems at our facility in Tarpon Springs, Florida, using motors and other components supplied to us by third-party contractors. We believe that these suppliers have sufficient capacity to fill our needs. We do not, however, have agreements with these suppliers to provide us with such component parts.

Competition

Our competition in the marine industry is principally propulsion systems that use fossil fuel sources such as diesel and gasoline. There are few credible high torque electric propulsion solutions available in the market and none have the advantages of the Electric Wheel technology.

Due to the unique nature of the technology comprising the Electric Wheel, there are no competitors that offer the benefits of our proprietary technology. However, there are more traditional but less capable solutions incorporating simple electric motor technology in the marketplace.

Many of these entities focus exclusively in the recreational marine segment, mostly in small vessels, and do not compete directly with our patented technology. Some of our provisional patent applications would provide a mechanism to restrict improvements by these manufacturers using their existing products.

We expect to manufacture components and/or enter into licensing agreements for our Electric Wheel and related technologies as we educate prospective OEMs about our innovative propulsion systems and demonstrate the proven cost-effectiveness of replacing or augmenting fossil fuel-based equipment.

Many of our competitors and potential competitors are better known than we are and have larger infrastructures and greater resources than we do, and may have greater ability to withstand price competition or a downturn in the economy or the boating market.

Power Systems Division

Technipower

The business, people and assets of Technipower, which we acquired in August 2006, form the basis of our Power Electronics Division. For many years, Technipower worked closely with military and defense contractors to design and manufacture military qualified AC-DC and DC-DC converters in both switching and linear configurations. Technipower merged with Integrated Power Systems (“IPS”) in 2003. This merger allowed the Technipower name and product lines to capitalize on the emerging market for aerial transport rack (“ATR”) chassis in which IPS was a leading competitor. A large portion of Technipower’s business is the production of certain legacy power supply products for the defense industry. At a certain point, the components to make these products will no longer be available. In order to continue to service the needs of our customers, we are developing new products that we hope will fulfill their requirements.

Products

The Power Electronics Division’s products consist of an embedded power supply line marketed under the “Technipower” brand, an autotransformer product line marketed under the “Variac” name, and an integrated ATR chassis product offering.

Both linear and switching technologies are used on products with power levels of up to 1,500 watts. The output characteristics vary from product to product and incorporate both high precision single and multiple output sources. The Power Electronics Division has a number of standard designs that often are combined to create new product offerings for specific applications through a modular approach. Once specified for a customer’s application, the product is typically incorporated as an OEM component.

Low Voltage Product Line

Our Technipower brand Mil Spec and autotransformer products are typically specified within the following ranges:

•	Input voltages of 28V to 270V, both AC and DC

•	Frequencies from 47Hz to 1,200Hz

•	Power levels up to 1,500 watts

•	Output voltages from 1.5 to 500 volts

•	Currents of up to 100 amperes.

The ATR products are solutions to power system packaging problems that are not currently addressed satisfactorily in the marketplace. We have built on the success of our high reliability, custom embedded chassis program for military applications and have emerged as a source for some large programs, such as the Apache helicopter “fly by wire” upgrade. These programs have historically been awarded only to large prime contractors.

ATR chassis are typically:

•	Sized from 95 to 2,300 cubic inches

•	Convection or conduction cooled

•	“Mission Ready” or application ready configurations

•	Fully integrated solutions

High Voltage Product Line

Technipower recently introduced a high voltage/high power (over 10,000 volts and 10,000 watts) line of embedded power conversion products that we expect will contribute substantial new revenue in 2006 and beyond. The market for high voltage, high power systems is served by a small number of providers and has very high engineering barriers to entry. This new line of products approach offers a new alternative to this large, well-established market by providing highly engineered DC-DC converters for use in high voltage/high power applications. No supplier currently provides DC-DC converters over 10kV and 10kW. We believe that these configurable building blocks lower manufacturing costs and reduce lead times to customers.

Engineering Initiatives

We are currently developing new products comprising high-density design philosophies using switching frequencies from 100KHz to 400KHz, thereby increasing efficiencies and reducing size and weight. The use of power semiconductors and recently developed magnetic materials contributes to a higher density and smaller size unit. Power factor correction and DC-to-DC converter technology, previously developed by Technipower for the power quality industry, will be utilized as building blocks in all applications. The modular design concept also offers customers substantially reduced lead times and minimizes non-recurring engineering costs.

These engineering developments are well-suited to the trends emerging in the Power Electronics Division’s key markets. Today’s military is continuing a transition to smaller, faster, quieter, more powerful and more intelligent systems. Our Power Electronics Division emphasizes the design and manufacture of state-of-the-art equipment that is smaller, more efficient, “smarter” (i.e., computer-controlled) and fully integrated at the power supply or complete chassis level. We expect that new designs will allow customers to satisfy higher power applications in dramatically smaller packaging.

Strategy

Through our Power Electronics Division, we focus on:
•
Ongoing support and fulfillment of hundreds of national stock numbers for legacy power supplies through increased visibility, continuous monitoring and response to government and defense contractor solicitations.

•
Selling the Cobalt15 product line which is focused on providing kilowatts of conformable DC power conversion to industrial and military markets such as advanced coatings, semiconductor, lasers, magnetrons and transmitters,

•	Leveraging our relationships with the military contractors that we are presently supplying with legacy product to provide new low power products,

•	Developing new markets through synergies with the Motive Power Division.

Industry

Our legacy military products for the defense industry

The majority of our business is supporting the defense industry with spares and replacements of linear and switching power supplies. These power supplies were initially designed over the past several decades for OEMs that were predominately defense contractors. Power supplies are requested either by the original contractor or directly by the government. These power supplies are built to the original qualified specifications to ensure backwards system compatibility. Power ranges are from tens of watts to a few kilowatts. Product formats include application specific units to cPCI and VME formats.

Our low power products in military applications

Technipower’s 50 year history of designing and manufacturing power supplies for the military provides industry visibility for new opportunities in low power system applications. These applications typically include power electronic systems. These are qualified designs that must survive stringent standards. This business is secured through a bidding process, which continues through the program’s life which typically lasts for decades. This is a high investment of time and resources. Constant focus must be given to these accounts.

Our high power products in industrial and military applications

Many industrial OEM applications require kilowatts of rugged DC power. These processes utilize this power to excite various forms of matter to create plasma, photons or magnetic fields. Vacuum chambers create a plasma-based “mist” of a target material for coating substrates that range from tools to semiconductors. Solid-state and gas-based lasers use DC power to create photons for cutting metals and for anti-airborne munitions systems for the military. Magnetrons create magnetic fields, as they do in microwave ovens, for industrials requirements such as the drying of inks and other chemical products. All these applications require electrical and mechanical ruggedness due to the violent environment in which the products will operate.

Markets

The market for AC-DC electrical power supply equipment and devices is broadly divided into external, and internal or embedded, products. We compete principally in the smaller, but significantly less commoditized and less competitive, internal power supply market.

The overall size of the domestic market is about $500 million, with the worldwide market estimated to be approximately $1.0 billion, according to The Darnell Group, Inc., an industry research group. This is exclusive of the DC-DC power supply market, which is estimated at about $300 million worldwide.

Marketing and Sales

We believe that we have a strong knowledge of defense after-market (market for spares and replacements) procurement. As the Defense Logistics Agency transitions to e-commerce, we are using this knowledge to respond to solicitations and win new business electronically.

We hope to increase sales through an effective marketing program that leverages our strong historic customer base and combines standard market communication methods with alliances, partnering and joint project development. We work with numerous prime defense contractors in the design and manufacture of power supplies and chassis for military systems. We offer integrated customer relationship management as well as complete program management capabilities. We employ aggressive account management practices and marketing communications efforts that include military/defense/commercial trade shows, targeted advertising campaigns, product listing sources, Internet lead generation and direct sales.

We sell primarily through in-house direct sales resources. Approximately 1,700 Technipower National Stock Numbers are currently tracked through government websites. We aggressively monitor and expand our use of government E-commerce sites to protect and increase business. We directly quote the defense supply centers and other federal procurement offices in order to maintain high visibility. We employ six manufacturer’s representatives and two direct sales people.

Manufacturing

The manufacturing facility of our Power Electronics Division is currently vertically integrated with the majority of the production functions performed at our Danbury facility. Our strategy is to increase the amount our outsourcing of subassemblies for the high power products and retain encapsulation, final integration and test in-house. Our new designs incorporate repetitive circuits both within the product itself and with other products we produce. This standardization affords us higher discounts with our suppliers providing these parts. We are continually upgrading our facility. Recently a high power test alcove was added. It is our goal to increase revenue without increasing the manufacturing footprint.

Competition

The AC-DC embedded (internal) power supply industry is very fragmented with hundreds of smaller companies providing a host of different products to satisfy very specific needs.

We compete principally on the basis of quick customer response, innovative product designs, creative engineering and high quality standards targeted principally at highly specified, qualified applications for the defense and aerospace markets. We are helped substantially by our well-known Technipower brand and favorable reputation.

Many of our competitors and potential competitors are better known than we are and have larger infrastructures and greater resources than we do, and may have greater ability to withstand price competition or a downturn in the economy or the boating market.

Our Intellectual Property

Trademarks

In 2006, we filed for registration of the terms Electric Wheel and Electric Transaxle and in 2003, we registered our name “Solomon Technologies” and our logo with the United States Patent and Trademark Office (“USPTO”) under three trademark filings. In 1999, we trademarked a stylized version of the phrase “Electric Wheel” in the United States in connection with electric propulsion systems. Our trademarks have a 10-year term commencing on the registration date and are renewable for additional terms of 10 years each, subject to compliance with certain filing requirements.

Current patents

We currently have three technologies patented in the U.S. and foreign jurisdictions. Below is a summary of our patents.

Dual-Input Infinite-Speed Integral Motor and Transmission Device. This patent is the basis for our Electric Wheel technology. The patents cover both marine applications and farming and household appliance applications. This patent has been issued in the following countries/regions:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Australia	11/19/91	11/19/94	651,644	Issued
Canada	11/19/91	01/28/03	2,096,642	Issued
Japan	11/19/91	01/31/03	3,394,771	Issued
Europe*	11/19/91	05/28/97	0 588 618	Issued
South Korea	11/19/91	01/07/99	187697	Issued
United States	11/28/90	11/26/91	5,067,932	Issued
WIPO**	11/19/91		US91/08624	Completed

*	The European patent has been validated and remains in force in Germany, Denmark, Spain, France and Netherlands.

**	The World Intellectual Property Organization is an agency of the United Nations that administers approximately 23 treaties dealing with different aspects of intellectual property protection.

Method and Apparatus for Propelling a Marine Vessel. This patent ties our Electric Wheel technology directly to marine propulsion and provides for a patent on regenerative feedback. This patent has been issued in the U.S. and is pending in foreign jurisdictions, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Europe	04/29/96		97922660.2	Pending
Japan	04/29/97		9-539268	Pending
United States	04/29/96	01/26/99	5,863,228	Issued
WIPO	04/29/97		US97/07556	Completed

System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device. This patent is the basis for our Electric Transaxle technology. This patent has been issued in the U.S. and is pending in two foreign jurisdictions, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Japan	11/04/97		10-523770	Pending
United States	11/19/96	12/22/98	5,851,162	Issued
WIPO	11/04/97		US97/20916	Completed

Further patents pending

On January 30, 2004, we submitted a provisional patent application for regenerative motor propulsion systems. On January 28, 2005, in advance of the one year anniversary of this filing, we converted this provisional application into a utility patent application in the United States as well as an international patent application under the Patent Cooperation Treaty, both entitled “Regenerative Motor Propulsion Systems.” These applications are presently being prosecuted and have been published as follows:

COUNTRY	DATE FILED	PUBLISHED	PUBLICATION #	STATUS
Australia	01/28/05	Pending	2005210624	Pending
Canada	01/28/05	Pending	Pending	Pending
United States	01/28/05	8/10/06	Pending	Pending
WIPO	01/30/05	08/18/05	WO2005075234	Completed

On March 11, 2005, we filed a provisional patent application with the USPTO entitled System for Automation for Power Generation, Propulsion and Use Management. The provisional patent application describes control systems and processes for the operation of an electronic propulsion and power generating system for marine applications as well as for the use of such systems in broader markets. We have made revisions to this application and filed a utility application based upon the provisional patent application. We have also applied for an international patent application under the Patent Cooperation Treaty:

COUNTRY	DATE FILED	PUBLISHED	PUBLICATION #	STATUS
United States	03/10/06	09/21/06	US 2006-0208570	Pending
WIPO	03/10/06	09/21/06	WO2006099318	Pending

On October 26, 2005, we filed a provisional patent application with the USPTO entitled System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Device Utilizing One Ring Gear. This patent expands our existing patent 5,851,162 by utilizing new methodology gained from further research and development into the potential applications. On October 24, 2006, we converted this provisional application to a U.S. utility application and an international patent application under the Patent Cooperation Treaty.

We estimate that the cost for patenting the technology under review in the United States will be $30,000 per patent. There will be additional costs based on the number of countries in which patent protection is ultimately sought. We cannot assure you that the pending patents will be granted.

We do not have any patents covering our STEM series electric motors.

Know-how, trade secrets and other intellectual property protection

In addition to the trademark and patent protection secured above and the pending patent applications, we rely on trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. It is our policy to require our directors, employees, consultants and parties to collaborative agreements to execute confidentiality agreements upon the commencement of the employment, consulting or collaborative relationships with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us is to be kept confidential except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions resulting from work performed for us using our property or relating to our business and conceived or completed by the individual during employment are our exclusive property to the extent permitted by law.

Research and Development

Since our inception, we have spent more than $2 million on development of our Motive Power Division’s products. The continued development of our STEW and STEM electric motors and other components of our ST Electric Power Drive Systems by our Motive Power Division remains paramount to our success in the marine and automotive markets. In addition, continuing development of advanced hybrid charging systems, adaptation to new battery, fuel cell and fuel sources technologies, and system control and integration with our growing product line of electric motors will help us achieve and maintain our leadership position in the marine propulsion industry as well as other emerging opportunities. Our Power Electronics Division is currently developing new products comprising high-density design philosophies using switching frequencies from 100KHz to 400KHz, thereby increasing efficiencies and reducing size and weight. Technipower incurred approximately $860,366 of expenses in the year ended December 31, 2005 and $473,390 in the year ended December 31, 2004 relating to research and development.

Through continued ground-based electric motor research and development, we intend to expand applications of our patented products for potential licensing into other industries.

Employees

Our Motive Power Division has four full-time employees, three part-time employees and one full-time consultant who is the inventor of the Electric Wheel. Our Power Electronics Division has 48 full-time employees, three part-time employees and six consultants. Our executive management team currently consists of a president, a chief financial officer, two vice presidents and a secretary. We employ our chief financial officer and vice presidents on a part-time basis. There is no collective bargaining agreement in effect. We believe our relations with our employees are good.

Government Regulation

It is anticipated that existing and proposed changes in environmental impact laws and regulations in the United States, Canada and Europe will create an increased demand for our ST-EPDS products including the Electric Wheel and Electric Transaxle technology. Our STI electric products have zero emissions when used without fossil fuel generators.

Existing governmental regulations have not had any material impact on our Motive Power Division’s operations, and to date the costs and effects of compliance with federal, state and local environmental laws have been minimal. Our Power Electronics Division is required to comply with extensive and frequently changing environmental regulations that impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. These regulations impose significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances, and may result in the imposition of fines for non-compliance. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and train employees in the use of such substances. Our operations require the use of a limited amount of chemicals and other materials that are classified under applicable laws as hazardous chemicals and substances. If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

Properties

Our Motive Power Division currently occupies office, research, testing and warehouse facilities in Tarpon Springs, Florida. This facility is located at 1400 L&R Industrial Boulevard, Tarpon Springs, Florida 34689. The lease commenced on September 1, 2003 and expired on August 31, 2005. We are presently occupying this space on a month-to-month basis. Rent is currently $2,742.83 per month.

Our Power Electronics Division occupies facilities in Danbury, Connecticut. This facility is located at 14 Commerce Drive, Danbury, Connecticut. The lease commenced on July 15, 2002 and expires on July 14, 2007. Rent is currently $8,125.00 per month.

Legal Proceedings

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates.

On January 10, 2006, we filed a complaint with the ITC in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On or about February 8, 2006, the ITC instituted an investigation based on our complaint. The ITC acts as an administrative investigative body to determine, among other things, whether or not goods imported into the United States infringe U.S. patents. If we are successful in our ITC action, Toyota could be prohibited from importing into the United States infringing combination motor and transmission systems and those products containing such systems, including the Toyota Prius and Highlander models. On September 19, 2006, we expanded this claim to include the Toyota Camry and Lexus hybrid models. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006.

The patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed until the ITC case is completed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources” above.

Except as set forth above, we do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors, together with their ages and certain biographical information, are set forth below:

NAME	AGE	POSITION
Gary M. Laskowski	53	Director, Chairman of the Board and Vice President
Peter W. DeVecchis, Jr.	57	President
Samuel F. Occhipinti	59	Chief Financial Officer
Jonathan D. Betts	46	Director
Duane L. Crisco	45	Director
Michael D’Amelio	49	Director and Vice President
David J. Parcells	47	Director

Gary M. Laskowski, Chairman of the Board and Vice President. Mr. Laskowski has been a director of our company since May 2004 and vice president since November 2005. Mr. Laskowski is a principal and founder of Venture Partners Ltd., a private investment bank founded in 1986. Prior thereto Mr. Laskowski served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm, and prior to that in a number of roles, including Vice President, Marketing, for Canberra Industries, Inc., a supplier of data acquisition and analysis systems. Mr. Laskowski serves on the boards of a number of companies involved in electronics, power systems and software development. Mr. Laskowski holds a Bachelor’s Degree in Electrical Engineering from the University of Connecticut.

Peter W. DeVecchis, Jr., President. Mr. DeVecchis, who became our President in May 2004, is an accomplished manager with 25 years of experience in sales, marketing and new business development. Prior to joining us, he had served since December 2001 as Vice President, Sales and Marketing of 4uDoctor, Inc., a provider of web-based technology services to help healthcare practitioners reduce their costs of procuring operational supplies. From 1998 to 2001, he served as Vice President, Sales of Consumers Interstate Corp., a wholesale distributor of MRO products. From 1996 to 1998, he was Vice President Sales, Business Unit Director Pharmacy Groups, for Moore Medical Corp., a full line wholesale distributor of pharmaceutical and health-care products. From 1988 to 1996, Mr. DeVecchis was Vice President, Sales and Marketing for United Abrasives, Inc., a manufacturer of industrial abrasive products. From 1985 to 1988, he served as Vice President Sales and Marketing for Beaverite Products, Inc., a manufacturer of customized information packaging. From 1973 to 1985, he was Vice President Sales and Marketing for Canberra Industries, Inc., a nuclear electronics company. Mr. DeVecchis earned his MBA from University of New Haven and his BS in Business Management from Charter Oak College in Connecticut.

Samuel F. Occhipinti, Chief Financial Officer. Mr. Occhipinti became our Chief Financial Officer in May 2004. Since June 1998, Mr. Occhipinti has been Managing Director and President of Venture Partners Capital LLC, an NASD registered broker/dealer focused on corporate finance and merger and acquisition transactions. Since September 2005, he has also been the Chief Compliance Officer of First Dunbar Securities Corp., a financial services firm. From 1997 to June 1999, he was Vice President and Chief Operating Officer of Stone Cline Corporation, a manufacturer of textiles, and from 1993 to 1997 he was Executive Vice President and Chief Financial Officer of I2 Technology Inc., a manufacturer of electronics components. From 1990 to 1993, Mr. Occhipinti was Vice President - Finance of AOI Systems Inc., a manufacturer of adaptive optics technologies. He earned his BS/BA in finance from Boston College.

Jonathan D. Betts, Director. Mr. Betts has been a director of our company since July 2004. He is a principal and founder of Venture Partners, a private investment bank, founded in 1986. Mr. Betts previously served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm and as Regional Sales Manager for Medical Electronics Corporation, a critical care medical instrumentation manufacturer. Mr. Betts has a Bachelor’s Degree in Electrical Engineering from Boston University.

Duane L. Crisco, Director. Mr. Crisco has been a director of our company since September 2005. Since June 2004, he has been a Senior Vice President at GE Capital in Norwalk, CT. From December 1999 to June 2004, Mr. Crisco served as a Partner and Managing Director of SwingBridge Capital, located in Cheshire, CT. Mr. Crisco holds a BS degree in Finance from the University of Connecticut.

Michael D’Amelio, Director and Vice President. Mr. D’Amelio has been a director of our company since May 2004 and vice president since November 2004. Mr. D’Amelio is the Managing Director and founder of JMC Venture Partners LLC, a private equity fund founded in 1999 that focuses on middle market manufacturing, distribution, technology and service companies. In addition, Mr. D’Amelio is a partner in the investment banking firm of Grace Matthews. From 1991 to 1999, Mr. D’Amelio served as President and CEO of TACC International Corporation, a specialty chemical manufacturer with facilities located throughout the United States that was subsequently sold to a Fortune 500 buyer. Mr. D’Amelio serves on numerous corporate boards and committees and is a graduate of Northeastern University with a BS in Management.

David J. Parcells, Director. Mr. Parcells has been a director of our company since September 2005. Since December 2003, he has served as Chief Financial Officer of Garrity Industries, Inc, a privately held manufacturer and leading supplier of flashlights under the Garrity brand name. From January 2000 to September 2003, Mr. Parcells was Vice President and Chief Financial Officer for eLOT, Inc, a publicly traded internet company serving the lottery industry. eLot filed for Chapter 11 protection on October 15, 2001 and emerged from protection on December 31, 2002. From September 1998 to January 2000, he was President and Chief Financial Officer of Sentinel Business Systems, a privately held bar code data collection software provider and systems integrator. Mr. Parcells is a CPA and holds a BS degree in Accounting from Providence College.

The Certificate of Designation of Series and Determination of Rights and Preferences pertaining to our Series C preferred stock establishes that our board of directors shall consist of five members, two selected by the holders of our Series C preferred stock and three selected by the holders of our common stock, except that two of the directors selected by the holders of our common stock must be “independent” as defined in the Certificate of Designations. The Series C preferred stock was issued in August 2006 in connection with our acquisition of Technipower. We have not yet held a meeting of our stockholders for the election of directors since that time; consequently, the holders of our Series C preferred stock have not yet elected designees to our board.

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2005, 2004 and 2003 by our President and our Vice Presidents.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options		All Other Compensation
Peter W. DeVecchis, Jr. (1)	2005	$125,000.00	0	$0		0		$44,000 (4)
President	2004	$76,923.04	0	$8,849.96	(2)	100,000	(3)	0

Gary M. Laskowski (5)	2005	$25,000.00	0	0		0		$96,000 (6)
Vice President

Michael A. D’Amelio (5)	2005	$25,000.00	0	0		0		$96,000 (6)
Vice President

(1)	Peter DeVecchis became our President on May 27, 2004.

(2)	Mr. DeVecchis received this amount as a consultant prior to becoming our President.

(3)
Vesting of options to purchase an aggregate of 100,000 shares was contingent on the satisfaction of certain performance criteria by December 31, 2004. These options expired unexercised on January 1, 2005 when the performance criteria were not met.

(4)
Mr. DeVecchis received 70,000 shares of common stock. Of these shares, 20,000 shares were issued pursuant to his employment agreement and 50,000 shares were issued by our board in recognition of his past contributions and to encourage his future contributions to Solomon Technologies. These shares were valued at $44,000.

(5)
Messrs. Laskowski and D’Amelio each became Vice Presidents of Solomon Technologies on November 2, 2005. Payment of the compensation listed under the Salary column for Messrs. Laskowski and D’Amelio has been deferred.

(6)
Messrs. Laskowski and D’Amelio each received 150,000 shares of common stock in May 2005 in recognition of their past contributions as directors of Solomon Technologies and to encourage their future contributions to our company.

Compensation Arrangements

We have an employment agreement with Peter W. DeVecchis, Jr., our President.

Mr. DeVecchis receives an annual base salary of $125,000 and is eligible for a $75,000 bonus based on goals to be agreed by us and Mr. DeVecchis. Mr. DeVecchis will also be entitled to receive the standard benefits available to all of our employees. He is also entitled to a restricted stock award of 20,000 shares of our common stock each year over the next five years with the second 20,000 shares earned in May 2006, the second anniversary of his employment with us. In the event that he is terminated for cause, all unearned shares are forfeited. Further, if he is terminated other than for cause during the first five months of his employment, all unearned shares are forfeited. Upon termination other than for cause after the first five months of employment, he will be entitled to one half of all of the remaining unearned shares. The term “cause” means Mr. DeVecchis’ gross negligence, gross misconduct, breach of fiduciary duty to our company or our stockholders, or indictment or arrest for any criminal offenses.

We may terminate Mr. DeVecchis at any time. If we terminate him, his severance will be six months of his annual salary. If Mr. DeVecchis is terminated after the first five months of his employment as a result of a change in control of our company, his severance will be one year of his annual salary. If Mr. DeVecchis is terminated for cause, he will not be entitled to any severance.

The term “change of control” means a sale or transfer, in one transaction, of 51% or more of our issued and outstanding shares, excluding normal public trading of our shares or one or more secondary offerings of our shares.

Mr. DeVecchis also executed our company’s Nondisclosure and Noncompete Agreement. The agreement provides that Mr. DeVecchis will not compete with us during employment and for six months thereafter and will always keep our trade secrets and other confidential information confidential.

We have agreed to pay each of Messrs. Laskowski and D’Amelio (x) $12,500 per month, such amounts to be paid in cash if permitted by our cash flow or, if the board then so determines, in common stock of equal value on the date of payment, and (y) cash equal to 10% of the increased market capitalization of Solomon Technologies over $1.8 million measured as of the average closing price of our common stock over the period beginning 30 days before and ending 30 days after December 31, 2006.

2003 Stock Option Plan

We adopted our 2003 Stock Option Plan in July 2003. We amended it in June 2004 to increase the number of shares of common stock reserved under the plan from 750,000 to 2,000,000. The plan provides for the grant of options intended to qualify as “incentive stock options,” options that are not intended to so qualify or “nonstatutory stock options” and stock appreciation rights. We amended the plan in August 2006 to provide for add free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards to the types of awards that may be granted under the plan. The total number of shares of common stock reserved for issuance under the plan is 2,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of “reload options” described below.

The plan is presently administered by our compensation committee, which selects the eligible persons to whom awards shall be granted, determines the number of shares of common stock subject to each award, the exercise price therefor and the periods during which awards are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each award granted under the plan is evidenced by a written agreement between us and the participant.

Awards may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders, which must have an exercise price of not less than 110% of the fair market value of the common stock on the date of grant. The exercise price for nonstatutory stock options shall not be less than the fair market value of the common stock on the date of grant. Incentive stock options granted under the plan have a maximum term of 10 years, except for options granted to 10% stockholders, which are subject to a maximum term of 5 years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable except by will and the laws of descent and distribution.

The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of shares of common stock equal to the sum of the number of shares of common stock used to exercise the option, and, with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

The plan also allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option. The committee may also grant free-standing stock appreciation rights, restricted stock awards (including both restricted stock and restricted stock units) and performance-based awards. Under the terms of a restricted stock award, common stock may, generally, though not necessarily, be issued at the time of grant (subject to vesting provisions established by the board of directors). Awards of restricted stock units, on the other hand, are awards in which shares of common stock or cash in lieu thereof may be issued in the future once the awards vest.

Stock Option Grants

We did not grant any options in 2005. In September 2006, we granted options to purchase 100,000 shares of common stock under the Plan to Peter W. DeVecchis, Jr. and we granted options to purchase 95,000 shares of common stock to other employees.

Aggregated Option/SAR Exercises and Year End Option/SAR Values in Last Fiscal Year

The following table sets forth the aggregate number of options exercised in the year ended December 31, 2005 and the value of options held at December 31, 2005 for the named executive officers in the Summary Compensation Table.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/Warrants at Fiscal Year End Exercisable/Un-exercisable	Value of Unexercised In-the- money Options/Warrants At Fiscal Year End Exercisable/Un-exercisable(1)
Peter W. DeVecchis, Jr.	0	$ 0	0	$0/0

Gary M. Laskowski	0	0	25,000/0	0/0

Michael A. D’Amelio	0	0	25,000/0	0/0

(1)
The dollar value was calculated by determining the difference between the fair market value at December 31, 2005 of the common stock underlying the options and the exercise prices of the options. The closing price of our common stock on the OTC Bulletin Board on December 31, 2005 was $0.36.

Compensation of Directors

On May 25, 2005, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 25,000 shares to Jonathan Betts and 150,000 shares each to Michael A. D’Amelio and Gary M. Laskowski. We issued an additional 125,000 shares to Jonathan Betts on August 8, 2005.

On November 2, 2005, our board of directors determined that we will pay each member of our audit committee $10,000 per year for service on the committee. This fee will be paid in cash if permitted by our cash flow or, subject to the approval of the board of directors, in common stock of equal value on the date of payment.

On January 1, 2006, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 150,000 shares to each of Duane Crisco and David Parcells. On August 3, 2006, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 150,000 shares to each of the directors.

OWNERSHIP OF OUR SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our common stock, excluding persons who are our executive officers or directors, as of October 20, 2006.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK
Pinetree (Barbados) Inc. c/o Ward Patel & Co., The Gables Haggat Hall St. Michael, Barbados	5,579,022	16.5%

Integrated Power Systems LLC 41 Cranbury Road Norwalk, CT 06851	3,822,829(1)	10.7%

Power Designs, Inc. c/o Steve Hazard Pepe & Hazard LLP 225 Franklin Street Boston, MA 02110	3,822,839(1)	10.7%

Steven Sands and Martin Sands 90 Park Avenue New York, NY 10016	2,000,000(2)	5.9%

Jezebel Management Corporation(3) 1201 Hayes Avenue Tallahassee, FL 32301	1,976,633	5.9%

(1)	Includes 1,943,816 shares of common stock issuable upon conversion of Series C preferred stock.

(2)
Represents (i) 200,000 shares of common stock owned by Sands Brothers Venture Capital LLC, (ii) 200,000 shares of common stock owned by Sands Brothers Venture Capital II LLC, (iii) 1,200,000 shares of common stock owned by Sands Brothers Venture Capital III LLC, and (iv) 400,000 shares of common stock owned by Sands Brothers Venture Capital IV LLC. Steven Sands and Martin Sands are the co-managers of each of Sands Brothers Venture Capital LLC, Sands Brothers Venture Capital II LLC, Sands Brothers Venture Capital III LLC and Sands Brothers Venture Capital IV LLC.

(3)	Jezebel Management Corporation is wholly-owned by Michael D’Amelio.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership by our executive officers and directors of our common stock as of October 20, 2006. The information in this table provides the ownership information for:

•	each of our directors,

•	each of our executive officers, and

•	our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is Solomon Technologies, Inc., 1400 L&R Industrial Boulevard, Tarpon Springs, Florida 34689.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK

Gary M. Laskowski Chairman of the Board and Vice President	1,579,008(1)	4.7%

Peter W. DeVecchis President	105,000(2)	*

Samuel F. Occhipinti Chief Financial Officer	50,000	*

Jonathan D. Betts Director	1,554,570 (3)	4.6%

Duane L. Crisco Director	220,000	*

Michael D’Amelio Vice President and Director	2,855,320(4)	8.4%

David J. Parcells Director	200,000	*

All Executive Officers and Directors as a Group (7 persons) (5)	5,473,202	15.9%

* Less than one percent.

(1)
Includes 83,040 shares of common stock issuable upon conversion of Series C preferred stock. Includes 835,998 shares of common stock and 16,425 shares of common stock issuable upon conversion of Series C preferred stock owned directly by Woodlaken LLC. Mr. Laskowski and Jonathan Betts, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Laskowski disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 93,793 shares of common stock and 24,614 shares of common stock issuable upon conversion of Series C preferred stock owned directly by Bril Profit Sharing Plan & Trust, of which Mr. Laskowski is one of several participants. Mr. Laskowski disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest herein. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. Laskowski at an exercise price of $0.55 per share that expire in July 2014, and 119,856 shares of common stock held by First Dunbar Securities Corporation. The wives and children of Messrs. Laskowski and Betts hold a majority interest in First Dunbar. Mr. Laskowski disclaims beneficial ownership of the shares held by First Dunbar. Also includes 150,000 shares of common stock owned directly by Mr. Laskowski’s wife.

(2)
Includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. DeVecchis at an exercise price of $2.09 per share that expire in September 2011. Excludes up to 60,000 shares of common stock to which Mr. DeVecchis may be entitled pursuant to a restricted stock award of 20,000 shares of our common stock each year over the next three years on May 31 of each year.

(3)
Includes 35,132 shares of common stock issuable upon conversion of Series C preferred stock. Includes 835,998 shares of common stock and 16,425 shares of Series C preferred stock owned directly by Woodlaken LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 30,304 shares of common stock and 35,487 shares of common stock issuable upon conversion of Series C preferred owned directly by International Capital Partners LLC. Mr. Betts is the managing member of International Capital Partners LLC. Also includes 93,793 shares of common stock and 24,614 shares of common stock issuable upon conversion of Series C preferred stock owned directly by Bril Profit Sharing Plan & Trust, of which Mr. Betts is one of several participants. Mr. Betts disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest therein. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. Betts at an exercise price of $0.55 per share that expire in July 2014, and 119,856 shares of common stock held by First Dunbar Securities Corporation. The wives and children of Messrs. Laskowski and Betts hold a majority interest in First Dunbar. Mr. Betts disclaims beneficial ownership of the shares held by First Dunbar. Also includes 320,000 shares of common stock owned directly by Mr. Betts’ wife and 5,471 shares owned directly by Mr. Betts’ minor daughter.

(4)
Includes 67,071 shares of common stock issuable upon conversion of Series C preferred stock. Also includes 207,316 shares of common stock and 214,464 shares of common stock issuable upon conversion of Series C preferred stock owned directly by JMC Venture Partners. Mr. D’Amelio is a partner in JMC. Also includes 1,976,633 shares of common stock owned directly by Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. D’Amelio at an exercise price of $0.55 per share that expire in July 2014.

(5)	Includes 476,233 shares issuable upon conversion of Series C preferred stock and 75,000 shares of common stock issuable upon exercise of options.

CERTAIN TRANSACTIONS

Operating Agreements

Homewood Agreement

Homewood Products Corporation has been manufacturing our electric motors since 1996. Barry DeGroot, a former director and a former member of our board’s audit and compensation committees, is the president of Homewood. In August 2003, we negotiated an agreement with Homewood that provided for Homewood to continue to manufacture our motors. The agreement, which expired on December 31, 2004, required that we purchase at least 100 electric motors during 2004. As we purchased only 25 electric motors in 2004, we were obligated to pay Homewood on or before January 1, 2005 an amount equal to the average purchase price for all motors actually purchased by us multiplied by the motors not purchased by us up to 100, or an aggregate of $466,200 for the 75 motors we did not purchase. We did not pay this amount to Homewood. Since January 1, 2004, we have paid Homewood $268,835.39.

On May 26, 2005, we entered into a settlement agreement with Homewood pursuant to which Homewood gave us a full release from any and all legal claims that may have arisen prior to the date of the settlement in exchange for the issuance to three nominees of Homewood, including Mr. DeGroot, of an aggregate of 105,000 shares of our common stock.

Equity Issuances

In April 2004, we settled with various employees to accept a significant reduction in the amount of back pay owing to them. We reduced the amount we were obligated to pay such employees by approximately $180,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase shares of our common stock. Among these employees were David Tether, our former Chief Executive Officer, and Cynthia McMullen-Tether, David Tether’s spouse. Mr. Tether waived $47,807 of unpaid salary and we granted him an option to purchase 47,807 shares of common stock. Ms. McMullen-Tether waived $26,810 of unpaid salary and we granted her an option to purchase 26,810 shares of common stock. The options, which are granted under our 2003 Stock Option Plan, are exercisable at $1.00 per share and terminate on April 14, 2009.

On May 25, 2005, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 50,000 shares of our common stock to Peter W. DeVecchis, Jr., our president, 75,000 shares of our common stock to Sam Occhipinti, our chief financial officer, 25,000 shares to director Jonathan Betts and 150,000 shares each to directors Michael D’Amelio and Gary M. Laskowski. On August 8, 2005, we issued 125,000 shares to director Jonathan Betts in partial consideration for his past contributions to our company and to encourage his continued service. On January 1, 2006, we issued 150,000 shares of common stock to each of Duane Crisco and David Parcells in partial consideration for their past contributions to our company and to encourage their continued service. On March 28, 2006, we issued 25,000 shares of common stock to Sam Occhipinti in partial consideration of his past contributions to our company and to encourage his continued service.

On August 9, 2005, we granted 1,754 shares of common stock to our former director David Lindahl. These shares of common stock were granted in lieu of money owed for Mr. Lindahl’s attendance at a board of directors’ meeting.

Private Placements of Series A Preferred Stock

Overview

On December 23, 2004, we sold 225,000 shares of Series A preferred stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a private placement. The securities were placed by First Dunbar Securities Corporation, who received cash placement agent fees of $52,275, or 8.5% of the gross proceeds of the offering.

The wives and children of Gary M. Laskowski, the chairman of our board of directors and a vice president, and Jonathan D. Betts, one of our directors, hold a majority interest in First Dunbar Securities Corporation. Samuel Occhipinti, our chief financial officer, is the financial operations principal for First Dunbar.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock, and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock.

Woodlaken LLC

Woodlaken LLC, a Connecticut limited liability company, held 150,000 shares of Series A preferred stock and warrants to purchase 300,000 shares of common stock. On February 15, 2006, in connection with the recapitalization of our Series A preferred stock and exchange of certain warrants, Woodlaken’s shares of Series A preferred stock were converted into 750,000 shares of common stock and Woodlaken exchanged its warrants for 150,000 shares of common stock.

The managers of Woodlaken are Gary M. Laskowski, the chairman of our board of directors and a vice president, and Jonathan D. Betts, one of our directors.

Pinetree (Barbados), Inc.

Pinetree (Barbados), Inc., listed above under “Ownership of Our Securities”, purchased in a November 2004 private placement 250,000 shares of Series A preferred stock and warrants to purchase 500,000 shares of common stock for $250,000. Pinetree held an additional 921,474 shares of Series A preferred stock and warrants to purchase 1,221,474 shares of common stock that it purchased earlier in 2004.

On December 16, 2005, Pinetree exchanged warrants to purchase 50,000 shares of common stock for 25,000 shares of common stock. On February 15, 2006, in connection with the recapitalization of our Series A preferred stock and exchange of certain warrants, Pinetree’s Series A preferred stock was converted into 5,857,370 shares of common stock and Pinetree exchanged its warrants for 860,737 shares of common stock.

We believe that the terms of the above transactions were commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. The board of directors has determined that any agreements with related parties must be on terms that are commercially reasonable and no less favorable to us than we could obtain from an unaffiliated third party on an arms’ length basis.

Debt Issuances

Beginning on March 7, 2005, we issued a series of promissory notes to Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC, Steven Kilponen and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 pursuant to which we borrowed an aggregate of $1,682,000. The notes bear interest at a rate of 12% per annum. To secure the notes, we entered into a Security Agreement with the noteholders, dated March 7, 2005 and amended on March 16, 2005, pursuant to which we granted a first priority security interest in all of our tangible and intangible assets. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the noteholders. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. On May 3, 2006, we entered into an agreement dated as of April 28, 2006 to amend the promissory notes to extend the maturity date of the notes from April 30, 2006 to June 30, 2006. Pursuant to the agreement, to induce the noteholders to agree to extend the notes, we issued to each noteholder 10,000 shares of common stock for each $100,000 in principal amount of notes held by the noteholder. On June 5, 2006, we issued and sold an aggregate of 63,750 shares of common stock to the holders of certain of the promissory notes. These shares were issued as an inducement to each noteholder agreeing to purchase additional notes.

On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of our noteholders pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we isssued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder.

Our board of directors has authorized us to borrow up to an additional $128,000 from the current noteholders and others on the same terms as the notes issued to the noteholders.

On July 28, 2006 we borrowed $125,000 from Jezebel Management Corporation and issued a promissory note in the principal amount of $125,000 to Jezebel. The new note bears interest at a rate of 15% per annum and matured on August 28, 2006. As an incentive to purchase the note we issued 25,000 shares of common stock to Jezebel. This note is now in default and has a default interest rate of 18% per annum.

Technipower LLC

On August 17, 2006, we entered into a Securities Purchase Agreement with Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons and Technipower LLC and simultaneously closed on the acquisition of all of the outstanding membership units and warrants to purchase membership units of Technipower. We purchased Technipower for $3.0 million in newly designated Series C convertible redeemable preferred stock (4,615,385 shares), common stock valued at $2.9 million (4,461,538 shares) and the assumption of certain liabilities totaling approximately $850,000, including approximately $700,000 outstanding under Technipower’s $1.5 million revolving credit facility. Twenty-five percent of the common stock was deposited in escrow to support the sellers’ indemnity obligations under the Purchase Agreement. The escrowed shares will also fund any required working capital adjustment in favor of us. The share amounts were calculated using an agreed $.65 per share price, which was based on the average of the average closing bid prices of the common stock over two 30-day periods, one ending three days before the closing and one ending two days before the closing. We must issue additional shares to the sellers at the one year anniversary of the closing if the 30-day average trading price at that time is more than 5% less than $.65 per share. At its option, we may instead pay the adjustment in cash.

We entered into a Registration Rights Agreement with the sellers, dated as of August 17, 2006, pursuant to which we agreed to file, on or before November 1, 2006, a registration statement under the Securities Act of 1933, as amended, covering the shares of common stock issued in connection with the closing of the Technipower acquisition and the shares of common stock underlying the Series C preferred stock issued to in connection with the closing of the Technipower acquisition.

Three of our directors, Gary Laskowski, Jonathan Betts and Michael D’Amelio, held indirect ownership interests in Technipower at the time of the acquisition. An independent committee of our board of directors negotiated the documentation of the acquisition and recommended its approval by the full board of directors.

Oliver Street Finance LLC

On November 18, 2005, we entered into an agreement with Oliver Street Finance LLC pursuant to which Oliver Street agreed to provide funding to us to prosecute our patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Under the terms of the agreement, Oliver Street will pay all legal fees and out-of pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation against Toyota and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a vice president and director of our company, is also affiliated with Oliver Street.

Bril Corporation

Bril Corporation, a consulting firm of which Gary M. Laskowski and Jonathan Betts are principals, provides bookkeeping services to us for a fee of $60,000 per year.

SELLING STOCKHOLDERS

The following table sets forth:

•	The number of shares currently beneficially owned by each selling stockholder,

•	The number of shares owned by each of them being offered for sale in this prospectus, and

•	The number of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.

None of the selling stockholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities of ours, except that:

•	Peter W. DeVecchis, Jr. is our president.

•	Jonathan D. Betts, Duane Crisco, Michael D’Amelio and David Parcells are directors of our company.

•	Gary M. Laskowski is the chairman of our board of directors.

•	Gary M. Laskowski and Michael D’Amelio are our vice presidents.

•	Gary M. Laskowski and Jonathan D. Betts are participants in Bril Profit Sharing Plan & Trust.

•
Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados) Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC, Steven Kilponen and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 have each provided short-term loans to us and we have issued shares of common stock to these lenders in connection with these loans, in lieu of accrued interest and as inducements to lend and/or to extend the maturity dates of the loans.

•	The managers of Woodlaken LLC are Gary M. Laskowski and Jonathan D. Betts.

•	The manager of International Capital Partners LLC is Jonathan Betts.

•	Integrated Power Systems LLC is owned in part by Woodlaken.

•	The managing director of JMC Venture Partners, LLC is Michael D’Amelio.

•	Anthony Intino and Allison Bertorelli are consultants to Technipower LLC.

•	Mariano Moran is an employee of Technipower LLC.

•	Kathleen C. Betts and Alexandra J. Betts are the wife and minor child of Jonathan Betts.

The information included below is based on information provided by the selling stockholders. Except as otherwise noted below, the table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

Name	Shares Owned Before Offering	Shares of Common Stock Being Offered	Shares Owned Upon Completion of Offering	Percent of Outstanding Common Stock Owned After Offering
Pinetree (Barbados) Inc.	5,579,022	77,500	5,501,522	16.3%
Power Designs, Inc.	3,822,839	3,822,839[1]	0	0
Integrated Power Systems LLC	3,822,839	3,822,839[1]	0	0
Michael D’Amelio	2,855,320[2]	281,907[3]	2,573,863[4]	7.6%
Jezebel Management Corporation	1,976,633	252,500	1,724,133	5.1%
Jonathan Betts	1,554,570[5]	43,622[6]	1,510,948[7]	4.5%
Gary Laskowski	1,579,008[8]	313,312[9]	1,265,696[10]	3.7%
Coady Family LLC	1,285,000	135,000	1,150,000	3.4%
Woodlaken LLC	852,423	75,002[11]	777,421	*
JMC Venture Partners LLC	421,780	421,780[12]	0	0
Kathleen C. Betts	320,000	170,000	0	0
Duane Crisco	220,000	150,000	70,000	*
David Parcells	200,000	150,000	50,000	*
Bril Profit Sharing Plan & Trust	118,407	48,407[14]	70,000	*
Anthony Intino	115,268	115,268[15]	0	0
Allison Bertorelli	83,863	83,863[16]	0	0
Mariano Moran	78,515	78,515[17]	0	0
Raymond Joslin	75,506	75,506[18]	0	0
International Capital Partners LLC	69,791	69,791[19]	0	0
Shannon LeRoy	69,093	69,093[20]	0	0
Pascal Partners, LLC	60,000	50,000	10,000	*
Peter and Barbara Carpenter	50,000	50,000	0	0
Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013	50,000	50,000	0	0
Vantage Partners LLC	31,857	31,857[21]	0	0
Halstead LLC	31,406	31,406[22]	0	0
F. Jay Leonard	15,000	12,500	2,500	*
Steven Kilponen	12,500	12,500	0	0
Alexandra J. Betts	5,471	5,471	0	0
Mark Sadinsky	1,256	1,256[24]	0	0

*Less than one percent

1 Includes 1,943,816 shares of common stock issuable upon conversion of Series C preferred stock.

2 Includes 207,316 shares of common stock and 214,464 shares of common stock issuable upon conversion of Series C preferred stock owned directly by JMC Venture Partners. Mr. D’Amelio is a partner in JMC. Also includes 1,976,633 shares of common stock owned directly by Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. D’Amelio at an exercise price of $0.55 per share that expire in July 2014.

3 Includes 67,071 shares of common stock issuable upon conversion of Series C preferred stock.

4 Assumes no sales by Jezebel Management Corporation or JMC Venture Partners.

5 Includes 35,132 shares of common stock issuable upon conversion of Series C preferred stock. Includes 835,998 shares of common stock and 16,425 shares of Series C preferred stock owned directly by Woodlaken LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 30,304 shares of common stock and 35,487 shares of common stock issuable upon conversion of Series C preferred owned directly by International Capital Partners LLC. Mr. Betts is the managing member of International Capital Partners LLC. Also includes 93,793 shares of common stock and 24,614 shares of common stock issuable upon conversion of Series C preferred stock owned directly by Bril Profit Sharing Plan & Trust, of which Mr. Betts is one of several participants. Mr. Betts disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest therein. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. Betts at an exercise price of $0.55 per share that expire in July 2014, and 119,856 shares of common stock held by First Dunbar Securities Corporation. The wives and children of Messrs. Laskowski and Betts hold a majority interest in First Dunbar. Mr. Betts disclaims beneficial ownership of the shares held by First Dunbar. Also includes 320,000 shares of common stock owned directly by Mr. Betts’ wife and 5,471 shares owned directly by Mr. Betts’ minor daughter.

6 Includes 35,132 shares of common stock issuable upon conversion of Series C preferred stock.

7 Assumes no sales by Woodlaken LLC, International Capital Partners LLC, Bril Profit Sharing Plan & Trust, First Dunbar Securities Corporation or Mr. Betts’ wife and daughter.

8 Includes 83,040 shares of common stock issuable upon conversion of Series C preferred stock. Includes 835,998 shares of common stock and 16,425 shares of common stock issuable upon conversion of Series C preferred stock owned directly by Woodlaken LLC. Mr. Laskowski and Jonathan Betts, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Laskowski disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 93,793 shares of common stock and 24,614 shares of common stock issuable upon conversion of Series C preferred stock owned directly by Bril Profit Sharing Plan & Trust, of which Mr. Laskowski is one of several participants. Mr. Laskowski disclaims beneficial ownership of the securities owned by Bril Profit Sharing Plan & Trust, except to the extent of his pecuniary interest herein. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. Laskowski at an exercise price of $0.55 per share that expire in July 2014, and 119,856 shares of common stock held by First Dunbar Securities Corporation. The wives and children of Messrs. Laskowski and Betts hold a majority interest in First Dunbar. Mr. Laskowski disclaims beneficial ownership of the shares held by First Dunbar. Also includes 150,000 shares of common stock owned directly by Mr. Laskowski’s wife.

9 Includes 83,040 shares of common stock issuable upon conversion of Series C preferred stock.

10 Assumes no sales by Woodlaken LLC, Bril Profit Sharing Plan & Trust, First Dunbar Securities Corporation or Mr. Laskowski’s wife.

11 Includes 16,425 shares of common stock issuable upon conversion of Series C preferred stock.

12 Includes 214,464 shares of common stock issuable upon conversion of Series C preferred stock.

13 Represents 200,000 shares of common stock issuable upon exercise of a warrant.

14 Includes 24,614 shares of common stock issuable upon conversion of Series C preferred stock.

15 Includes 58,611 shares of common stock issuable upon conversion of Series C preferred stock.

16 Includes 42,642 shares of common stock issuable upon conversion of Series C preferred stock.

17 Includes 39,923 shares of common stock issuable upon conversion of Series C preferred stock.

18 Includes 38,393 shares of common stock issuable upon conversion of Series C preferred stock.

19 Includes 35,487 shares of common stock issuable upon conversion of Series C preferred stock.

20 Includes 35,132 shares of common stock issuable upon conversion of Series C preferred stock.

21 Includes 16,198 shares of common stock issuable upon conversion of Series C preferred stock.

22 Includes 15,969 shares of common stock issuable upon conversion of Series C preferred stock.

23 Includes 4,009 shares of common stock issuable upon conversion of Series C preferred stock.

24 Includes 639 shares of common stock issuable upon conversion of Series C preferred stock.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock being offered by this prospectus from time to time directly to other purchasers, or to or through dealers or agents. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made in transactions (which may involve crosses or block transactions), or combination of transactions

•	on any exchange or market on which our common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options, or

•	any other method permitted by applicable law.

In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, and those broker-dealers may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver the common stock offered by this prospectus to close out such short positions, or lend or pledge such common stock to broker-dealers that in turn may sell such securities.

The selling stockholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, that may limit the timing of purchases and sales of securities by the selling stockholders and others participating in a distribution of securities. In addition, under Regulation M, those engaged in a distribution of securities may not at the same time make a market in the securities or take other actions that may affect the market price of the securities for a specified period of time before the beginning of the distribution, subject to some exceptions or exemptions. All of the restrictions described above may affect the marketability of the securities offered by this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of their shares.

If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling stockholder may sell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

In connection with the sale of common stock, dealers or agents may receive discounts, concessions, or commissions from the selling stockholders or from purchasers of the common stock for whom they may act as agents. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholders may pledge or grant security interests in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time. The selling stockholders also may transfer and donate the shares of common stock in other circumstances. In such cases, the transferees, donees, pledgees, secured parties or other successors in interest will be the selling stockholders for the purposes of this prospectus, and the list of selling stockholders shall be amended, if necessary, to include the pledgee, transferee, secured party or other successor in interest as selling stockholders under this prospectus.

There can be no assurances that the selling stockholders will sell any or all of the common stock pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Under the registration rights agreements between us and the selling stockholders, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold by this prospectus. In addition, the selling stockholders may be entitled to indemnification against certain liabilities.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 12,150,000 shares of preferred stock, par value $0.001 per share. The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws and by the provisions of applicable law.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect the three Common Stockholder Directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of legally available funds.

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of

•	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time,

•	all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time, and

•	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of October 23, 2006, there were 33,755,987 shares of common stock outstanding held by 572 stockholders of record.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to designate and issue up to 12,150,000 shares of preferred stock in one or more series. Our board may fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

We filed a certificate of elimination with the Secretary of State of Delaware on April 4, 2006 eliminating the certificates of designations of our former Series A and Series B preferred stock from our certificate of incorporation.

Series C Preferred Stock

As of October 23, 2006, there were 4,700,000 shares of Series C preferred stock designated, of which 4,615,385 shares were issued and outstanding. A summary of the terms of our Series C preferred stock is set forth below:

Dividends. The holders of the Series C preferred stock are entitled to receive, if, when and as declared by our board of directors and before any cash is paid out or set aside for any common stock, dividends at the rate of 10% of the Stated Value of the Series C preferred Stock. The “Stated Value” per share of Series C preferred stock is $.65. The dividends will accrue and be cumulative and will be payable upon the earlier to occur of redemption or liquidation, if not paid earlier. The holders of the Series C preferred stock will be entitled to participate in any dividends paid to our common stockholders on an as-converted basis.

Voting. The holders of the Series C preferred stock have the right to vote with the holders of common stock at the rate of 1.25 votes for each share of preferred stock. In addition, the affirmative vote of the holders of 75% of the outstanding shares of Series C Preferred Stock will be required for us to:

•	amend, alter or repeal any provision of our certificate of incorporation or by-laws in a manner that would adversely affect the rights and preferences attributable to Series C preferred stock;

•
reclassify any shares of any class of stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C preferred stock;

•
authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C preferred stock or that may adversely alter the governance of Solomon or the relative voting rights of the holders of Series C preferred stock;

•	issue any additional shares of Series C preferred stock;

•
merge or consolidate with any person or entity (other than mergers of wholly owned subsidiaries, or sell, lease or otherwise dispose of our assets other than in the ordinary course of business or liquidate, dissolve, wind-up, recapitalize or reorganize or any other transaction that would likely result in a change of control;

•	pay dividends or make any other distribution on, or redeem, any shares of any class or series of equity securities other than the Series C preferred stock;

•
incur any indebtedness for borrowed money in excess of $250,000 or guarantee or become contingently liable for any such indebtedness except for trade payables or purchase money obligations incurred in the ordinary course of business and indebtedness incurred in connection with a redemption of all of the outstanding shares of Series C preferred stock; or

•	purchase assets in bulk of any other company or purchase any capital stock (or equivalent equity interests) of any other company.

Board. Our board of directors consists of five members. The holders of the Series C preferred stock are entitled to elect two directors and the holders of the common stock are entitled to elect the other three directors.

Liquidation. The holders of the Series C preferred stock will be entitled to receive, in preference to the holders of common stock, an amount equal to $0.65 per share in the event of any liquidation, plus any accrued but unpaid dividends. After the payment of the liquidation preference to the holders of the Series C preferred stock, the remaining assets will be distributed ratably to the holders of the common stock and the Series C preferred stock on an as-converted basis. A merger, consolidation, sale of assets, sale of any business unit, division or subsidiary, or a transaction in which voting control of our company is transferred will be treated as a liquidation.

Conversion. Each share of Series C preferred stock is convertible at any time after December 16, 2006 and from time to time thereafter into the greater of (i) the result of dividing the stated value by the conversion price and (ii) the result of dividing the liquidation preference by the 30-day average closing price of the common stock for the 30 trading days preceding the date of conversion. The “conversion price” is initially equal to the stated value but is subject to adjustment for stock splits, stock dividends and similar transactions.

Redemption. The Series C preferred stock is redeemable initially for an amount equal to the stated value plus accrued dividends. We are obligated to pay the holders of the Series C preferred stock an aggregate of $250,000 in cash because we did not redeem the Series C preferred stock by October 15, 2006. If the Series C Preferred Stock is not redeemed and such $250,000 payment is not made by December 15, 2006, the redemption price increases to 175% of the stated value, plus accrued interest.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Issuance of preferred stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

No cumulative voting in the election of directors. Our common stockholders are not permitted to cumulate their votes in the election of directors. As a result, common stockholders owning a majority of our common stock may elect the three common stockholder directors.

Special meetings of our stockholders may be called only by the board of directors. Our bylaws permit only the board to call a special meeting of stockholders. Stockholders do not have the right to call a special meeting of stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions could, however, discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

EXPERTS

UHY LLP, an independent registered public accounting firm, audited our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004. UHY LLP also audited the financial statements of Technipower LLC as of and for the years ended December 31, 2005 and 2004 Those financial statements are included in this prospectus in reliance on the reports thereon of UHY LLP given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Davis & Gilbert LLP, our counsel, passed on the validity of the issuance of the shares offered by this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission covering sale of the shares being offered by this prospectus. The registration statement and the exhibits and schedules to the registration statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The registration statement, exhibits and schedules also contain further information about us and the shares being offered.

We are obligated to file reports with the SEC, including Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and we must provide our stockholders with annual reports, including audited financial statements, in connection with our annual stockholders’ meetings. You may inspect the registration statement, and such additional materials that we file with the SEC in the future, without charge, at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains information about companies that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Solomon Technologies, Inc.

We have audited the accompanying balance sheet of Solomon Technologies, Inc. as of December 31, 2005, and the related statements of operations, deficiency in assets, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solomon Technologies, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has incurred significant recurring operating losses and used cash in its operating activities. In 2005, the Company had a net loss of $6,632,960 and used cash of $1,195,556 in operating activities. As of December 31, 2005, the Company has a working capital deficiency of $1,624,597 and a deficiency in assets of $7,353,621. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ UHY LLP

Hartford, Connecticut

March 29, 2006

SOLOMON TECHNOLOGIES, INC.

BALANCE SHEET
December 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,693
Inventory	67,866
Prepaid expenses	2,546
Total current assets	74,105

INTANGIBLE ASSETS	384,339

EQUIPMENT, less accumulated depreciation of $50,235	11,226

$469,670

LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
Notes payable to related parties	$949,820
Notes payable to individuals	54,985
Accounts payable and other accrued expenses	400,097
Accrued payroll and payroll taxes	293,800
Total current liabilities	1,698,702

REDEEMABLE SERIES A PREFERRED STOCK:
Designated 7,000,000 shares; 3,071,474 shares
issued and outstanding; redemption value at April 29, 2007
of $19,543,431	6,124,589

Total liabilities	7,823,291

COMMITMENT AND CONTINENCIES

DEFICIENCY IN ASSETS
Preferred stock, par value $0.001 per share; authorized
10,000,000 shares:
7,000,000 shares designated as Series A, Convertible	—
518,016 shares designated as Series B, Convertible	120,000
Common stock, par value $0.001 per share; authorized
50,000,000 shares; 8,487,330 shares issued and outstanding	8,487
Additional paid-in capital	14,876,095
Accumulated deficit	(22,358,203)
Deficiency in assets	(7,353,621)

$469,670

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
	Years ended December 31,
	2005	2004

Net sales	$68,717	$370,195

Cost of products sold	81,429	360,467

Gross profit (loss)	(12,712)	9,728

Operating expenses
Salaries and benefits	379,648	658,562
Noncash compensation	982,189	1,199,552
Professional fees	888,243	479,080
Advertising	16,070	107,944
Travel and entertainment	96,234	127,135
Rent	36,625	43,536
Other general and administrative	524,461	745,641
Total Operating Expenses	2,923,470	3,361,450

Operating loss	(2,936,182)	(3,351,722)

Other
Interest expense	3,656,854	3,034,350
Other expense (income)	39,924	(27,600)

	3,696,778	3,006,750

Net loss	$(6,632,960)	$(6,358,472)

Basic and diluted net loss per share	$(1.00)	$(1.31)

Weighted average shares outstanding -
basic and diluted	6,624,074	4,869,976

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
STATEMENTS OF DEFICIENCY IN ASSETS

	Series A Convertible		Series B Convertible				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-In-	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2003	—	—			4,827,096	4,828	7,981,414	(9,366,771)	(1,380,529)
Issuance of convertible preferred stock and warrants	35	$35					139,965		140,000
Exchange of convertible preferred stock and warrants for
redeemable preferred stock and warrants	35	(35)					(89,565)		(89,600)
Net proceeds from issuance of redeemable preferred stock and
warrants allocated to warrants							591,544		591,544
Warrants issued for services in connection with the issuance
of redeemable preferred stock and warrants							447,500		447,500
Beneficial conversion feature related to issuance of
redeemable preferred stock and warrants							1,829,792		1,829,792
Redeemable preferred stock and warrants issued for debt
extinguishment allocated to warrants							139,832		139,832
Debt converted into common stock					85,760	85	134,744		134,829
Beneficial conversion feature relating to the conversion of
debt into common stock							135,316		135,316
Warrants issued to extinguish debt							5,401		5,401
Options issued to former employees to extinguish
compensation obligations							1,304,887		1,304,887
Warrants issued for services							112,000		112,000
Net loss								(6,358,472)	(6,358,472)

Balance at December 31, 2004	—	—			4,912,856	4,913	12,732,830	(15,725,243)	(2,987,500)
Shares issued to extinguish Redeemable Series A Preferred Stock					50,000	50	82,450		82,500
Shares issued for fair value of goods and services previously rendered			518,016	$518,016					518,016
Shares issued to settle litigation					1,245,441	1,245	838,244		839,489
Conversions			(398,016)	(398,016)	1,168,000	1,168	396,848		—
Shares issued at fair value for services received					652,754	653	446,861		447,514
Cashless exchange of warrants for shares					413,544	414	(414)		—
Compensation payable in common stock							104,700		104,700
Compensation paid in common stock					20,000	20	37,980		38,000
Expenses paid by principal shareholder on behalf of the Company							236,620		236,620
Other					24,735	24	(24)		—
Net loss								(6,632,960)	(6,632,960)
Balance at December 31, 2005	—	$—	120,000	$120,000	8,487,330	$8,487	$14,876,095	$(22,358,203)	$(7,353,621)

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
	Years ended December 31,
	2005	2004
OPERATING ACTIVITIES
Net loss	$(6,632,960)	$(6,358,472)
Adjustments to reconcile net loss to net cash used by operating activities
Common stock issued for litigation settlement, services and compensation	1,429,703	1,199,552
Loss (gain) on extinguishment of Redeemable Series A Preferred Stock	39,924	(27,599)
Warrants issued for services	—	112,000
Depreciation of equipment	11,268	15,128
Amortization of intangible assets	83,629	133,629
Principal shareholder paid expenses on behalf of the Company	236,620	—
Accretion and dividends	3,603,641	1,015,444
Beneficial conversion feature	—	1,965,108
Loss on write-off of unamortized patent costs	—	33,333
(Gain) loss on disposal of equipment	(3,563)	4,788
Changes in operating assets and liabilities:
Accounts receivable	433	8,231
Inventory	(7,749)	(60,117)
Other	37,474	(34,141)
Deposits	—	2,400
Accounts payable and accrued expenses	397,754	52,703
Customer deposits	—	(39,494)
Accrued payroll and payroll taxes	(391,730)	121,357
Net cash used by operating activities	(1,195,556)	(1,856,150)

INVESTING ACTIVITIES
Proceeds from sale of equipment	11,910
Purchase of equipment	(1,998)	(14,746)
Net cash provided (used) by investing activities	9,912	(14,746)

FINANCING ACTIVITIES
Proceeds from related party borrowings	1,178,219	—
Repayment of related party debt	(228,399)	—
Repayment of long-term debt	(9,507)	(80,627)
Proceeds from the sale of preferred stock, net of transaction costs	—	2,149,877
Net cash provided by financing activities	940,313	2,069,250
CHANGE IN CASH	(245,331)	198,354

CASH AND CASH EQUIVALENTS, Beginning of year	249,024	50,670
CASH AND CASH EQUIVALENTS, End of year	$3,693	$249,024

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

The historical business of Solomon Technologies, Inc. ("STI" or the "Company") has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. The Company is presently pursuing direct sales opportunities for its products and technologies in the marine, industrial and automotive markets. The Company is identifying licensing opportunities that it anticipates will leverage its existing or acquired knowledge and provide substantial positive current financial impact while it also aggressively pursues infringers of its existing patents. The Company is also identifying acquisition targets that it expects will augment its existing intellectual property, marketing channels and human resources and provide strong cash flow.

Customers: The Company's three largest customers accounted for 100% of net sales for 2005 (40% for 2004).

Supplier: Presently the Company has one manufacturer for a principal component of its marine propulsion systems. If the supplier were to become unwilling or unable to continue fulfilling the Company's orders, it could have a materially adverse effect on the Company's financial position.

2. SUMMARY OF ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in them; actual results could differ from those estimates.

Cash and Cash Equivalents - All highly liquid investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

Revenue Recognition - Product sales are recognized when product ordered has been shipped from its facility or drop shipped from one of its supplier/manufacturing locations, unless the Company is responsible for installation. In the latter case, the Company recognizes revenue upon installation and acceptance by the customer. Revenues from services are recognized when the services have been completed.

Inventory - Inventory is stated at the lower of cost determined by the first-in, first-out method or market. Inventory as of December 31, 2005 consists substantially of motors and generators held for sale. Miscellaneous parts and supplies are charged to expense when purchased.

Advertising - Advertising costs are expenses as incurred. Advertising expense was $4,950 in 2005 and $107,944 in 2004.

Income Taxes - Deferred income taxes are provided on differences between the financial statement carrying amounts and tax bases of assets and liabilities and on tax net operating loss (NOL) carry forwards, using tax rates in effect. A valuation allowance for deferred income tax assets is provided for that portion which may not be realized.

Loss Per Share - Basic and diluted loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents are anti-dilutive.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and debt approximate fair value based on the short-term maturity of these instruments.

Stock Based Compensation - Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by SFAS 148, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation cost using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative as permitted. Pro forma information using the fair value method to record stock-based compensation cost follows:

	2005	2004
Net loss as reported	$(6,632,960)	$(6,358,472)
Stock-based employee compensation expense under the fair value method for all awards, net of income taxes	—	49,000
Pro forma net loss	$(6,632,960)	$(6,407,472)

Basic and diluted loss per share:
As reported	$(1.00)	$(1.31)
Pro forma	$(1.00)	$(1.38)

The Company has valued stock based compensation awards utilizing the Black-Scholes options pricing model using the following assumptions for 2004, respectively: risk free interest rate of 3.44%; volatility of 140%; estimated life of five years; and a zero dividend yield.

The average fair value of warrants granted in 2005 was $1.86. No options were granted in 2005. The average fair value of options and warrants granted in 2004 was $2.40 and $0.11 a share, respectively.

Product Development - Product development costs are charged to expense as incurred. Such costs were minimal for 2005 and 2004.

Intangible Assets - Intangible assets (which consist exclusively of marine propulsion patents, with finite useful lives) are stated at cost, less accumulated amortization. Amortization is based on the estimated useful lives of the assets.

Future estimate amortization expense follows: 2006 - $83,605; 2007 - $83,605; 2008 - $83,605; 2009 - $78,177 and thereafter $55,348.

Equipment - Equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the estimated lives of the assets which range from three to seven years.

Impairment of Long-lived Assets - Long-lived assets, including intangible assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Product Warranty - The Company currently extends a one-year onsite warranty on sales of its marine propulsion products. Warranty expense was minimal for 2005 and 2004. As of December 31, 2005, the Company is unaware of any significant potential warranty claims.

Recent Accounting Pronouncement - FAS No. 123R, Share-Based Payment, requires that a public entity measure the cost of the equity based service awards on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on current fair value. The fair value of those awards will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite period will be recognized as compensation cost over the period. The Company is required to adopt FAS No. 123R on January 1, 2006. The Company has not yet evaluated the likely effects on its financial statements.

3. ACCRUED PAYROLL AND PAYROLL TAXES

As of December 31, 2005, the Company had accrued payroll and unpaid payroll taxes of approximately $108,800 and accrued interest and penalties of $185,000 with respect to such taxes. The Company has received notice of delinquency from the U.S. Internal Revenue Service and believes that such notice could severely impact its operations or cause the Company to cease operations.

4. NOTES PAYABLE TO RELATED PARTIES AND INDIVIDUALS

The notes payable to related parties as of December 31, 2005 bear interest at 12% and were due January 31, 2006. The related parties consist of officers, directors, and stockholders or their affiliates. The due date of the notes payable to related parties has been extended to April 30, 2006. During 2005, maturity dates were similarly extended on related party borrowings. As of December 31, 2005, substantially all assets of the Company were pledged as collateral for notes payable to related parties in the principal amount of $950,000.

The notes payable to individuals are non-interest bearing and are due on demand.

5. REDEEMABLE SERIES A PREFERRED STOCK

At various dates from May 13, 2004 to December 23, 2004, the Company issued 2,360,000 shares of the Redeemable Series A Preferred Stock (the Redeemable Preferred) and warrants to purchase 4,720,000 shares of common stock. The warrants have an exercise price of $1.00 a share. Total cash proceeds from these transactions were $2,360,000 of which $1,570,550 was allocated to the Redeemable Preferred and $789,450 to the warrants. In connection with these issuances, the Company incurred costs of $791,622, including the issuance of warrants valued at $447,500 to purchase 250,000 shares of common stock. The Company allocated $593,717 of the transaction costs to the Redeemable Preferred and $197,906 to the warrants based on their relative fair values.

Also on May 13, 2004, the Company exchanged 621,474 shares of the Redeemable Preferred and warrants to purchase 621,474 shares of common stock to extinguish debt and accrued interest with a carrying value of $621,474. Management concluded that the fair value of the Redeemable Preferred and warrants issued approximated the carrying value of the extinguished debt and accrued interest. The Company allocated $481,642 to the Redeemable Preferred and $139,832 to warrants.

A beneficial conversion feature was attributable to certain of the above transactions since the fair value of the common stock on the date of commitment was in excess of the allocated value of the Redeemable Preferred. The beneficial conversion feature was limited to the allocated value of the Redeemable
Preferred. The beneficial conversion feature was $1,829,792 and has been recorded as interest expense in 2004 since the Redeemable Preferred was convertible on the date of issuance.

The Redeemable Preferred is redeemable at the holders’ option on April 29, 2007 at $6.00 a share plus any accrued and unpaid dividends at $0.08 a share per year. The Redeemable Preferred A has a liquidation preference of $5.00 a share through April 29, 2006 and $6.00 a share to April 29, 2007 plus accrued and unpaid dividends. Each share of the Redeemable Preferred A is convertible at any time into one share of common stock by the holder. The Company can convert each share of the Redeemable Preferred A into one share of common stock at any time only after payment of the liquidation preference. The holders of the Redeemable Preferred A receive one vote for each share of common stock that the Redeemable Preferred A is convertible into. Further, the affirmative vote of at least 75% of the Redeemable Preferred A holders is required for certain transactions including the sale or liquidation of the Company, payment of dividends, repurchase or issuance of capital stock, issuance of indebtedness, and purchase of securities of another company. Each holder of Redeemable Preferred A has agreed to give Woodlaken LLC (Woodlaken) an irrevocable proxy to vote their shares for directors and other matters. As such, Woodlaken is able to elect a majority of the Company’s board of directors and exercise significant influence over all matters requiring stockholder approval.

The Company classifies the Redeemable Preferred A as a liability due to the mandatory redemption provision. The carrying value of the Redeemable Preferred is being accredited to the redemption date using the interest method.

Following is a summary of the changes in the Redeemable Preferred carrying amount:

	2005	2004
Balance at beginning of year	$2,563,519
Issuance for cash		$1,570,550
Exchange of common stock to extinguish obligation under Redeemable Preferred	(42,576)
Issuance in exchange for Series A Convertible Preferred Stock		89,600
Issuance for extinguishment of debt		481,642
Accretion and dividends	3,603,646	1,015,444
Allocated transaction costs:
Paid in cash		(258,092)
Paid with warrants		(335,625)
		(593,717)
Balance at end of year	$6,124,589	$2,563,519

6. INCOME TAXES

Components of deferred income tax assets (liabilities) as of December 31, 2005 follow:

Net operating loss carryovers	$5,766,748
Accrued expenses	114,583
Equipment and intangible assets	(40,567)
$5,840,764

Valuation allowance	$(5,840,764)

At December 31, 2005 the Company has available federal net operating loss carryovers of $14,800,000, which expire through the year 2024. As a result of certain changes in stock ownership the Company’s ability to utilize its net operating loss carryovers may be subject to limitation under Internal Revenue Code Section 382. The Company has not analyzed its net operating loss carryovers to determine the extent of any restriction on its ability to utilize them.

7. CAPITAL TRANSACTIONS

In February 2004, the Company issued 35,000 shares of Series A Convertible Preferred Stock and warrants to purchase 35,000 shares of common stock for $134,000 of cash and the extinguishment of debt with a carrying value of $6,000. In May 2004, the Series A Convertible Preferred Stock and warrants were exchanged for 140,000 shares of Series A Redeemable Preferred Stock valued at $89,600 and warrants valued at $50,400 to purchase 280,000 shares of common stock.

In February 2004, note holders converted convertible debt with a carrying value of $125,000 plus interest of $9,829 into 85,760 shares of common stock. Interest expense relating to the beneficial conversion feature on this note was $135,316.

During 2004, the Company extinguished debt with a carrying value of $63,000 with the payment of cash of $30,000 and the issuance of warrants valued at $5,401 to purchase 10,000 shares of common stock resulting in a gain on extinguishment of $27,599.

During 2004, the Company issued options valued at $1,304,887 to purchase 255,335 shares of common stock at $1.00 per share and 50,000 shares of common stock at $2.00 per share. These options were issued to extinguish previous obligations for compensation owed to former employees. The fair value of the options issued exceeded the accrued compensation resulting in an extinguishment loss of $1,199,552.

During 2004, warrants valued at $112,000 to purchase 150,000 shares of common stock at $2.00 a share and 50,000 shares of common stock at $3.15 a share were issued for services. The fair value of the services approximated the fair value of the warrants.

In 2005, 50,000 shares of the Redeemable Preferred were converted to 50,000 shares of common stock. In connection with this transaction, the Company recorded a $39,924 loss on extinguishment of debt which represented the difference between the carrying value of the Redeemable Preferred of $42,576 and the fair value of the common stock issued of $82,500.

In 2005, an aggregate of 518,016 shares of Series B Convertible Preferred Stock were issued to settle obligations owed to a professional service provider and certain vendors. The professional service provider is also a related party. The fair value of the shares issued approximated the carrying value of the previously accrued obligations for goods and services rendered of $518,016.

In 2005, 1,245,441 shares of common stock were issued to settle litigation. The fair value of the shares issued of $830,489 was charged to operations.

In 2005, an aggregate of 433,544 shares of common stock were issued to officers, directors and others. In addition, 300,000 shares of common stock will also be issued on January 1, 2006. The fair value of the shares issued and those to be issued as of December 31, 2005 of $142,700 has been charged to operations.

The Company’s Series B Convertible Preferred Stock may be converted at any time, at the option of the holder, into fully paid and non-assessable shares of common stock determined by a specified formula.

8. STOCK OPTION PLAN AND WARRANTS

The Company has a stock option plan for key employees, directors and consultants. All option grants are approved by the Board of Directors who also determine the number of options, the exercise price, and the vesting period. Options granted under the plan have exercise prices of not less than the fair market value of common stock on the grant date.

A summary of stock option activity follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2003	242,500	$2.00
Options granted:
To former employees for extinguishment of compensation obligation	305,335	1.16
To directors	100,000	0.55
To executives	200,000	0.55
	605,335	0.86
Outstanding at December 31, 2004	847,835	1.71
Options cancelled:
Compensation obligation	(80,000)	2.00
Directors	(200,000)	0.55
	(280,000)	0.96
Outstanding at December 31, 2005	567,835	$1.29

At December 31, 2005, 567,835 options with a weighted average exercise price of $1.29 were exercisable.

At December 31, 2004, 647,835 options with a weighted average exercise price of $1.38 were exercisable.

The following table summarizes the Company’s stock options outstanding at December 31, 2005:

Options Outstanding			Options Exercisable
Range of exercise prices	Number	Weighted average remaining life	Weighted average exercise price	Number	Weighted Average Exercise price
$.55 to $1.00	355,335	4.81	$0.87	355,335	$0.87
$2.00	212,500	1.29	$2.00	212,500	$2.00

A summary of warrant activity follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding and exercisable at December 31, 2003	225,792	$2.14
Warrants granted:
In connection with the issuance of preferred stock	5,621,509	1.00
Issued for services and to extinguish debt	460,000	1.26
Other	157,121	1.92
Outstanding and exercisable at December 31, 2004	6,464,387	$1.08
Warrants exercised and cancelled	(827,057)	1.12
Outstanding and exercisable at December 31, 2005	5,637,330	$1.06

At December 31, 2005, there are 9,830,006 shares of common stock reserved for future issuance upon the exercise of outstanding warrants and options and the conversion of outstanding Redeemable Preferred.

9. OTHER SUBSEQUENT EVENTS

On February 15, 2006, the Company completed a recapitalization of its Redeemable Preferred whereby each outstanding share and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization, there were 3,071,474 shares of Redeemable Preferred outstanding. These shares were converted into 15,357,370 shares of common stock. As a result, the Company will report a noncash loss on the extinguishment of the Redeemable Preferred of approximately $5.5 million in the first quarter of 2006 for the excess of the fair value of the common stock issued ($12.4 million) in excess of the carrying value of the Redeemable Preferred.

In addition, from February 15, 2006 through March 3, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock. The warrants were held by certain of the Company’s Redeemable Preferred stockholders.

The recapitalization described above will have a net positive impact on the deficiency in assets of approximately $6.8 million.

10. COMMITMENT AND CONTININGENCIES

On November 22, 2005, the Company entered into an agreement with Oliver Street Finance LLC (Oliver Street), pursuant to which Oliver Street will provide funding to the Company to prosecute the Company’s patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America (collectively, Toyota). Under the terms of the agreement, Oliver Street will pay all legal fees and out-of-pocket expenses billed by the Company’s special patent counsel in connection with the litigation against Toyota and approved by the Company in exchange for a portion of any recovery that the Company may receive from the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on the Company’s behalf. Expenses paid on behalf of the Company by Oliver Street in 2005 were $236,620. Such amount has been reflected in operations and additional paid-in capital. A director and shareholder of the Company is a principal owner of Oliver Street.

11. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant operating losses and used cash in its operating activities for several years. For the year of 2005, the Company had a net loss of $6,632,960 and used cash of $1,195,556 in operating activities. As of December 31, 2005, the Company has a working capital deficiency of $1,624,597 and a deficiency in assets of $7,353,621. These conditions raise substantial doubts about the Company’s ability to continue as a going concern.

Management is presently implementing a plan to broaden its market and product base and exploit its intellectual property that it expects will generate substantial profits and cash flow. As part of this plan, Management intends to grow its business through licensing of its proprietary and patented technologies and through the acquisition of businesses that fit its strategy. Management is identifying licensing opportunities that leverage its existing or acquired knowledge and provide substantial positive current financial impact while it also aggressively pursues infringers of its existing patents. Management is also identifying acquisition targets that augment its existing intellectual property, marketing channels and human resources and provide strong cash flow. Additionally, management is actively seeking additional sources of capital. There can be no assurance that management can successfully implement its business plan or raise sufficient capital. Without sufficient additional capital or long term debt and ultimately profitable operating results the Company will not be able to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Solomon Technologies, Inc.
Condensed Balance Sheet
June 30, 2006
( Unaudited)

Assets

Cash	$8,372
Inventory (finished parts)	90,143
Prepaid expenses	2,546
Total Current Assets	101,061

Intangible assets, net	342,525
Property and equipment, net	9,979
Other	317,718
Total Asset	$771,283

Liabilities and Deficiency in Assets

Current Liabilities

Notes payable	$45,000
Notes payable to related parties	1,472,000
Accounts payable	804,631
Accrued expenses	205,078
Customer deposits	19,093
Accrued payroll and taxes	264,490
Total Current Liabilities	2,810,292

Deficiency in Assets
Common stock, par value $0.001 per share; authorized 100,000,000 shares; 27,871,170 issued and outstanding	27,870
Additional paid-in capital	28,248,507
Accumulated Deficit	(30,315,386)

Deficiency in Assets	(2,039,009)

Total Liabilities and Deficiency in Assets	$771,283

See accompanying notes.

Solomon Technologies, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net Sales	$7,547	$37,908	$12,912	$63,073

Cost of Goods Sold	3,113	26,897	5,682	80,171
Gross Margin	4,434	11,011	7,230	($17,098)

Operating Expenses
Salaries and benefits	120,205	76,477	316,740	252,101
Noncash compensation	104,426	573,061	368,876	573,061
Professional fees	146,819	180,327	505,960	389,839
Advertising	0	3,240	0	13,581
Travel and entertainment	15,135	16,824	29,935	77,970
Rent	6,788	8,233	15,016	16,353
Other general and administrative	179,677	264,505	306,159	498,252
Total Operating Expenses	573,050	1,122,667	1,542,686	1,821,157

Operating Loss	(568,616)	(1,111,656)	(1,535,456)	(1,838,255)

Interest expense	41,359	802,323	769,323	1,455,585
(Gain) loss on extinguishment of redeemable perferred stock and other debt	(15,165)	0	5,652,404	39,924

Net Loss	$(594,810)	$(1,913,979)	$(7,957,183)	$(3,333,764)

Basic and diluted net loss per share	$(0.02)	$(0.32)	$(0.35)	$(0.59)

Weighted average common shares outstanding - basic and diluted	27,682,292	6,035,560	22,711,383	5,606,178

See accompanying notes.

Solomon Technologies, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	For the Six Months Ended June 30,
	2006	2005

Operating activities

Net loss	$(7,957,183)	$(3,333,764)

Adjustments to reconcile net loss to net cash used by operations
Common stock and warrants issued for services, fees and compensation	662,125	810,397
Loss on extinguishment of redeemable preferred stock and other debt	5,652,404	39,924
Accretion and dividends	698,257	1,444,070
Amortization and depreciation	45,023	48,978
Loss on sale of equipment	—	371
Change in operating assets and liabilities:
Accounts receivable	—	(504)
Inventory	(22,277)	23,902
Other assets	(317,718)	37,474
Accounts payable and accrued expenses	694,227	335,675
Customer deposits	19,093	—
Accrued payroll and payroll taxes	(29,310)	(31,550)
Net cash used by operating activities	(555,359)	(625,027)

Investing Activities
Purchase of equipment	(1,962)	(685)
Proceeds from sale of equipment	—	10,500
Net cash (used) provided by investing activities	(1,962)	9,815

Financing Activities
Proceeds from notes and loans payable	562,000	378,000
Repayments of notes and loans payable	—	(9,507)
Net cash provided by financing activities	562,000	368,493

Change in cash	4,679	(246,719)

Cash at beginning of period	3,693	249,024

Cash at end of period	$8,372	$2,305

See accompanying notes.

Solomon Technologies, Inc.
Condensed Statement of Deficiency in Assets
(Unaudited)

	Series B
	Convertible				Additonal
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2005	120,000	$120,000	8,487,330	$8,487	$14,876,095	$(22,358,203)	$(7,353,621)

Shares issued to extinguish
Redeemable Series A
Preferred Stock			15,357,370	15,357	12,424,113		12,439,470
Conversion	(120,000)	(120,000)	175,439	175	119,825		—
Shares and warrants issued at
fair value for fees and services			885,950	887	524,189		525,076
Exchange of warrants
for shares			2,698,237	2,698	(2,698)		—
Shares issued to extinguish
debt			266,844	266	177,034		177,300
Expenses paid on Company's behalf					129,949		129,949
Net loss						(7,957,183)	(7,957,183)
Balance at June 30, 2006	—	$—	27,871,170	$27,870	$28,248,507	$(30,315,386)	$(2,039,009)

See accompanying notes.

Notes to Financial Statements (unaudited)

NOTE 1 -BUSINESS AND BASIS OF PRESENTATION

The historical business of Solomon Technologies, Inc. (“STI” or the “Company”) has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. The Company is presently pursuing direct sales opportunities for its products and technologies in the marine, industrial and automotive markets. The Company is identifying licensing opportunities that it anticipates will leverage its existing or acquired knowledge and provide substantial positive current financial impact while it also aggressively pursues infringers of its existing patents. The Company is also identifying acquisition targets that it expects will augment its existing intellectual property, marketing channels and human resources and provide strong cash flow.

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying financial statements for the interim periods are unaudited. They reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 2005 contained in the annual report on Form 10-KSB as filed with the SEC. Operating results for interim periods are not necessarily indicative of the results for the full year.

NOTE 2 - BUSINESS ACQUISITION EXPENSES

Direct costs incurred in business acquisition efforts are capitalized for transactions that are likely to occur. Such costs are evaluated at the end of each reporting period. Costs associated with a potential acquisition that is deemed unlikely to occur are expensed upon such determination. As of June 30, 2006 the Company has capitalized approximately $317,718 of business acquisition costs.

NOTE 3 - ACCRUED PAYROLL AND PAYROLL TAXES

As of June 30, 2006, the Company had accrued payroll and unpaid payroll taxes of approximately $79,000 and accrued interest and penalties of $185,000 with respect to such taxes. On July 28, 2006 the Company paid $62,758 for unpaid payroll taxes. This action is expected to resolve the trust portion of the IRS liability. The penalty and interest portion of this obligation remains outstanding and continues to subject the Company to delinquency proceedings from the U.S. Internal Revenue Service.

NOTE 4 - CHANGE IN ACCOUNTING METHOD

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)), using the modified prospective method. Under this method, compensation cost is recognized for all share-based payments granted, modified, or settled after January 1, 2006, as well as for any unvested awards that were granted prior thereto. Compensation cost for unvested awards granted prior to January 1, 2006 is recognized using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation.” Compensation costs for awards granted after January 1, 2006 is based on the estimated fair value of the awards on their grant date and is generally recognized over the required service period.

No stock options were granted in the first six months of 2006 and all stock options outstanding at December 31, 2005 and 2004 were fully vested. As such, the adoption of SFAS No. 123(R) had no impact on the Company’s financial statements.

There were 567,835 outstanding options with a weighted average exercise price of $1.29 per share and 340,856 outstanding warrants with a weighted average exercise price of $0.83 per share as of June 30, 2006.

NOTE 5 - STOCK ISSUANCES AND OTHER EQUITY EVENTS

On February 15, 2006, the Company issued 15,357,370 shares of common stock with an estimated fair value of $12,439,470 to extinguish its obligations under its Redeemable Series A Preferred Stock. In February 2006, the Company also issued 256,844 shares of its common stock with an estimated fair value of $170,200 to extinguish its obligations under notes payable, including accrued interest. In connection with these transactions an extinguishment loss of $5,667,569 was recognized.

Also during the quarter ended March 31, 2006 the Company issued 100,000 warrants and 477,500 common shares with an estimated aggregate fair value of $264,450 to directors, certain note holders, and an officer for services and fees. Operating results include a related charge for $264,450. The warrants may be exercised to purchase 100,000 shares of the Company’s common stock at $.40 a share.

On April 4, 2006, the Company filed a certificate of elimination for its Series A preferred stock and its Series B preferred stock with the Secretary of State of Delaware, the Company’s state of incorporation. The Company filed the certificate of elimination because no shares of either class of preferred stock are outstanding and the Company has no plans to issue such stock.

On May 3, 2006, the Company issued an aggregate of 124,700 shares of common stock to the holders of certain promissory notes as an inducement to each noteholder agreeing to extend the promissory notes.  The issuance was recorded at fair value and the Company recorded $62,350 of non-cash compensation.

On May 8, 2006, in connection with the execution of a letter of intent to acquire Power Solutions, Inc., the Company issued 100,000 shares of common stock to each of Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust. The issuance was recorded at fair value and the Company recorded $142,000 of capitalized business acquisition costs.

On May 8, 2006, the Company issued 10,000 shares of common stock with an estimated fair value of $7,100 to Floyd E. Johnson in settlement of $22,265 of indebtedness arising from services rendered to us by FEJ Consulting. In connection with this transaction, the Company recorded a gain of $15,165 on the settlement of debt.

On May 31, 2006, the Company issued 20,000 shares of common stock with an estimated fair value of $14,200 to its President, Peter W. DeVecchis pursuant to Mr. DeVecchis’ employment agreement.

On June 5, 2006, the Company issued an aggregate of 63,750 shares of common stock to the holders of certain promissory notes as an inducement to each noteholder agreeing to purchase the notes. The issuance was recorded at fair value and the Company recorded $42,075 of non-cash compensation.

NOTE 6 - NOTES PAYABLE

On April 7, 2006, the Company borrowed $50,000 from Peter and Barbara Carpenter (the “Carpenters”) and Woodlaken LLC assigned $50,000 of its promissory note issued by the Company on March, 2006 in the aggregate principal amount of $172,000 (the “Woodlaken Note”) to the Carpenters. On April 10, 2006, the Company borrowed $50,000 from Pascal Partners, LLC and Woodlaken assigned $50,000 of the Woodlaken Note to Pascal. The Company issued promissory notes in the principal amount of $100,000 to the Carpenters and Pascal. The Company also issued a promissory note in the principal amount of $72,000 to Woodlaken representing the balance of the principal amount under the Woodlaken Note. The new notes bear interest at a rate of 12% per annum and were due to mature on April 30, 2006.

On April 28, 2006, the Company entered into an agreement with all related and affiliated party promissory note holders to extend the terms of each note to June 30, 2006. As an inducement to the extension, the Company issued each investor 10,000 shares of common stock for each $100,000 in principal amount of Notes held for an aggregate of 124,700 shares.

On May 23, 2006, the Company borrowed $200,000 from Coady Family LLC (“Coady”) and issued a promissory note in the principal amount of $200,000 to Coady. The new note bears interest at a rate of 12% per annum and was due to mature on June 30, 2006.

On June 13, 2006, the Company borrowed $25,000 from Steven Kilponen (“Kilponen”) and issued a promissory note in the principal amount of $25,000 to Kilponen. The new note bears interest at a rate of 12% per annum and was due to mature on June 30, 2006.

As disclosed in Note 8, subsequent to the quarter end the maturity date of the above notes as well as those others outstanding was extended to January 15, 2007.

As disclosed in Note 8, subsequent to the quarter end, the Company borrowed $100,000 from Meriden Cooper Corporation 401K Profit Sharing Plan, Joseph Cooper Trustee (“Meriden Cooper”), and issued a promissory note in the principal amount of $100,000 to Meriden Cooper. The new note bears interest at a rate of 12% per annum and is due to mature on January 15, 2007.

The board of directors of the Company has authorized the Company to borrow up to an additional $28,000 from the initial investors and others on the same terms as the notes and the new note issued to Meriden Cooper.

As disclosed in Note 8, subsequent to the quarter end, the Company borrowed $125,000 from Jezebel Management Corporation ("Jezebel") and issued a promissory note in the principal amount of $125,000 to Jezebel. The new note bears interest at a rate of 15% and is due to mature on August 28, 2006.

NOTE 7 - CONCENTRATION OF RISK

Customers:

Three customers accounted for all sales for the six months ended June 30, 2006. Two customers accounted for 41% and 22%, respectively, of sales for the six months ended June 30, 2005.

Supplier:

Presently the Company has one manufacturer for a principal component of its marine propulsion systems. If the supplier were to become unwilling or unable to continue fulfilling the Company’s orders, it could have a materially adverse effect on the Company’s financial position.

NOTE 8 - COMMITMENT AND CONTINGENCIES

The Company has an agreement with Oliver Street Finance LLC (Oliver Street). Under this agreement Oliver Street provides funding to the Company to prosecute the Company’s patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Manufacturing North America (collectively, Toyota). Oliver Street pays all legal fees and out of pocket expenses billed by the Company’s special patent counsel in connection with the litigation against Toyota and approved by the Company in exchange for a portion of any recovery that the Company may receive from the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on the Company’s behalf. Michael A. D’Amelio, a director and shareholder of the Company, is a principal of Oliver Street. Through February 15, 2006, Mr. D’Amelio held more than 10% of the Company’s outstanding shares of common stock. During this period, expenses paid on behalf of the Company by Oliver Street totaling $129,949 were recorded as professional fee expense as well as an increase to additional paid-in capital. In connection with the extinguishment of the Redeemable Series A Preferred Stock for common stock on February 15, 2006, Mr. D’Amelio’s common stock holdings decreased to below 10%. As such, expenses paid by Oliver Street on behalf of the Company since February 15, 2006 are no longer reflected in the financial statements.

The Company has filed a lawsuit against Toyota alleging claims for patent infringement and damages from the unauthorized use of the Company’s patents. In connection therewith the Company filed a complaint with the United States International Trade Commission (ITC) seeking an exclusion order prohibiting the importation of infringing technology. ITC is currently conducting its investigation and has scheduled a hearing for October 30, 2006 through November 3, 2006.

The Company is not involved in any other litigation.

NOTE 9 FINANCING AND EQUITY TRANSACTIONS WITH RELATED PARTIES

During the quarter ended June 30, 2006 the Company issued 188,450 common shares with an estimated aggregate fair market value of $104,426 to certain note holders. Operating results include a related charge for $104,426 for the quarter ended June 30, 2006. The Company also issued 20,000 shares of common stock with an estimated fair value of $14,200 to its President pursuant to his employment agreement.

NOTE 10 - SUBSEQUENT EVENTS

On July 3, 2006, the Company borrowed $100,000 from Meriden Cooper and issued a promissory note in the principal amount of $100,000 to Meriden Cooper. The new note bears interest at a rate of 12% per annum and is due to mature on January 15, 2007. As an incentive to Meriden Cooper purchasing the note, the Company has agreed to issue to Meriden Cooper 50,000 shares of common stock.

On July 28, 2006 the Company borrowed $125,000 from Jezebel and issued a promissory note in the principal amount of $125,000 to Jezebel. The new note bears interest at a rate of 15% per annum and matures on August 28, 2006. As an incentive to purchase the note the Company has agreed to issue 25,000 shares of common stock to Jezebel.

On August 4, 2006 the Company granted 150,000 of common shares to each of the five directors of the Company for services performed over the last year. The aggregate of 750,000 shares issued to the five directors is estimated to have a fair market value of $375,000.

On August 11, 2006 the Company entered into an agreement dated as of June 30, 2006 with all of its noteholders to extend the maturity date for all promissory notes held to January 15, 2007. As an incentive to the noteholders, the Company has agreed to issue to each of the noteholders shares of common stock of the Company in an amount equal to 35,000 shares for each $100,000, in principal amount of notes, or fraction thereof, held by such noteholder.

NOTE 11 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant operating losses and used cash in its operating activities for several years. For the first six months of 2006, the Company had a net loss of $7,957,183 and used cash of $555,359 in operating activities. As of June 30, 2006, the Company has a working capital deficiency of $2,709,231 and a deficiency in assets of $2,039,009. These conditions raise substantial doubts about the Company’s ability to continue as a going concern.

Management is continuing to implement a plan to broaden its market and product base and exploit its intellectual property that it expects will generate substantial profits and cash flow. As part of this plan, management intends to grow its business through licensing of its proprietary and patented technologies and through the acquisition of businesses that fit its strategy. Management is identifying licensing opportunities that leverage its existing or acquired knowledge and provide substantial positive current financial impact while it also aggressively pursues infringers of its existing patents. Management is also identifying acquisition targets that augment its existing intellectual property, marketing channels and human resources and provide strong cash flow. Additionally, management is actively seeking additional sources of capital. There can be no assurance that management can successfully implement its business plan or raise sufficient capital. Without sufficient additional capital or long term debt and ultimately profitable operating results the Company will not be able to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

TECHNIPOWER LLC

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2005 and 2004

REPORT OF INDEPENDENT AUDITORS

The Members
Technipower LLC

We have audited the accompanying consolidated balance sheets of Technipower LLC as of December 31, 2005 and 2004, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technipower LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Hartford, Connecticut
August 17, 2006

TECHNIPOWER LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$211,064	$30,527
Accounts receivable, less allowance of $7,000 in 2005 and 2004	682,217	635,014
Inventories	1,310,886	1,254,083
Other current assets	26,945	9,505
Current assets attributable to discontinued operations	—	1,039,709
Total current assets	2,231,112	2,968,838

PROPERTY AND EQUIPMENT:
Machinery and equipment	751,124	708,890
Furniture and fixtures	1,791	1,791
	752,915	710,681
Accumulated depreciation	(667,616)	(634,584)

Property and equipment, net	85,299	76,097

OTHER ASSETS ATTRIBUTABLE TO DISCOUNTINUED OPERATIONS	—	274,839

Total assets	$2,316,411	$3,319,774

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Note payable to affiliate	$525,000	$980,000
Accounts payable	204,596	186,638
Accrued expenses	335,222	105,322
Current portion of capital lease obligations	13,869	12,828
Current liabilities attributable to discontinued operations	—	548,348
Total current liabilities	1,078,687	1,833,136

CAPITAL LEASE OBLIGATIONS, less current portion	10,089	25,111

Total liabilities	1,088,776	1,858,247

MEMBERS' EQUITY	1,227,635	1,461,527

Total liabilities and members' equity	$2,316,411	$3,319,774

See accompanying notes.

TECHNIPOWER LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
December 31, 2005 and 2004

	2005	2004

NET SALES
	$4,961,778	$4,185,903
OPERATING EXPENSES:
Cost of product sales	2,673,166	2,247,173
Research and development	860,366	473,390
Selling, general and administrative	1,115,347	791,239
	4,648,879	3,511,802
Operating income	312,899	674,101

OTHER EXPENSES
Interest expense, including $60,325 in 2005 and $48,042 in 2004 to an affiliate	62,250	48,425
Other	28,518	2,388

Income from continuing operations	222,131	623,288

Loss from discontinued operations	(616,326)	(527,836)

NET INCOME (LOSS)	$(394,195)	$95,452

See accompanying notes.

TECHNIPOWER LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
December 31, 2005 and 2004

BALANCE, December 31, 2003	$1,774,073

Net income	95,452

Distributions	(407,998)

BALANCE, December 31, 2004	1,461,527

Net loss	(394,195)

Distributions	(411,823)

Distribution of the net deficit of CBL Systems, LLC to members	572,126

BALANCE, December 31, 2005	$1,227,635

See accompanying notes.

TECHNIPOWER LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES:
Net (loss) income	$(394,195)	$95,452
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Loss from discontinued operations	616,326	527,836
Depreciation	33,033	28,199
Compensation expense relating to capital appreciation units	79,178	—
Changes in operating assets and liabilities:
Accounts receivable	(47,203)	(221,947)
Inventories	(56,803)	(292,560)
Other current assets	(17,440)	14,019
Accounts payable and accrued expenses	168,680	92,324

Net cash provided by continuing operations	381,576	243,323
Net cash used by discontinued operations	(134,939)	(699,309)

Net cash provided (used) by operating activities	246,637	(455,986)

INVESTING ACTIVITIES:
Purchase of equipment	(42,235)	(7,839)

Net cash used by continuing operations	(42,235)	(7,839)
Net cash used by discontinued operations	(43,061)	(22,690)

Net cash used by investing activities	(85,296)	(30,529)

FINANCING ACTIVITIES:
Net borrowing under note payable	(455,000)	630,000
Repayment of capital lease obligations	(13,981)	(4,310)
Member equity distributions	(411,823)	(407,998)

Net cash (used) provided by continuing operations	(880,804)	217,692
Net cash provided by discontinued operations	900,000	—

Net cash provided by financing activities	19,196	217,692

Net change in cash and cash equivalents	180,537	(268,823)

Cash and cash equivalents, beginning of year	30,527	299,350

CASH AND CASH EQUIVALENTS, END OF YEAR	$211,064	$30,527

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$66,006	$42,900

See accompanying notes.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - NATURE OF OPERATIONS

Technipower, LLC (the “Company”) was formed in December 2002 as a Delaware limited liability company, combining certain business assets and liabilities of Power Designs Inc. and Integrated Power Systems, LLC. The Company develops and manufactures high reliability, high precision AC-DC and DC-DC power converters in both switching and linear configurations. In January 2005 the Company began developing a high voltage/high power line of embedded power conversion products targeted for commercial and industrial applications. The Company distributes its products internationally primarily to military and industrial organizations and own equipment manufacturers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Technipower LLC and its subsidiary, CBL Systems LLC (“CBL”). On August 1, 2005, the Company distributed its membership interest in CBL to its members and certain other related parties. The results of operations for CBL through August 1, 2005 are reported on a separate line in the accompanying consolidated statements of operations as discontinued operations for 2005 and 2004. Refer to Note 9.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales when it is realized or realizable and earned. The Company considers revenue realized and realizable when it has persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition; collateral is not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities when purchased of three months or less to be cash equivalents. At December 31, 2005 and 2004, there were no cash equivalents.

Inventory

Inventory, which consists of raw materials, completed sub-assemblies and electronic components, is stated at the lower of cost or market on a first-in first-out basis.

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged to expense over the estimated useful lives of the equipment using the straight-line method. In general, the useful life of the Company’s equipment is between 3 and 7 years. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized for the period.

At December 31, 2005, the Company had equipment with a net carrying value of $32,480 that were under capital lease agreements. Amortization expense for this equipment is included in depreciation expense.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 were $5,132 and $10,639, respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of product sales. Shipping and handling costs of freight and delivery fees, were $26,271 and $31,959 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

The Company is organized as a limited liability company. The Internal Revenue Service and the State of Connecticut treat the Company as a partnership for income tax purposes, therefore, the Company is not subject to federal and state income taxes as such taxes are the responsibility of its members.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capital Appreciation Units

The Company accounts for employee capital appreciation units (“CAU”) and warrants issued to members of the Company’s Board of Managers using the intrinsic value method of accounting in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, compensation cost for capital appreciation units and warrants is measured as the excess, if any, of the estimated fair market value of the Company’s membership units at the date of the grant over the amount the employee or board member must pay to acquire the shares or in the case of CAUs, the target amount. The compensation cost is recognized over the vesting period.

Had compensation cost for these equity instruments been determined based on the fair value at the grant dates consistent with the methodology of SFAS 123, net income (loss) would have been as follows for the years ended December 31, 2005 and 2004:

	2005	2004

Net income (loss) as reported	$(315,017)	$95,452

Pro forma net income (loss)	$(325,517)	$75,952

Fair value for these equity instruments was estimated at the date of grant utilizing the minimum value pricing model with the following weighted average assumptions:

	2005	2004

Risk-free interest rate	4.52%	3.73%
Expected life of options	10 years	10 years
Expected dividend rate	None	None
Expected volatility	None	None

In December 2004, the FASB issued Statement No. 123-R, “Share Based Payment” (“SFAS 123-R”). SFAS 123-R revises SFAS 123 and superseded APB 25 and its related guidance. Generally the approach to accounting for equity based payments in SFAS 123-R is similar to the approach described in SFAS 123; however; SFAS 123-R requires all share based payments to employees, including grants of employee equity options, to be recognized in the financial statements based on their fair values (pro forma disclosure is no longer an alternative to financial statement recognition). The Company adopted SFAS 123-R on January 1, 2006.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As permitted by SFAS 123, the Company currently accounts for equity-based payments to employees and board members using APB No. 25’s intrinsic value method and, as such, generally no compensation cost is recognized. The adoption of SFAS 123-R’s fair value method will have an impact on future results of operations and financial position. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, future issuance of equity instruments.

Research and Development Costs

Research and development costs are generally expensed as incurred. Research and development costs include approximately $592,300 of expenses related to the development and marketing of a new line of high voltage/high power embedded power conversion products.

NOTE 3 - INVENTORIES

Inventories at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Raw materials	$1,380,149	$1,342,776
Work-in-process	445,752	395,673
Finished goods	36,241	66,890
Allowance for slow moving and obsolete inventories	(551,256)	(551,256)

	$1,310,886	$1,254,083

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain equipment under capital leases with third parties, which include a security interest in the property maintained by the lessors.  In addition, the Company leases its premises in Danbury, Connecticut under an operating lease which expires in July 2012. The lease requires the lessor to furnish certain improvements to the demised premises and provides for escalations for real estate taxes and operating expenses.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

Future minimum lease payments lease at December 31, 2005 follow:

	Operating Lease	Capital Leases

2006	$97,500	$15,548
2007	97,500	10,875
2008	97,500	—
2009	97,500	—
2010	97,500	—
Thereafter	150,313	—

	$637,813	26,423
Interest		(2,465)

		$23,958

Rent expense for the years ended December 31, 2005 and 2004 was $105,403 and $106,475, respectively.

Other Assets

During 2003 the Company and its subsidiary became party to litigation relating to a $129,917 term note payable to a legal firm that had rendered services to the Company in 2003 in connection with the acquisition of its CBL membership interest. Pending settlement of mutual disputes over services rendered and payment default under the term note, the Company placed $225,000 in escrow in November 2003. This escrow deposit is included in other assets attributable to discontinued operations at December 31, 2004 and at August 1, 2005 when the CBL membership interest was distributed to the Company’s members. Refer to Note 9.

Employment Agreements

The Company has an employment arrangement with a company (the “Management Company”) that provides senior operating and financial management services. The Management Company has a minority membership interest in the Company and its principals hold membership equity share options of the Company issued in accordance with the Company’s operating agreement. The employment arrangement has no definite term and provides for a minimum annual compensation of $300,000 in 2005 and 2004. Final compensation expense for any year is approved by the Company’s Board of Managers. Total compensation expense under the employment arrangement was $384,667 and 328,150 for 2005 and 2004, respectively.

The Company has employment agreements with other key employees made in the normal course of business. Such agreements are generally on an “at will” basis.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 5 - RELATED PARTY TRANSACTIONS

Notes Payable

The Company has a revolving note payable from an affiliate (the “Affiliate Note”) which provides for maximum borrowings of $1,000,000 through December 31, 2005 and bears interest at 12% per annum. Borrowings under the Affiliate Note were $525,000 and $980,000 at December 31, 2005 and 2004, respectively. Substantially all assets have been pledged as security for the Affiliate Note. The Affiliate Note was subsequently paid in full on May 4, 2006 (see Note 10).

CBL has a note payable of $129,917 from a law firm, which bears interest at 10% per annum and is due on demand. The note payable and related accrued interest is classified with current liabilities attributable to discontinued operations at December 31, 2004. At the time of the distribution of the CBL membership interest on August 1, 2005, the total amount outstanding related to the note payable was $138,637, including $8,720 of accrued interest.

On January 18, 2005 CBL executed a promissory note payable to an affiliate in the amount of $1,000,000. The note bears interest at 12% per annum, is secured by all of CBL’s assets and matures on January 31, 2008. At the time of the distribution of the CBL membership interest on August 1, 2005, amounts borrowed under the loan totaled $900,000.

NOTE 6 - CONCENTRATION RISKS

Credit Risk

The Company maintains its cash and cash equivalents in accounts that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits from time to time. The Company minimizes its risk by selecting financial institutions considered to be highly credit worthy.

At December 31, 2005, approximately 82% of accounts receivable was due from five customers. At December 31, 2004, approximately 84% of accounts receivable was due from four customers. The Company generally does not require collateral. The Company performs ongoing evaluations of customer accounts to minimize credit risk.

Customers

The Company’s customer base consists primarily of military and industrial organizations and own equipment manufacturers. During the years ended December 31, 2005 and 2004, approximately 83% and 72% respectively, of the Company’s revenue was earned from ten customers. Two customers each represented in excess of 10% of annual revenue.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 7 - MEMBERS’ EQUITY

Membership Units

The Company has authorized membership units of 50,000,000 regular units and 40,000,000 preferred units. There were 6,025,000 regular units issued and outstanding at December 31, 2005 and 2004. There are no issued and outstanding preferred units.

Capital Appreciation Units

In November 2003 the Board of Managers of the Company adopted the Designation Certificate and Capital Appreciation Unit Plan (“the Plan”). The Plan enabled the Company to make incentive-based compensation awards to its employees, officers, directors and consultants. An aggregate of 10,000,000 units were authorized for issuance under the Plan. The Plan requires that the threshold price of an award be set according to the aggregate market value of the Company as of the valuation date, valuing the Company as a closely held business in which units are not freely tradable. Holders of capital appreciation units are entitled to an interest in the capital of the Company, but have no interest in the profits or losses of the Company, except for those profits and net cash flow resulting from a capital transaction, subject to the applicable threshold. The Company recognizes compensation expense when the estimated capital value per unit exceeds the applicable threshold. Such expense is recorded over the vesting period. Compensation expense relating to capital appreciation units totaled $79,178 in 2005. There was no compensation expense related to capital appreciation units in 2004.

Additional information with respect to the Plan’s activity is as follows:

	Number of Units	Weighted Average Threshold Price

Outstanding at January 1, 2004	0	$—
Granted	317,026	0.42

Outstanding at December 31, 2004	317,026	0.42
Granted	250,000	0.84

Outstanding at December 31, 2005	567,026	$0.60

Units vested at December 31, 2004	150,360	$0.42

Units vested at December 31, 2005	296,193	$0.42

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 7 - MEMBERS’ EQUITY (Continued)

The following tables summarize information about units outstanding and vested at December 31, 2005:

Threshold Prices	Number of Units Outstanding	Number of Units Vested
$0.42	442,026	296,193
1.25	125,000	—

Warrants

The Company has granted membership warrants to certain recipients that serve as lenders to the Company and/or are on the Company’s Board of Managers. These warrants were not issued pursuant to the Designation Certificate and Capital Appreciation Unit Plan. The Company issued 250,000 and 150,000 warrants to members of the Board of Managers in 2005 and 2004, respectively. Outstanding warrants (all of which are exercisable) at December 31, 2005 follow:

Exercise Price	Number of Shares	Expiration Date
$0.42	250,000	December 2014
0.42	150,000	December 2013
0.42	1,235,855	July 2013
0.42	150,000	December 2012

	1,785,855

NOTE 8 - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution benefit plan covering substantially all employees. The plan is intended to comply with Section 401(k) of the Internal Revenue Code. Each year eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 100% of pre-tax compensation or the annual maximum established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the plan. The Company does not make contributions to the plan but does pay certain expenses of the plan which are not material.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 9 - DISCONTINUED OPERATIONS

In 2005, the Company’s Member Board agreed to distribute its investment in membership units of CBL to the Company’s members and certain warrant holders. The Company recorded the distribution at the historical carrying amounts of CBL’s assets and liabilities as of August 1, 2005, the effective date. As such, there was no gain or loss recorded as a result of the distribution. On the effective date, CBL’s liabilities were in excess of its assets by $572,126 which is recorded as a member contribution in the accompanying 2005 consolidated statement of changes in members’ equity. Management has classified CBL as a discontinued operation for all periods reported in the accompanying financial statements.

CBL had revenues of approximately $540,000 for the period from January 1, 2005 through August 1, 2005 and $1,203,000 for the year ended December 31, 2004.

CBL’s assets and liabilities as of August 1, 2005 and December 31, 2004 follow:

	August 1, 2005	December 31, 2004

Current assets
Cash	$64,641	$665,252
Accounts receivable	126,598	27,445
Inventory	272,999	341,147
Prepaid expenses	14,794	5,865
	479,032	1,039,709
Other assets
Equipment, net	76,831	47,659
Other	229,394	227,180
	306,225	274,839
Total assets	785,257	1,314,548

Current liabilities
Accounts payable	(201,737)	(386,603)
Accrued expenses	(125,729)	(31,828)
Note payable to affiliate	(900,000)	—
Note payable	(129,917)	(129,917)
	(1,357,383)	(548,348)

Net assets (deficit)	$(572,126)	$766,200

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 10 - SUBSEQUENT EVENTS

Revolving Note Payable

On May 4, 2006 the Company entered into a revolving note payable agreement (the “Note”) with a bank. Under the provisions of the Note, the Company can borrow up to $1,500,000 based on a collateral formula inclusive of accounts receivable and certain classes of inventory. The Note bears interest at the prime rate, requires no principal amortization, and has a maturity date of June 1, 2007. The Company used proceeds from the Note of $607,766 to pay the Affiliate Note and related interest of $32,766.

Sale of Membership Interests

On August 17, 2006, Solomon Technologies, Inc. (Solomon) acquired all of the Company’s outstanding membership units. Certain warrant holders and members of the Company’s Board of Managers are shareholders of Solomon.

TECHNIPOWER LLC

FINANCIAL STATEMENTS

Six Months ended June 30, 2006 and 2005

TECHNIPOWER LLC

BALANCE SHEET (UNAUDITED)

June 30, 2006

ASSETS

Current assets:
Cash and cash equivalents	$206,509
Accounts receivable, less allowance of $2,000	916,788
Inventories	1,512,887
Other current assets	50,443
Total current assets	2,686,627

Property and equipment:
Machinery and equipment	759,611
Furniture and fixtures	1,791
761,402
Accumulated depreciation	(685,119)
Property and equipment, net	76,283

Total assets	$2,762,910

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Note payable	$700,000
Accounts payable	548,747
Accrued expenses	317,211
Capital lease obligations	15,143
Total current liabilities	1,581,101

Capital lease obligations, less current portion	1,545

Total liabilities	1,582,646

Members' equity	1,180,264

Total liabilities and members' equity	$2,762,910

See accompanying notes.

TECHNIPOWER LLC

STATEMENTS OF OPERATIONS (UNAUDITED)

Six Months Ended June 30, 2006 and 2005

	2006	2005
Net sales	$2,511,174	$2,460,042

Operating expenses:
Cost of product sales	1,282,081	1,325,265
Research and development	478,604	419,021
Selling, general and administrative	467,793	455,892
Non-cash compensation	109,346	—
	2,337,824	2,200,178
Operating income	173,350	259,864

Other expenses:
Interest expense, including $49,817 in 2006 and $30,325	63,740	31,372
in 2005 to an affiliate
Other expense (income)	61,946	(2,091)
	125,686	29,281
Income from continuing operations	47,664	230,583

Loss from discontinued operations	—	(547,444)

Net income (loss)	$47,664	$(316,861)

See accompanying notes.

TECHNIPOWER LLC

STATEMENT OF MEMBERS' EQUITY (UNAUDITED)

Six Months Ended June 30, 2006

Balance, December 31, 2005	$1,227,635

Net income	47,664

Distributions	(95,035)

Balance, June 30, 2006	$1,180,264

See accompanying notes.

TECHNIPOWER LLC

STATEMENTS OF CASH FLOWS (UNAUDITED)

Six Months Ended June 30, 2006 and 2005

	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$47,664	$(316,861)
Adjustments to reconcile net income (loss) to net cash
provided (used) by operating activities:
Loss from discontinued operations	-	547,444
Depreciation	22,741	23,657
Compensation expense relating to capital appreciation units	109,346	-
Changes in operating assets and liabilities:
Accounts receivable	(234,572)	117,725
Inventories	(202,001)	(159,225)
Other current assets	4,566	(10,361)
Accounts payable and accrued expenses	216,795	170,064
Net cash (used) provided by continuing operations	(35,461)	372,443
Net cash used by discontinued operations	-	(34,937)
Net cash (used) provided by operating activities	(35,461)	337,506

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of equipment	(8,623)	(33,665)
Net cash used by continuing operations	(8,623)	(33,665)
Net cash used by discontinued operations	-	(43,061)
Net cash used by investing activities	(8,623)	(76,726)

CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of note payable to related party	(525,000)	(505,000)
Borrowing under note payable with bank	700,000	-
Debt issuance costs	(33,166)	-
Repayment of capital lease obligations	(7,270)	(6,900)
Member equity distributions	(95,035)	(218,051)
Net cash provided (used) by continuing operations	39,529	(729,951)
Net cash provided by discontinued operations	-	800,000
Net cash provided by financing activities	39,529	70,049

Net change in cash and cash equivalents	(4,555)	330,829

Cash and cash equivalents, beginning of year	211,064	30,527

Cash and cash equivalents, end of year	$206,509	$361,356

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Cash paid for interest	$62,952	$35,581

See accompanying notes.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 1 - NATURE OF OPERATIONS

Technipower, LLC (the “Company”) was formed in December 2002 as a Delaware limited liability company, combining certain business assets and liabilities of Power Designs Inc. and Integrated Power Systems, LLC. The Company develops and manufactures high reliability, high precision AC-DC and DC-DC power converters in both switching and linear configurations. In January 2005 the Company began developing a high voltage/high power line of embedded power conversion products targeted for commercial and industrial applications. The Company distributes its products internationally primarily to military and industrial organizations and own equipment manufacturers.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Technipower LLC and its subsidiary, CBL Systems LLC (“CBL”). On August 1, 2005, the Company distributed its membership interest in CBL to its members and certain other related parties. The results of operations for CBL through June 30, 2005 are reported on a separate line in the accompanying consolidated statements of operations as discontinued operations. Refer to Note 9.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales when it is realized or realizable and earned. The Company considers revenue realized and realizable when it has persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition; collateral is not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities when purchased of three months or less to be cash equivalents. At June 30, 2006 and 2005, there were no cash equivalents.

Inventory

Inventory, which consists of raw materials, completed sub-assemblies and electronic components, is stated at the lower of cost or market on a first-in first-out basis.

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged to expense over the estimated useful lives of the equipment using the straight-line method. In general, the useful life of the Company’s equipment is between 3 and 7 years. When assets are retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized for the period.

At June 30, 2006, the Company had equipment with a net carrying value of $28,256 that was under capital lease agreements. Amortization expense for this equipment is included in depreciation expense.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the six months ended June 30, 2006 and 2005 were $1,179 and $0 respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of product sales. Shipping and handling costs of freight and delivery fees were $17,468 and $15,973 for the six months ended June 30, 2006 and 2005, respectively.

Income Taxes

The Company is organized as a limited liability company. The Internal Revenue Service and the State of Connecticut treat the Company as a partnership for income tax purposes, therefore, the Company is not subject to federal and state income taxes as such taxes are the responsibility of its members.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capital Appreciation Units and Warrants

The Company adopted FASB Statement No. 123(R), Share-Based Payment (SFAS No. 123(R)), on January 1, 2006. SFAS No. 123(R) requires that compensation cost relating to share-based payment transaction be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Prior to the adoption of SFAS No. 123(R), the Company applied the intrinsic vale recognition and measurement principles of APB 25 in accounting for stock-based compensation, including its employee capital appreciation units (CAU) and warrants issued to members of the Company’s Board of Managers.

The Company selected the prospective method to adopt FAS 123(R) which is available to non-public companies. As such, the Company will apply the provisions of FAS 123(R) to stock-based payments made beginning in 2006. Previously issued CAUs will continue to be accounted for using the intrinsic value method until such awards are settled. All warrants outstanding at January 1, 2006 were fully vested. There were no warrants or CAU’s issued for the six month period ended June 30, 2006. Compensation expense included in the Company’s results of operations for the six months ended June 30, 2006 associated with the CAUs was $109,346 and $0, respectively.

The Company issued warrants to acquire 250,000 regular units for the six month period ended June 30, 2005. Had compensation cost been determined based on the fair value at the grant date consistent with the fair value methodology of SFAS No. 123, net loss for the six month period ended June 30, 2005 would have been approximately $37,500 higher. The Company used the following assumptions to establish the fair value of the warrants issued during the six month period ended June 30, 2005:

Risk-free interest rate	4.52%
Expected life of options	10 years
Expected dividend rate	None
Expected volatility	None

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development Costs

Research and development costs are expensed as incurred.

NOTE 3 - INVENTORIES

Inventories at June 30, 2006 consisted of the following:

Raw materials	$1,405,565
Work-in-process	785,793
Finished goods	56,035
Allowance for slow moving and obsolete inventories	(734,506)

$1,512,887

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Revolving Note Payable

On May 4, 2006 the Company entered into a revolving note payable agreement (the “Note”) with a bank. Under the provisions of the Note, the Company can borrow up to $1,500,000 based on a collateral formula inclusive of accounts receivable and certain classes of inventory. The Note bears interest at the prime rate, requires no principal amortization, and has a maturity date of June 1, 2007. The Company used proceeds from the Note of $607,766 to pay the Affiliate Note and related interest of $32,766.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

Leases

The Company leases certain equipment under capital leases with third parties, which include a security interest in the property maintained by the lessors.  In addition, the Company leases its premises in Danbury, Connecticut under an operating lease, which expires in July 2012. The lease requires the lessor to furnish certain improvements to the demised premises and provides for escalations for real estate taxes and operating expenses. Future minimum lease payments lease at June 30, 2006 follow:

	Operating Lease	Capital Leases

2006	$48,750	$7,600
2007	97,500	10,875
2008	97,500	—
2009	97,500	—
2010	97,500	—
Thereafter	150,313	—

	$589,063	18,475
Interest		(1,787)

		$16,688

Rent expense for the six months ended June 30, 2006 and 2005 was $51,998 and $52,295, respectively.

Other Assets

During 2003 the Company and its subsidiary became party to litigation relating to a $129,917 term note payable to a legal firm that had rendered services to the Company in 2003 in connection with the acquisition of its CBL membership interest. Pending settlement of mutual disputes over services rendered and payment default under the term note, the Company placed $225,000 in escrow in November 2003. This escrow deposit is included in other assets attributable to discontinued operations at August 1, 2005 when the CBL membership interest was distributed to the Company’s members. Refer to Note 9.

Employment Agreements

The Company has an employment arrangement with a company (the “Management Company”) that provides senior operating and financial management services. The Management Company has a minority membership interest in the Company and its principals hold membership equity share options of the Company issued in accordance with the Company’s operating agreement. The employment arrangement has no definite term and provides for a minimum annual compensation of $330,000 in 2006 and $300,000 in 2005.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 4 - COMMITMENTS AND CONTINGENCIES (Continued)

Final compensation expense for any year is approved by the Company’s Board of Managers. Total compensation expense under the employment arrangement was $165,000 and 187,253 for the six months ended June 30, 2006 and 2005, respectively. The Company has employment agreements with other key employees made in the normal course of business. Such agreements are generally on an “at will” basis.

NOTE 5 - RELATED PARTY TRANSACTIONS

Notes Payable

The Company had a revolving note payable from an affiliate (the “Affiliate Note”), which provided for maximum borrowings of $1,000,000 through December 31, 2005 and bore interest at 12% per annum. Substantially all assets were pledged as security for the Affiliate Note. The Affiliate Note was subsequently paid in full on May 4, 2006.

CBL had a note payable of $129,917 from a law firm, which bore interest at 10% per annum and was due on demand. At the time of the distribution of the CBL membership interest on August 1, 2005, the total amount outstanding related to the note payable was $138,637, including $8,720 of accrued interest.

On January 18, 2005 CBL executed a promissory note payable to an affiliate in the amount of $1,000,000. The note bore interest at 12% per annum, was secured by all of CBL’s assets and matures on January 31, 2008. Borrowings under the note were $800,000 at June 30, 2005. At the time of the distribution of the CBL membership interest on August 1, 2005, amounts borrowed under the loan totaled $900,000.

NOTE 6 - CONCENTRATION RISKS

Credit Risk

The Company maintains its cash and cash equivalents in accounts that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits from time to time. The Company minimizes its risk by selecting financial institutions considered to be highly credit worthy.

At June 30, 2006, approximately 80% of accounts receivable were due from seven customers. The Company generally does not require collateral. The Company performs ongoing evaluations of customer accounts to minimize credit risk.

Customers

The Company’s customer base consists primarily of military and industrial organizations and own equipment manufacturers. During the six months ended June 30, 2006 and 2005, approximately 82% and 85% respectively, of the Company’s revenue was earned from ten customers. Two and four customers each represented in excess of 10% of revenue for the period respectively.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 7 - MEMBERS’ EQUITY

Membership Units

The Company has authorized membership units of 50,000,000 regular units and 40,000,000 preferred units. There were 6,025,000 regular units issued and outstanding at June 30, 2006. There are no issued and outstanding preferred units.

Capital Appreciation Units

In November 2003 the Board of Managers of the Company adopted the Designation Certificate and Capital Appreciation Unit Plan (“the Plan”). The Plan enabled the Company to make incentive-based compensation awards to its employees, officers, directors and consultants. An aggregate of 10,000,000 units were authorized for issuance under the Plan. The Plan requires that the threshold price of an award be set according to the aggregate market value of the Company as of the valuation date, valuing the Company as a closely held business in which units are not freely tradable. Holders of capital appreciation units are entitled to an interest in the capital of the Company, but have no interest in the profits or losses of the Company, except for those profits and net cash flow resulting from a capital transaction, subject to the applicable threshold.

Additional information with respect to the Plan’s activity is as follows:

	Number of Units	Weighted Average Threshold Price

Outstanding at December 31, 2005	567,026	$0.60
Granted	15,000	0.42

Outstanding at June 30, 2006	582,026	$0.60

Units vested at June 30, 2006	311,193	$0.42

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 7 - MEMBERS’ EQUITY (Continued)

The following tables summarize information about units outstanding and vested at June 30, 2006:

Threshold Prices	Number of Units Outstanding	Number of Units Vested
$0.42	457,026	311,193
1.25	125,000	—

Warrants

The Company has granted membership warrants to certain recipients that serve as lenders to the Company and/or are on the Company’s Board of Managers. These warrants were not issued pursuant to the Designation Certificate and Capital Appreciation Unit Plan. The Company issued 250,000 warrants to members of the Board of Managers in the six months ended June 30, 2005. There was no issuance of membership warrants for the six months ended June 30, 2006. Outstanding warrants (all of which are exercisable) at June 30, 2006 follow:

Exercise Price	Number of Shares	Expiration Date
$0.42	250,000	December 2014
0.42	150,000	December 2013
0.42	1,235,855	July 2013
0.42	150,000	December 2012

	1,785,855

NOTE 8 - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution benefit plan covering substantially all employees. The plan is intended to comply with Section 401(k) of the Internal Revenue Code. Each year eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 100% of pre-tax compensation or the annual maximum established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the plan. The Company does not make contributions to the plan but does pay certain expenses of the plan, which are not material.

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2006 and 2005

NOTE 9 - DISCONTINUED OPERATIONS

In 2005, the Company’s Member Board agreed to distribute its investment in membership units of CBL to the Company’s members and certain warrant holders. The Company recorded the distribution at the historical carrying amounts of CBL’s assets and liabilities as of August 1, 2005, the effective date. As such, there was no gain or loss recorded as a result of the distribution. On the effective date, CBL’s liabilities were in excess of its assets by $572,126 which was recorded as a member contribution. Management has classified CBL as a discontinued operation for all periods reported in the accompanying financial statements.

CBL had revenues of approximately $460,000 for the six months ended June 30, 2005.

CBL’s assets and liabilities as of August 1, 2005 and June 30, 2005 follow:

	August 1, 2005	June 30, 2005

Current assets
Cash	$64,641	$21,325
Accounts receivable	126,598	115,531
Inventory	272,999	309,038
Prepaid expenses	14,794	14,082
	479,032	459,976
Other assets
Equipment, net	76,831	78,251
Other	229,394	229,394
	306,225	307,645
Total assets	785,257	767,621

Current liabilities
Accounts payable	(201,737)	(231,917)
Accrued expenses	(125,729)	(109,031)
Note payable to affiliate	(900,000)	(800,000)
Note payable	(129,917)	(129,917)
	(1,357,383)	(1,270,865)

Net deficit	$(572,126)	$(503,244)

TECHNIPOWER LLC
NOTES TO FINANCIAL STATEMENTS
June 30, 2006 and 2005 (Unaudited)

NOTE 10 - SUBSEQUENT EVENTS

Sale of Membership Interests

On August 17, 2006, Solomon Technologies, Inc. (Solomon) acquired all of the Company’s outstanding membership units. Certain members of the Company’s Board of Managers, which hold warrants, are also shareholders of Solomon.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet as of June 30, 2006 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 are based on the historical financial statements of Solomon Technologies, Inc. (Solomon) and Technipower LLC (Technipower) after giving effect to Solomon’s acquisition of Technipower using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines Solomon and Technipower’s historical balance sheet as of June 30, 2006, giving effect to the purchase as if it had occurred on June 30, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 combines Solomon’s historical statement of operations for the year then ended with Technipower’s historical consolidated statement of operations for the year ended December 31, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 gives effect to the purchase as if it had occurred on January 1, 2005. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 combines Solomon’s historical condensed consolidated statement of operations for the six months ended June 30, 2006 with Technipower’s historical condensed statement of operations for the six months ended June 30, 2006. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 gives effect to the purchase as if it had occurred on January 1, 2005.

The acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Technipower acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based upon an independent appraisal and preliminary estimates.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Solomon and Technipower been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Solomon’s historical financial statements included in its Annual Report on Form 10-KSB for its year ended December 31, 2005 and in its Form 10-QSB for its periods ended June 30, 2006. Technipower’s historical consolidated financial statements for the year ended December 31, 2005 and for the six months ended June 30, 2006 are included as Exhibits 99.2 and 99.3 to this Form 8-K.

Solomon Technologies, Inc.

Pro Forma Condensed Combined Balance Sheet (unaudited)

	Solomon	Technipower	Pro Forma
	June 30,	June 30,	Acquisition
	2006	2006	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$8,372	$206,509	$—		$214,881
Accounts receivable, net	—	916,788	—		916,788
Inventories, net	90,143	1,512,887	332,384	(a)	1,935,414
Prepaid expenses and other current assets	2,546	50,443	—		52,989
	101,061	2,686,627	332,384		3,120,072

Noncurrent assets
Property and equipment, net	9,979	76,283	—		86,262
Other assets	317,718	—	(175,000)	(b)	142,718
Goodwill	—	—	2,825,352	(c)	2,825,352
Trade name	—	—	367,000	(c)	367,000
Intangible assets, net	342,525	—	—		342,525
Customer relationship	—	—	1,210,000	(c)	1,210,000
Non-compete agreement	—	—	160,000	(c)	160,000
	670,222	76,283	4,387,352		5,133,857

	$771,283	$2,762,910	$4,719,736		$8,253,929

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$804,631	$548,747	$—		$1,353,378
Accrued expenses	488,661	317,211	—		805,872
Capital lease obligations	—	16,688	—		16,688
Notes payable	45,000	700,000	—		745,000
Notes payable to related parties	1,472,000	—	—		1,472,000
	2,810,292	1,582,646	—		4,392,938

Stockholders' Equity
Preferred stock	—	—	3,000,000	(d)	3,000,000
Common stock	27,870	—	2,900	(e)	30,770
Additional paid-in capital	28,248,507	—	2,897,100	(e)	31,145,607
Accumulated deficit	(30,315,386)	1,180,264	(1,180,264)	(f)	(30,315,386)
	(2,039,009)	1,180,264	4,719,736		3,860,991

	$771,283	$2,762,910	$4,719,736		$8,253,929

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

Solomon Technologies, Inc.

Pro Forma Condensed Combined Statement of Operations (unaudited)

	Solomon	Technipower	Pro Forma
	Year Ended	Year Ended	Acquisition
	December 31, 2005	December 31, 2005	Adjustments		Combined

Net sales	$68,717	$4,961,778	$—		$5,030,495

Operating expenses:
Cost of product sales	81,429	2,673,166	332,384	(a)	3,086,979
Research and development	—	860,366	—		860,366
Selling, general and administrative	1,941,281	1,115,347	—		3,056,628
Amortization of acquired intangible assets	—	—	310,700	(b)	310,700
Noncash compensation	982,189	—	—		982,189
	3,004,899	4,648,879	643,084		8,296,862

Operating loss	(2,936,182)	312,899	(643,084)		(3,266,367)

Other expenses
Interest expense	3,656,854	62,260	—		3,719,114
Other expense	39,924	28,518	—		68,442
	3,696,778	90,778	—		3,787,556

Net loss	(6,632,960)	222,121	(643,084)		(7,053,923)

Preferred stock dividends	—		(300,000)	(c)	(300,000)
Loss applicable to common
stockholders	$(6,632,960)	$222,121	$(943,084)		$(7,353,923)

Basic and diluted net loss per
common share	$(1.00)				$(0.66)

Weighted average common shares
outstanding - basic and diluted	6,624,074				11,085,612

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

Solomon Technologies, Inc.

Pro Forma Condensed Combined Statement of Operations (unaudited)

	Solomon	Technipower	Proforma
	Six Months Ended	Six Months Ended	Acquisition
	June 30, 2006	June 30, 2006	Adjustments		Combined

Net sales	$12,912	$2,511,174	$—		$2,524,086

Operating expenses:
Cost of product sales	5,682	1,282,081	—		1,287,763
Research and development	—	478,604	—		478,604
Selling, general and administrative	1,173,810	467,793	—		1,641,603
Amortization of acquired intangible assets	—	—	155,350	(b)	155,350
Noncash compensation	368,876	109,346			478,222
	1,548,368	2,337,824	155,350		4,041,542

Operating loss	(1,535,456)	173,350	(155,350)		(1,517,456)

Other expenses
Interest expense	769,323	63,740	—		833,063
Other	—	61,946	—		61,946
Loss on extinguishment of redeemable					—
preferred stock and other debt	5,652,404	—	—		5,652,404
	6,421,727	125,686	—		6,547,413

Net loss	(7,957,183)	47,664	(155,350)		(8,064,869)

Preferred stock dividends	—	—	(150,000)	(c)	(150,000)
Loss applicable to common
stockholders	$(7,957,183)	$47,664	$(305,350)		$(8,214,869)

Basic and diluted net loss per
common share	$(0.35)				$(0.30)

Weighted average common shares
outstanding - basic and diluted	22,711,383				27,172,921

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Basis of Presentation

On August 19, 2006, Solomon Technologies, Inc. (Solomon) completed the acquisition of Technipower LLC (Technipower), a privately-held company based in Danbury, Connecticut. Certain shareholders of Solomon were holders of warrants and capital appreciation units of Technipower. The preliminary purchase price of $6,075,000, which includes acquisition related costs of approximately $175,000, consisted of the issuance 4,615,385 shares of Solomon Series C Preferred Stock valued at $3,000,000 and 4,461,538 shares of common stock valued at $2,900,000. This acquisition was recorded under the purchase method of accounting with the total consideration allocated to the assets acquired and liabilities assumed based on estimates of fair value. The fair value of the customer list, trade name and non-compete agreements were determined by an independent appraisal firm based on estimates of future cash flows associated with those assets. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill. The purchase accounting for this acquisition, which is preliminary and is expected to be finalized during 2007, is summarized as follows:

	Amount	Estimated Useful Life
Net tangible assets	$1,512,648
Identifiable intangible assets:
Customer relationship	1,210,000	5 years
Trade name	367,000	10 years
Non-compete	160,000	5 years
Goodwill	2,825,352
Total preliminary purchase price	$6,075,000

(2) Pro Forma Condensed Combined Balance Sheet

The following unaudited adjustments were applied to the Pro Forma Condensed Combined Balance Sheet as of June 30, 2006:

June 30, 2006
(a) To record the following:
Step-up of inventory to estimated fair value	$332,384

Based upon a valuation performed by management, we increased the basis of inventory purchased from Technipower by $332,384, which is being amortized to cost of goods sold over the average inventory turnover period.

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(2) Pro Forma Condensed Combined Balance Sheet (Continued)

June 30, 2006
(b) To record the following:
To reflect Solomon's capitalized acquisition costs as part of the purchase price	$(175,000)

(c) To record the following:
Goodwill	$2,825,352
Trade name	367,000
Customer relationship	1,210,000
Non-compete	160,000
Total identifiable intangible assets, including goodwill	$4,562,352

Amounts reflect the allocation of the excess purchase price over the fair value of the net assets acquired, based upon an independent appraisal.

(d) To record the following:
Issuance of preferred stock	$3,000,000

To record the issuance of 4,615,385 shares of Series C Preferred Stock.

(e) To record the following:
Issuance of common stock, at par	$2,900
Additional paid-in-capital	2,897,100
$2,900,000

To record issuance of 4,461,538 shares of Solomon common stock, calculated using an average share price of $0.65.

(f) To record the following:
Elimination of Technipower's shareholders' equity	$(1,180,264)

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(3) Pro Forma Condensed Combined Statements of Operations

The following unaudited adjustments were applied to the Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2005 and for the six months ended June 30, 2006.

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
(a) To record the following:
Amortization of step-up of inventory to fair value	$332,384	$—

Reflects amortization of the adjustment required to reflect inventory at fair value, assuming an average inventory turnover period of 2 times per year.

(b) To record the following:
Amortization of acquisition-related intangible assets	$310,700	$155,350

Reflects amortization of intangible assets over their useful life in accordance with the pattern in which economic benefits of the intangible asset are consumed or otherwise used up. We estimate that the pattern in which economic benefits are consumed or otherwise used up approximates the straight-line method.

(c) To record the following:
Accrual of preferred stock dividend	$300,000	$150,000

We issued 4,615,385 shares of our Series C Preferred Stock, the holders of which are entitled to dividends at the rate of 10% of the stated value, or $0.65 per share.

SOLOMON TECHNOLOGIES, INC.
10,509,618 SHARES OF COMMON STOCK
OFFERED BY SELLING STOCKHOLDERS

PROSPECTUS

OCTOBER ___, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant's bylaws provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law;

•	the registrant may indemnify its other officers, employees and consultants to the extent permitted by the Delaware General Corporation Law;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the distribution of the securities being requested, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$1,799.25
Printing	1,000.00
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	5,000.00
Miscellaneous Fees and Expenses	5,000.00
Total	$22,799.25

All amounts other than the registration fee are estimates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During 2003

On December 12, 2003, we renegotiated a convertible note held by Pinetree (Barbados), Inc. The $572,490.22 principal amount note was convertible into shares of the registrant's common stock at $1.4635 per share. We also issued Pinetree a warrant to purchase 50,000 shares of common stock at $1.00 per share for five years commencing 46 days after our common stock began trading. The sale of the note and warrant was to a non-U.S. resident in a transaction exempt from registration under Regulation S under the Securities Act.

During 2004

On January 26, 2004, we issued promissory notes in the principal amount of $26,000 and warrants to purchase 26,000 shares of common stock to four investors for an aggregate of $26,000 in cash. The notes bore interest at 15% and were due on the earlier of June 24, 2004 or when we raised $1,000,000 from the sale of our securities. The warrants have an exercise price of $4.00 per share and expire January 26, 2009. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

In February 2004, we issued 35,000 shares of Series A Preferred Stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. The consideration received was $134,000 in cash and the surrender by one of the investors of our promissory note in the principal amount of $6,000. The warrants had an exercise price of $4.00 per share and were to expire January 26, 2009. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee of $11,900.

In February 2004 we issued to a yacht dealer a warrant to purchase 150,000 shares of our common stock for a release of an exclusivity arrangement between our company and the dealer and for the dealer to assist us in marketing our products. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Regulation D thereunder as a transaction by an issuer not involving a public offering.

In April 2004, we issued 621,474 shares of Series A Preferred Stock and warrants to purchase 621,474 shares of common stock to Pinetree (Barbados) Inc. in exchange for, and in full satisfaction of, the Pinetree convertible note. At the time of the exchange, the principal and accrued interest was $621,474. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

In April 2004, we issued 140,000 shares of Series A Preferred Stock and warrants to purchase 280,000 shares of common stock to the five investors in the February 2004 Series A Preferred Stock private placement in return for their surrender of their old Series A Preferred Stock and warrants for new Series A Preferred Stock and warrants. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

In April and May 2004, we sold 1,745,000 shares of Series A Preferred Stock and warrants to purchase 3,490,000 shares of common stock to 23 investors for $1,745,000. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee equal to 8.5% of the gross proceeds of offering and a warrant to purchase 250,000 shares of common stock at $0.33 per share that expires March 3, 2014.

On November 5, 2004, we sold an aggregate of 390,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of 780,000 shares of common stock to five investors for $1.00 per unit in the initial closing of a second private placement of our Series A Preferred Stock and warrants. We sold an aggregate of an additional 225,000 shares of Series A Preferred Stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a second closing of the private placement on December 23, 2004. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales solely to "accredited investors" in transactions by an issuer not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee of $52,275, which was equal to 8.5% of the gross proceeds of the offering.

In April 2004, we settled with various employees to accept a significant reduction in the amount of back pay owing to them. We reduced the amount we were obligated to pay such employees by an aggregate of approximately $361,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase an aggregate of 305,335 shares of our common stock. The options, which were granted under our 2003 Stock Option Plan, are exercisable at $1.00-$2.00 per share and terminate on April 14, 2009.

On July 21, 2004, our board of directors authorized the grant of options for 25,000 shares of our common stock under our 2003 Stock Option Plan to each of our four non-employee directors as partial compensation for their services in 2004. We issued these options on October 20, 2004. The options were vested in full upon grant, have a ten year term and are exercisable at a price of $0.55 per share, the market value of our common stock on the date of grant.

Also on July 21, 2004, our board of directors authorized the grant of options for 100,000 shares of our common stock under the 2003 Stock Option Plan to each of Peter W. DeVecchis, Jr., our President, and David E. Tether, our Chief Technology Officer. We issued these options on October 20, 2004. The options have a ten year term and are exercisable at a price of $0.55 per share. Vesting of the options was contingent on the satisfaction of certain performance criteria by December 31, 2004. These options expired unexercised on January 1, 2005 when the performance criteria were not met.

On October 31, 2004, we issued warrants to purchase 10,000 shares of our common stock at a price of $4.00 per share to the Charles County EDC in satisfaction of certain obligations we owed to the Charles County EDC. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

All of the foregoing options were issued pursuant to the exemptions provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. We registered our 2003 Stock Option Plan on Form S-8 on October 22, 2004.

On December 28, 2004, we issued warrants to purchase 50,000 shares of our common stock at a price of $3.15 per share to Investor Awareness, Inc. in consideration for services provided pursuant to a Consulting Agreement dated December 26, 2004. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During 2005

On January 14, 2005, we issued 106,078 shares of common stock upon exercise of warrants to purchase 125,000 shares of our common stock on a cashless basis to the placement agent for our April-May 2004 private placement. On January 28, 2005, we issued 51,526 shares of our common stock upon exercise of a warrant to purchase 100,000 shares of our common stock on a cashless basis to an investor from our April-May 2004 private placement. On January 26, 2005, we issued 100,690 shares of our common stock to a second investor in our April-May 2004 private placement who (i) converted 50,000 shares of our Series A Preferred Stock and (ii) exercised a warrant to purchase 100,000 shares of our common stock on a cashless basis. On March 14, 2005, we issued 12,617 shares of our common stock upon exercise of a warrant to purchase 25,000 shares of our common stock on a cashless basis to a third investor from our April-May 2004 private placement. The transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

We issued 50,000 shares to two investors in consideration for past services on April 4, 2005. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

On May 18, 2005, we issued and sold an aggregate of 330,000 shares of common stock to Charles Shannon and Mr. Shannon’s counsel, Mark J. Hardcastle. The shares were issued in settlement of a legal claim brought against us by Mr. Shannon. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 25, 2005, we granted an aggregate of 450,000 shares of common stock to our president, Peter W. DeVecchis, Jr., our chief financial officer, Sam Occhipinti, and our directors, Jonathan Betts, Michael D’Amelio and Gary M. Laskowski. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 26, 2005, we issued and sold an aggregate of 105,000 shares of common stock to James T. Kirk, John R. Mikach and Barry DeGroot, designees of Homewood Products Corporation, in settlement of amounts owed by us to Homewood pursuant to a manufacturing agreement between the Company and Homewood dated August 25, 2003. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 26, 2005, we issued and sold an aggregate of 775,000 shares of common stock to Anita Ann Poyas, Donald H. Poyas, Michael V. Poyas and Mark J. Hardcastle, counsel to Anita, Donald and Michael Poyas. The shares were issued in settlement of a legal claim brought against us by Anita, Donald and Michael Poyas. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On June 2, 2005, we issued and sold 7,800 shares of common stock to Robert Kaper and 10,000 shares of common stock to Investor Awareness, Inc. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Kaper and Investor Awareness, Inc. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On June 9, 2005, we issued and sold 2,641 shares of common stock to John Iacobelli. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Iacobelli. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 27, 2005, we issued and sold 15,000 shares of common stock to Hugh Murray. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Murray. The sale of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 30, 2005, we issued 82,778 shares of common stock upon exercise of warrants to purchase 125,000 shares of our common stock on a cashless basis to the placement agent for our April-May 2004 private placement. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in transactions not involving a public offering.

On August 5, 2005, we issued and sold 200,000 shares of Series B Preferred Stock to Davis & Gilbert LLP. These shares were issued in settlement of $200,000 of indebtedness arising from services rendered to us by Davis & Gilbert LLP. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 8, 2005, we granted 125,000 shares of common stock to our director Jonathan Betts. These shares of common stock were granted in partial consideration for Mr. Bett’s past contributions to the Company and to encourage his continued service to the Company. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 9, 2005, we issued and sold 318,016 shares of Series B Preferred Stock to Medusa Management LLC. Medusa was assigned $318,016 of indebtedness of the Company from certain vendors of the Company. These shares were issued in settlement of that indebtedness. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 9, 2005, we granted 1,754 shares of common stock to our former director David Lindahl. These shares of common stock were granted in lieu of money owed for Mr. Lindahl’s attendance at a Board of Director’s meeting of the Company. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 19, 2005, we issued 50,000 shares of common stock to Davis & Gilbert LLP upon conversion of 24,150 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 22, 2005, we issued 213,129 shares of common stock to Medusa Management LLC upon conversion of 100,00 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On September 9, 2005, we issued 325,716 shares of common stock to Davis & Gilbert LLP upon conversion of 121,492 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On September 14, 2005, we granted an aggregate of 26,000 shares of common stock to three of our employees and one of our consultants. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On December 7, 2005, we issued 276,881 shares of common stock to Medusa Management LLC upon conversion of 98,016 shares of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On December 16, 2005, we issued 25,000 shares of common stock to Pinetree (Barbados), Inc. pursuant to an agreement entered into between Pinetree and us dated December 16, 2005, whereby Pinetree agreed to exchange a warrant to purchase 50,000 shares of common stock for the 25,000 shares of common stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

On December 16, 2005, we issued 77,849 shares of common stock to Cytation Corporation pursuant to an agreement entered into between Cytation and us dated December 16, 2005, whereby Cytation agreed to exchange a warrant to purchase 233,546 shares of common stock for the 77,849 shares of common stock.

On December 16, 2005, we issued 7,006 shares of common stock to Fred Halbig pursuant to an agreement entered into between Mr. Halbig and us dated December 16, 2005, whereby Mr. Halbig agreed to exchange a warrant to purchase 21,018 shares of common stock for the 7,006 shares of common stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

On December 28, 2005, we issued 301,988 shares of common stock to Davis & Gilbert LLP. The shares were issued in connection with Davis & Gilbert LLP’s conversion of 54,358 shares of Series B preferred stock. In exchange for Davis & Gilbert LLP’s agreement to convert the shares of Series B preferred stock in accordance with the terms of the Series B preferred stock, we agreed to issue to Davis & Gilbert LLP additional shares of common stock equal to the number of shares issued upon conversion of the Series B preferred stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

During 2006

On January 1, 2006, we granted 150,000 shares of common stock each to two of our directors, Duane Crisco and David Parcells. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On January 23, 2006, we issued a warrant to purchase 100,000 shares of our common stock at a price of $0.40 per share to Crescent Communications in consideration for services to be provided pursuant to a Engagement Letter dated December 1, 2005. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On January 27, 2006, we issued and sold 163,488 shares of common stock to John S. Brock Limited. These shares were issued in settlement of indebtedness arising from two promissory notes issued by us to John S. Brock Limited. The sale of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. In addition, on February 15, 2006, we exchanged warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share for an aggregate of 2,323,237 shares of common stock and on March 3, 2006, we exchanged warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share for an aggregate of 375,000 shares of common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this recapitalization and warrant exchange. The recapitalization and warrant exchange offer were effected on the basis of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

On March 13, 2006, we issued 175,439 shares of common stock to Medusa Management LLC. The shares were issued in connection with Medusa’s conversion of 120,000 shares of Series B preferred stock. In exchange for Medusa’s agreement to convert the shares of Series B preferred stock in accordance with the terms of the Series B preferred stock, we agreed to issue to Medusa additional shares of common stock equal to 50% of the number of shares issued upon conversion of the Series B preferred stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the holders of certain promissory notes. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On March 28, 2006, we granted 25,000 shares to Sam Occhipinti, our chief financial officer, and 10,000 shares to a consultant. These shares of common stock were granted in partial consideration for each person’s past contributions to our company and to encourage their continued service to our company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 3, 2006, we issued and sold an aggregate of 124,700 shares of common stock to the holders of certain promissory notes. These shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 8, 2006, in connection with the execution of a letter of intent to acquire Power Solutions, Inc., we issued and sold 100,000 shares of common stock to each of Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust. These shares were issued in consideration of Power Solutions, Inc.’s agreement to enter into the letter of intent. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On May 8, 2006, we issued and sold 10,000 shares of common stock to Floyd E. Johnson. These shares were issued in settlement of $22,265.00 of indebtedness arising from services rendered to us by FEJ Consulting. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On May 31, 2006, we issued 20,000 shares of common stock to our president, Peter W. DeVecchis, Jr. pursuant to Mr. DeVecchis’ employment agreement. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering.

On June 5, 2006, we issued an aggregate of 63,750 shares of common stock to the holders of certain promissory notes as an inducement to each noteholder agreeing to purchase the notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On July 3, 2006, we borrowed $100,000 from Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 and issued a promissory note in the principal amount of $100,000 to Meriden Cooper. As an incentive to Meriden Cooper purchasing the note, we issued Meriden Cooper 50,000 shares of common stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On July 28, 2006, we borrowed $125,000 from Jezebel Mangement Corporation and issued a promissory note in the principal amount of $125,000 to Jezebel. As an incentive to Jezebel purchasing the note, we issued Jezebel 25,000 shares of common stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 3, 2006, we granted 150,000 shares of common stock to each of our directors. These shares of common stock were granted in partial consideration for each person’s past contributions to Solomon Technologies and to encourage their continued service. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 11, 2006, we entered into an agreement dated as of June 30, 2006 with certain of our noteholders pursuant to which the maturity date of their notes was extended from June 30, 2006 to January 15, 2007. As an inducement to such noteholders agreeing to extend their notes, we issued to each of the noteholders 35,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by each holder. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 17, 2006, we acquired all of the outstanding membership units and warrants to purchase membership units of Technipower LLC from Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, certain other persons. As part of the consideration for this acquisition we issued 4,615,385 shares of Series C convertible redeemable preferred stock and 4,461,538 shares of common stock to the sellers. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On August 23, 2006, we issued 17,178 shares of common stock upon exercise of a warrant to purchase 25,000 shares of our common stock on a cashless basis to Crescent Communications. On September 22, 2006, we issued 62,152 shares of common stock upon exercise of a warrant to purchase 75,000 shares of our common stock on a cashless basis to Crescent Communications. The transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act as sales by an issuer to an “accredited investor” in transactions not involving a public offering.

On September 14, 2006, we granted options to purchase 100,000 shares of common stock under our 2003 Stock Option Plan to Peter W. DeVecchis, Jr. On September 14, 2006, we also granted options to purchase an aggregate of 95,000 shares of common stock under our 2003 Stock Option Plan to other employees.

On June 13, 2006, we borrowed $25,000 from Steven Kilponen and issued a promissory note in the principal amount of $25,000 to Mr. Kilponen. As an incentive to Mr. Kilponen purchasing the note, we issued 3,750 shares of common stock to Mr. Kilponen on September 26, 2006. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Solomon Technologies, Inc., a Maryland corporation and Solomon Technologies, Inc., a Delaware corporation dated June 19, 2003 (1)

2.2	Agreement and Plan of Merger and Reorganization by and between Solomon Technologies, Inc., TCI Acquisition Corporation and Town Creek Industries, Inc., dated September 16, 2001 (1)

3.1	Certificate of Incorporation (1)

3.2	Amended and Restated Bylaws (3)

3.3	Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (3)

3.4	Amendment to Certificate of Incorporation (4)

3.5	Amendment to Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (5)

3.6	Certificate of Elimination (13)

3.7	Certificate of Designation of Rights Privileges and Preferences of Series C Preferred Stock (15)

4.1	Specimen Common Stock Certificate (2)

5.1	Legal Opinion of Davis & Gilbert LLP**

10.1	Amended and Restated 2003 Stock Option Plan*

10.2	Employment Agreement by and between Solomon Technologies, Inc. and Peter DeVecchis (6)

10.3	Dealership Agreement with Nautique Propulsion Systems (7)

10.4	Senior Secured Promissory Note issued to Woodlaken, LLC (8)

10.5	Security Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC and Jezebel Management Corporation dated March 7, 2005, as amended as of March 16, 2005 (8)

10.6	Senior Secured Promissory Note issued to Jezebel Management Corporation dated March 16, 2005 (8)

10.7	Senior Secured Promissory Note issued to Pinetree (Barbados) Inc. dated April 1, 2005 (9)

10.8	Senior Secured Promissory Note issued to Woodlaken, LLC dated April 1, 2005 (9)

10.9	Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC, Jezebel Management Corporation and Pinetree (Barbados) Inc. dated April 5, 2005 (9)

10.10	Senior Secured Promissory Note issued to Jezebel Management Corporation dated April 18, 2005 (9)

10.11	Senior Secured Promissory Note issued to Coady Family LLC dated May 25, 2005 (10)

10.12	Joinder Agreement by and between Solomon Technologies, Inc. and Coady Family LLC dated May 25, 2005 (10)

10.13	Note Extension Agreement dated July 14, 2005, among Solomon Technologies, Inc., Woodlaken, LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.14	Senior Secured Promissory Note issued to Jezebel Management Corporation dated July 8, 2005(11)

10.15	Note Extension Agreement dated August 14, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.16	Senior Secured Promissory Note issued to Jezebel Management Corporation dated August 16, 2005 (11)

10.17	Note Extension Agreement dated September 15, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.18	Senior Secured Promissory Note issued to Jezebel Management Corporation dated September 15, 2005 (11)

10.19	Note Extension Agreement dated October 26, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (11)

10.20	Note Extension Agreement dated November 17, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (16)

10.21	Senior Secured Promissory Note issued to Jezebel Management Corporation dated November 18, 2005 (16)

10.22	Senior Secured Promissory Note issued to Pinetree (Barbados) Inc. dated November 18, 2005 (16)

10.23	Agreement dated November 22, 2005 between Solomon Technologies, Inc. and Oliver Street Funding LLC (12)

10.24	Note Extension Agreement dated March 15, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (18)

10.25	Senior Secured Promissory Note issued to F. Jay Leonard dated March 20, 2006 (14)

10.26	Joinder Agreement by and between Solomon Technologies, Inc. and F. Jay Leonard dated March 20, 2006 (14)

10.27	Senior Secured Promissory Note issued to Woodlaken LLC dated March 31, 2006 (14)

10.28	Senior Secured Promissory Note issued to Peter and Barbara Carpenter dated April 7, 2006 (18)

10.29	Joinder Agreement by and between Solomon Technologies, Inc. and Peter and Barbara Carpenter dated April 7, 2006 (18)

10.30	Senior Secured Promissory Note issued to Pascal Partners, LLC dated April 10, 2006 (18)

10.31	Joinder Agreement by and between Solomon Technologies, Inc. and Pascal Partners, LLC dated April 10, 2006 (18)

10.32
Note Extension Agreement dated as of April 28, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter and Pascal Partners, LLC (18)

10.33	Senior Secured Promissory Note issued to Coady Family LLC dated May 23, 2006 (17)

10.34	Senior Secured Promissory Note issued to Steven Kilponen dated June 13, 2006 (17)

10.35	Joinder Agreement by and between Solomon Technologies, Inc. and Steven Kilponen dated June 13, 2006 (17)

10.36
Note Extension Agreement dated as of June 30, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC and Steven Kilponen (17)

10.37	Senior Secured Promissory Note issued to Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 (17)

10.38	Joinder Agreement by and between Solomon Technologies, Inc. and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013 dated July 3, 2006 (17)

10.39	Promissory Note issued to Jezebel Management Corporation dated July 28, 2006 (17)

10.40
Agreement dated as of September 30, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC, Steven Kilponen and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013*

10.41
Securities Purchase Agreement dated as of August 17, 2006, by and among Solomon Technologies, Inc., Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, Anthony F. Intino, II, Allison E. Bertorelli, and Mariano Moran, the holders of Warrants listed on the signature pages thereto and Technipower LLC*

10.42	Registration Rights Agreement dated as of August 17, 2006*

10.43	Escrow Agreement dated as of August 17, 2006*

10.44	Lease Agreement by and between Commerce Park Realty LLC and Power Designs, Inc., as assigned to Technipower LLC*

10.45	Loan and Security Agreement dated May 3, 2006 between Technipower LLC and Citizens bank of Massachusetts, as amended*

21.1	Subsidiaries of Solomon Technologies, Inc.*

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Davis & Gilbert LLP (included in Exhibit 5.1)

*Filed herewith.
** To be filed by amendment.

(1)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-108977, filed on September 19, 2003.

(2)	Incorporated by reference from the Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-108977, filed on December 19, 2003.

(3)	Incorporated by reference from the Current Report on Form 8-K filed on May 14, 2004.

(4)	Incorporated by reference from the Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2004.

(5)	Incorporated by reference from the Current Report on Form 8-K filed on November 9, 2004.

(6)	Incorporated by reference from the Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-10877, filed on June 30, 2004.

(7)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-121723, filed on December 29, 2004.

(8)	Incorporated by reference from the Annual Report on Form 10-KSB filed on March 31, 2005.

(9)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on May 16, 2005.

(10)	Incorporated by reference from the Registration Statement on Form SB-2, SEC File No. 333-125727.

(11)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on November 14, 2005.

(12)	Incorporated by reference from the Current Report on Form 8-K filed on November 23, 2005.

(13)	Incorporated by reference from the Current Report on Form 8-K filed on April 10, 2006.

(14)	Incorporated by reference from the Annual Report on Form 10-KSB filed on March 31, 2006.

(15)	Incorporated by reference from the Current Report on Form 8-K filed on August 17, 2006.

(16)	Incorporated by reference from the Registration Statement on Form SB-2, SEC File No. 333-131386.

(17)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on August 14, 2006.

(18)	Incorporated by reference from the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-131386 filed on May 10, 2006.

ITEM 28. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarpon Springs in the State of Florida on October 26, 2006.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Peter W. DeVecchis, Jr. and Gary M. Laskowski and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter W. DeVecchis, Jr.	President	October 26, 2006
Peter W. DeVecchis, Jr.	(Principal Executive Officer)

/s/ Sam Occhipinti	Sam Occhipinti	October 24, 2006
Sam Occhipinti	(Principal Financial and Accounting Officer)

/s/ Jonathan Betts	Director	October 25, 2006
Jonathan Betts

/s/ Duane Crisco	Director	October 25, 2006
Duane Crisco

/s/ Michael D’Amelio	Director	October 25, 2006
Michael D’Amelio

/s/ Gary M. Laskowski	Director	October 26, 2006
Gary M. Laskowski

/s/ David Parcells David Parcells	Director	October 24, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated 2003 Stock Option Plan

10.40
Agreement dated as of September 30, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter, Pascal Partners, LLC, Steven Kilponen and Millennium Trust Co. LLC Custodian FBO Joseph Cooper Rollover IRA 90M020013

10.41
Securities Purchase Agreement dated as of August 17, 2006, by and among Solomon Technologies, Inc., Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, Anthony F. Intino, II, Allison E. Bertorelli, and Mariano Moran, the holders of Warrants listed on the signature pages thereto and Technipower LLC

10.42	Registration Rights Agreement dated as of August 17, 2006

10.43	Escrow Agreement dated as of August 17, 2006

10.44	Lease Agreement by and between Commerce Park Realty LLC and Power Designs, Inc., as assigned to Technipower LLC

10.45	Loan and Security Agreement dated May 3, 2006 between Technipower LLC and Citizens bank of Massachusetts, as amended

21.1	Subsidiaries of Solomon Technologies, Inc.

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm